As Filed with the Securities and Exchange Commission on August
26, 1997
                              Registration Statement No. 33-37802
=================================================================


                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                  POST-EFFECTIVE AMENDMENT NO. 6
                                TO
                             FORM S-1

                      REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933
                   ---------------------------

                         CERES FUND, L.P.
     (Exact name of registrant as specified in its charter)

                            TENNESSEE
                     (State of Incorporation)

                               6799
     (Primary Standard Industrial Classification Code Number)

                            62-1444129
              (IRS Employer Identification Number)

          889 Ridge Lake Blvd., Memphis, Tennessee 38120
                          (901) 766-4590
  (Address, including zip code, and telephone number, including area code, of registrant's principal offices)

                       Frank L. Watson, Jr.
                  Randell Commodity Corporation
                       889 Ridge Lake Blvd.
                     Memphis, Tennessee 38120
                          (901) 766-4590
    (Name, address, including zip code, and telephone number,
            including area code, of agent for service)
                  -----------------------------

                            Copies to:

                        SAMUEL D. CHAFETZ
                         ROGER S. WOODMAN
                         Waring Cox, PLC
                      50 North Front Street
                            Suite 1300
                    Memphis, Tennessee  38103
                          (901) 543-8000

                 ------------------------------


                         August 25, 1997

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.


/ X  /


The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall there-after become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement


                           CERES FUND, L.P.

          100,000 Units of Limited Partnership Interest
       Offered at Average Net Asset Value per Unit plus 4%

     This Prospectus of Ceres Fund, L.P. (the "Partnership"), amends and restates the previous Prospectus of the Partnership dated September 27, 1996, and in particular discloses certain financial information on the General Partners at December 31, 1996, and updates certain financial information and past performance information of the Partnership through June 30, 1997.

     The Partnership was organized in September, 1990 under the laws of the State of Tennessee to engage in the speculative trading of commodity futures contracts and other commodity interests. The Partnership is offering on a continuous basis (the "Offering") 100,000 units of its limited partnership interests ("Units") for a subscription price equal to the then current Average Net Asset Value per Unit, plus a 4% selling commission. There is a minimum subscription per investor of $2,000 (plus the 4% selling commission), subject to higher minimum investment standards imposed by certain states. All subscriptions are irrevocable. (See "Plan of Distribution" and "The Offering--Subscription Procedure.") Refco, Inc. ("Refco") will act as the futures commission merchant for the Partnership and Randell Commodity Corporation (the "Managing General Partner") and RanDelta Capital Partners, L.P. (the "Financial General Partner") (the "General Partners") are the General Partners of the Partnership. (See "Futures Commission Merchant" and "General Partners.") All trading decisions will be made for the Partnership by Frank L. Watson, Jr., Chairman of the Managing General Partner. (See "General Partners" and "Trading Advisor.") The Units are being offered through various broker dealers which are members of the National Association of Securities Dealers, Inc. ("NASD") on a best-efforts basis without any firm underwriting commitment. (See "Plan of Distribution.")

     No secondary market for the Units exists and Units may not be redeemed for the first six months after they are purchased. Thereafter, a Unit may be redeemed at the Redemption Net Asset Value per Unit thereof as of the end of any calendar quarter upon 10 days prior written notice to the Managing General Partner.
There is a redemption charge of 4%, 3% and 2% of the Redemption Net Asset Value on all redemptions made on or prior to the end of sixth, ninth and twelfth month, respectively, after a Unit is purchased, but not to exceed 5% of the gross purchase price of such Units. This charge will be paid to the Managing General Partner.

                                                               Proceeds to the
                         Price to       Selling Commissions    Partnership
                      the  Public (1)   (1)(2)(3)              (1)(2)(3)
Per Unit (minimum
  purchase 20 Units) (1) $  (2)          $       (2)            $    (2)

Total Maximum
  (100,000 Units)        $  (2)          $       (2)            $    (2)

(Notes to above table on the following page)


THESE ARE SPECULATIVE SECURITIES AND INVOLVE A HIGH DEGREE OF RISK. THESE SECURITIES ARE SUITABLE FOR INVESTMENT ONLY BY PERSONS WHO
CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT.  (SEE "RISK FACTORS"
(Page 6) AND "SUITABILITY OF INVESTMENT AND QUALIFICATION OF
INVESTORS" (Page iv).

THE COMMODITY FUTURES TRADING COMMISSION ("CFTC") HAS NOT PASSED
UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE CFTC
PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    The date of this Prospectus is August 25, 1997
NOTES:



(1) The Units are being offered on a best-efforts basis through members of the NASD participating in the Offering ("Selling Agents"). Selling Agents which are registered or exempt from registration under the Commodity Exchange Act, as amended ("CEA"), will be entitled to receive from Refco a continuing commission based upon the Net Asset Value of the Units sold by each such Selling Agent for continuing services to be provided to purchasers of Units. Continuing services include (i) answering questions regarding daily Net Asset Value and computations thereof, monthly statements, annual reports and tax information provided by the Partnership; (ii) providing assistance to investors in deciding when and whether to redeem their Units; and (iii) general servicing of accounts. The continuing commissions will be paid by Refco from its brokerage commissions for the life of the Partnership, although the rate at which such commissions are charged may change. See "Description of Charges to the Partnership." The Partnership and the General Partners have agreed to indemnify the Selling Agents, the General Partners, the Futures Commission Merchant, the Trading Advisor, and their respective officers, directors, affiliates (as defined) and control persons against certain liabilities (including attorneys' fees). However, no indemnification will be made for liabilities, if any, under federal or state securities laws unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee and the court approves the indemnification, or (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee and the court approves the indemnification, or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and related costs should be made to the indemnitee.

(2) During the Offering, Units subscribed for will be issued at the Average Net Asset Value per Unit as of the first business day of each month plus a selling commission equal to 4% of the subscription amount. Subscriptions must be received 5 days prior to the last day of the month to be admitted on the first business day of the next month. The 4% selling commission will be paid to the Selling Agent as a selling fee. Proceeds from the sale of additional Units (less selling commissions) will be deposited in the Partnership's trading account. Interest earned on such proceeds prior to the closing applicable to such Units will be retained by the Partnership. The selling commission may be waived as to customers of the Managing General Partner and Refco who purchase Units with assets in existing futures accounts. See "Plan of Distribution."

(3) The proceeds of the Offering available to the Partnership and the initial Net Asset Value per Unit have not been reduced for offering expenses. Refco will pay all expenses of the Offering not borne by the Selling Agents. See "Description of Charges to the Partnership."

THE PARTNERSHIP IS SUBJECT TO CONFLICTS OF INTEREST AND MUST PAY
SUBSTANTIAL  CHARGES REGARDLESS OF WHETHER IT EARNS ANY PROFITS.
SEE "CONFLICTS OF INTERESTS" AND "DESCRIPTION OF CHARGES TO THE
PARTNERSHIP."

CERES FUND, L.P. IS NOT A MUTUAL FUND OR ANY OTHER TYPE OF
INVESTMENT COMPANY WITHIN THE MEANING OF THE INVESTMENT COMPANY ACT OF 1940, AND IS NOT SUBJECT TO REGULATION THEREUNDER.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE MATTERS DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER BY ANY PERSON WITHIN ANY JURISDICTION TO ANY PERSON TO WHOM SUCH OFFER WOULD BE UNLAWFUL.

THE PARTNERSHIP MUST FURNISH TO ALL LIMITED PARTNERS, PURSUANT TO APPLICABLE REGULATIONS OF THE CFTC, ANNUAL AND MONTHLY REPORTS COMPLYING WITH CFTC AND NATIONAL FUTURES ASSOCIATION ("NFA") REQUIREMENTS. THE ANNUAL REPORTS WILL CONTAIN FINANCIAL STATEMENTS CERTIFIED AND AUDITED BY INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS, AND THE MONTHLY REPORTS WILL CONTAIN UNAUDITED FINANCIAL INFORMATION, RELATING TO THE PARTNERSHIP.


                  CFTC RISK DISCLOSURE STATEMENT

YOU SHOULD CAREFULLY CONSIDER WHETHER YOUR FINANCIAL CONDITION PERMITS YOU TO PARTICIPATE IN A COMMODITY POOL. IN SO DOING, YOU SHOULD BE AWARE THAT FUTURES AND OPTIONS TRADING CAN QUICKLY LEAD TO LARGE LOSSES AS WELL AS GAINS. SUCH TRADING LOSSES CAN SHARPLY REDUCE THE NET ASSET VALUE OF THE POOL AND CONSEQUENTLY THE VALUE OF YOUR INTEREST IN THE POOL. IN ADDITION, RESTRICTIONS ON REDEMPTIONS MAY AFFECT YOUR ABILITY TO WITHDRAW YOUR PARTICIPATION IN THE POOL.

     FURTHER, COMMODITY POOLS MAY BE SUBJECT TO SUBSTANTIAL CHARGES FOR MANAGEMENT, AND ADVISORY AND BROKERAGE FEES. IT MAY BE NECESSARY FOR THOSE POOLS THAT ARE SUBJECT TO THESE CHARGES TO MAKE SUBSTANTIAL TRADING PROFITS TO AVOID DEPLETION OR EXHAUSTION OF THEIR ASSETS. THIS DISCLOSURE DOCUMENT CONTAINS A COMPLETE DESCRIPTION OF EACH EXPENSE TO BE CHARGED THIS POOL AT PAGE 16 AND A STATEMENT OF THE PERCENTAGE RETURN NECESSARY TO BREAK EVEN, THAT IS, TO RECOVER THE AMOUNT OF YOUR INITIAL INVESTMENT, AT PAGE 20.


     THIS BRIEF STATEMENT CANNOT DISCLOSE ALL THE RISKS AND OTHER FACTORS NECESSARY TO EVALUATE YOUR PARTICIPATION IN THIS COMMODITY POOL. THEREFORE, BEFORE YOU DECIDE TO PARTICIPATE IN THIS COMMODITY POOL, YOU SHOULD CAREFULLY STUDY THIS DISCLOSURE DOCUMENT INCLUDING A DESCRIPTION OF THE PRINCIPAL RISK FACTORS OF THIS INVESTMENT, AT PAGE 6.

     YOU SHOULD ALSO BE AWARE THAT THIS COMMODITY POOL MAY TRADE FOREIGN FUTURES OR OPTIONS CONTRACTS. TRANSACTIONS ON MARKETS LOCATED OUTSIDE THE UNITED STATES, INCLUDING MARKETS FORMALLY LINKED TO A UNITED STATES MARKET, MAY BE SUBJECT TO REGULATIONS WHICH OFFER DIFFERENT OR DIMINISHED PROTECTION TO THE POOL AND ITS PARTICIPANTS. FURTHER, UNITED STATES REGULATORY AUTHORITIES MAY BE UNABLE TO COMPEL THE ENFORCEMENT OF THE RULES OF REGULATORY AUTHORITIES OR MARKETS IN NON-UNITED STATES JURISDICTIONS WHERE TRANSACTIONS FOR THE POOL MAY BE EFFECTED.

     SUITABILITY OF INVESTMENT AND QUALIFICATION OF INVESTORS

     An investment in the Units is suitable only for persons of adequate financial means who have no need for liquidity with respect to this investment and who have sufficient net worth to sustain a loss of the entire investment. Investors accustomed to thinking of limited partnership investments as "tax shelters" should be aware that the Partnership is not intended to and will not have such characteristics.

     The Partnership Agreement contains provisions that place restrictions on the transferability and sale of the Units, including the restriction that the admission of an assignee to the Partnership as a substituted Limited Partner may occur only with the consent of the Managing General Partner. See "Risk Factors - Limited Ability to Liquidate Investment in Units" and "The Limited Partnership Agreement - Restriction on Transfers or Assignments."

     The minimum investment is $2,000, plus a selling commission equal to 4% of the subscribed amount, subject to higher investment standards imposed by certain states. An investor will be required to represent and warrant in the Subscription Agreement, found in the separate Subscription Documents, that he is aware of and can afford the risk of an investment in the Partnership, including the risk of losing his entire investment. Each Investor must also represent that (A) his net worth (exclusive of home, furnishings and automobiles) is at least $150,000 or that (B) he has a net worth of at least $45,000 (exclusive of home, furnishings and automobiles) and that his actual gross income for 1996 and projected gross income for each of 1997 and 1998 is expected to exceed $45,000. Such representations are subject to higher investor suitability standards imposed by certain states. The Managing General Partner may reject any subscription in whole or in part, and all subscriptions are irrevocable.

     Each Investor should consider whether the purchase of a Unit is suitable for him, in the light of his individual investment objectives and his present and expected future financial and tax position and needs. Each Investor is urged to consult a qualified tax advisor in connection with such consideration and give particular attention to the limited liquidity of the Units offered hereby.

TABLE OF CONTENTS

CFTC RISK DISCLOSURE STATEMENT . . . . . . . . . . . . . . . .iii

SUITABILITY OF INVESTMENT AND QUALIFICATION OF INVESTORS . . . iv

SUMMARY OF THE PROSPECTUS. . . . . . . . . . . . . . . . . . . .1

THE OFFERING . . . . . . . . . . . . . . . . . . . . . . . . . .5
     Securities Offered. . . . . . . . . . . . . . . . . . . . .5
     Minimum Subscription. . . . . . . . . . . . . . . . . . . .5
     Subscription Procedure. . . . . . . . . . . . . . . . . . .5
     Plan of Distribution. . . . . . . . . . . . . . . . . . . .5
     Use of Proceeds . . . . . . . . . . . . . . . . . . . . . .6
     Financial Information . . . . . . . . . . . . . . . . . . .6

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . .6

INVESTMENT FACTORS . . . . . . . . . . . . . . . . . . . . . . 12

CONFLICTS OF INTEREST. . . . . . . . . . . . . . . . . . . . . 13

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNERS . . . . . . . 15

DESCRIPTION OF CHARGES TO THE PARTNERSHIP AND PARTNERS . . . . 16
     General Partners. . . . . . . . . . . . . . . . . . . . . 17
     Futures Commission Merchant (REFCO) . . . . . . . . . . . 18
     Selling Agents. . . . . . . . . . . . . . . . . . . . . . 18
     Other . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     Operating Expenses. . . . . . . . . . . . . . . . . . . . 19
     Projected Operating Expenses. . . . . . . . . . . . . . . 19
     Actual Operating Expenses . . . . . . . . . . . . . . . . 20
     Break Even Analysis . . . . . . . . . . . . . . . . . . . 20

BUSINESS OF THE PARTNERSHIP. . . . . . . . . . . . . . . . . . 21

USE OF PROCEEDS. . . . . . . . . . . . . . . . . . . . . . . . 21

CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . 21

DISTRIBUTIONS TO PARTNERS. . . . . . . . . . . . . . . . . . . 21

GENERAL PARTNERS . . . . . . . . . . . . . . . . . . . . . . . 22

PAST PERFORMANCE OF THE PARTNERSHIP. . . . . . . . . . . . . . 24

CAPSULE PERFORMANCE OF CERES FUND, L.P.. . . . . . . . . . . . 24

FUTURES COMMISSION MERCHANT. . . . . . . . . . . . . . . . . . 26

TRADING APPROACH . . . . . . . . . . . . . . . . . . . . . . . 27

TRADING POLICIES . . . . . . . . . . . . . . . . . . . . . . . 29

COMMODITY FUTURES MARKETS. . . . . . . . . . . . . . . . . . . 30

ADJUSTED ASSET VALUE AND NET ASSET VALUE . . . . . . . . . . . 35

ALLOCATION OF PROFITS AND LOSSES . . . . . . . . . . . . . . . 36

REDEMPTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . 37

CERTAIN FEDERAL INCOME TAX ASPECTS . . . . . . . . . . . . . . 39

PURCHASES BY EMPLOYEE BENEFIT PLANS. . . . . . . . . . . . . . 44

THE PARTNERSHIP AGREEMENT. . . . . . . . . . . . . . . . . . . 45

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . 48

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . 49

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . 49

ADDITIONAL INFORMATION . . . . . . . . . . . . . . . . . . . . 49

GLOSSARY OF CERTAIN TERMS AND DEFINITIONS. . . . . . . . . . . 50

Financial Statements of the Partnership as of
  December 31, 1996 and 1995, and for the
  three years ended December 31, 1996. . . . . . . . . . . . .F-1

Unaudited Financial Statements of the
  Partnership as of June 30, 1997 . . . . . . . . . . . . . .F-17

Balance Sheets of Randell Commodity Corporation
  as of December 31, 1996 and 1995 . . . . . . . . . . . . . F-26

Balance Sheet of RanDelta Capital Partners, L.P.
  as of December 31, 1996 and 1995 . . . . . . . . . . . . . F-34

     Exhibit A - Agreement of Limited Partnership
     Exhibit B - Form of Request for Redemption
     Exhibit C - Subscription Documents (included under separate cover)
                    SUMMARY OF THE PROSPECTUS


     The following is a summary of certain provisions of the prospectus which is dated August 25, 1997. This prospectus describes in detail numerous aspects of the Offering which are material to investors, including aspects summarized here, and the entire prospectus must be read and understood by prospective investors. The following summary is therefore qualified in its entirety by reference to the full text of the prospectus.

Partnership

     The Partnership was organized as a limited partnership under the laws of the State of Tennessee on September 19, 1990. The Partnership's principal place of business is located at 889 Ridge Lake Blvd., Memphis, Tennessee 38120, Telephone 901/766-4590. Interests in the Partnership will be continuously offered.

Business

     The Partnership will engage in speculative trading of commodity futures contracts, forward contracts, commodity options and other interests in commodities including, without limitation futures contracts and options on financial instruments, physical commodities and stock indices on organized exchanges in the U.S. and abroad. See "Commodity Futures Market", "Trading Approach" and "Trading Policies."

General Partners

     The General Partners are Randell Commodity Corporation, a Tennessee corporation (the "Managing General Partner"), which will act as the commodity pool operator of the Partnership, and RanDelta Capital Partners, L.P., a Tennessee limited partnership (the "Financial General Partner") (collectively the "General Partners"). Randell Commodity Corporation is the sole general partner of the Financial General Partner. The General Partners' principal place of business is located at 889 Ridge Lake Blvd., Memphis, Tennessee 38120, telephone 901/766-4590. See "The General Partners."

Trading Advisor

     The Partnership's commodity trading activities will be managed by Randell Commodity Corporation, the Managing General Partner (sometimes referred to as the "Trading Advisor"). Pursuant to a management agreement, all trading decisions will be made for the Partnership by Frank L. Watson, Jr., Chairman of Randell Commodity Corporation. Randell Commodity Corporation was incorporated in 1983, and has been a commodity pool operator since 1983 and a commodity trading advisor since 1984. Mr. Watson received a Bachelor of Arts degree from the University of Arkansas and a law degree from Tulane University School of Law in 1965 and is a partner in the law firm Waring Cox, PLC, Memphis, Tennessee. Prior to March 31, 1994, Delta International, Inc. was a trading advisor to the Partnership. See "Trading Advisor."

Futures Commission Merchant

     Refco, Inc. ("Refco"), will serve as the Partnership's futures commission merchant and will provide various clearing and execution services pursuant to the instruction of the Trading Advisor. Refco is a registered futures commission merchant and one of the largest commodity brokers in the world. See "Futures Commission Merchant."

Risks

     Futures, forwards and options trading is speculative, volatile and highly leveraged, and an investment in the Partnership involves substantial risks, including the risk of loss of a Limited Partner's entire investment (including any profits, whether or not distributed). See "Risk Factors." However, subject to certain conditions, if the Average Net Asset Value per Unit declines to 50% or less of the highest Average Net Asset Value per Unit at which Units have been purchased, adjusted for distributions, all trading will be suspended and investors given a chance to redeem their Units before any trading resumes. See "Redemptions."

Conflicts of Interest

     Conflicts of interest exist in the structure and operation of the Partnership's business. These conflicts include conflicts among the Partnership, the General Partners, and the Managing General Partner acting as the Trading Advisor and as commodity pool operator. In addition, no fully independent third party is connected with this offering or the conduct of the business of the Partnership who or which might be in a position to affect the conduct thereof. Also, Refco is acting as the Futures Commission Merchant while its affiliate is the sole limited partner in the Financial General Partner and has provided the assets necessary to enable RanDelta Capital Partners, L.P. to act as Financial General Partner. Selling Agents may also be reluctant to recommend redemption of Units since they would otherwise receive continuing commissions which will be paid from a portion of the brokerage commissions paid by the Partnership to Refco. See "Conflicts of Interest."

Fees and Expenses Payable by the Partnership and Partners

     The Partnership will be subject to substantial charges which are summarized below and described in detail under "Description of Charges to the Partnership and Partners."


  Form of                      Amount of
  Compensation                 Compensation
  Monthly Management           1/3 of 1% per month of Adjusted Asset Value
    Allocation to              attributable to Units held by Limited
    General Partners           Partners (4% annual rate).

  Quarterly Incentive          15% of any Net New Appreciation attributable
    Allocation to              to Units held by Limited Partners
    General Partners

  Redemption Charges to        Units held by Limited Partners will be charged
    General Partners           a 4%, 3% and 2% redemption fee, not to exceed
                               5% of the gross purchase price per Unit on all
                               redemptions made on or prior to the end of the
                               sixth, ninth and twelfth month, respectively,
                               after the purchase of such Units.
Brokerage Commissions          $32.50 per roundturn, estimated to aggregate 30%
  to Futures Commission        of the Partnership's average Net Asset Value,
  Merchant                     determined annually.

Sales Commission to            4% sales commission to the Selling Agent
  Selling Agents               responsible for a sale of Units.

Brokerage Commissions          Selling Agents who are also appropriately to
Selling Agents                 registered or e  xempt from registration as
                               futures commission merchants, will be paid by
                               Refco from its Brokerage Commissions as of
                               the first day of each month .4167% (5% per
                               annum) of the Net Asset Value of the Units
                               as a continuing ("trail") commission for
                               continuing services related to the purchase
                               of Units.  This fee is payable monthly.

Periodic legal, accounting,    Estimated to aggregate 1.5% of the Partnership's
 auditing, postage, and other  average Net Asset Value per year, adjusted
 communication expenses,       periodically.
 and all extraordinary
 and filing fees of the
 Partnership.


  The Partnership will pay substantial fees to the General
Partners and will pay substantial commodity brokerage commissions to Refco. The General Partners will receive a monthly Management Allocation equal to 1/3 of 1% (4% per annum) of the Adjusted Net Asset Value (as defined in the Partnership Agreement) attributable to Units held by Limited Partners, plus a quarterly Incentive Allocation of 15% of any Net New Appreciation (as defined) attributable to Units held by Limited Partners. Refco will be paid $32.50 per roundturn as brokerage commissions, plus any applicable exchange and NFA fees. 50% of such brokerage commissions will be paid to Refco upon the opening of a position and 50% will be paid upon the closing of a position. Brokerage commissions are estimated to equal 30% of average Partnership Net Asset Value per year, but depending upon the volume of trading and market conditions, may equal or exceed the average Net Asset Value in any year. For example, if the Partnership was averaging brokerage commissions equal to 50% of Net Asset Value and suffered a 50% loss in a given period of time, the brokerage commissions could, accordingly, equal 100% of such Net Asset Value. The Partnership's assets will earn interest from Refco on 100% of the average daily equity maintained in cash in the Partnership's trading account at a rate equal to 80% of the average yield on the 13-week U.S. Treasury Bills issued during each month. There is a redemption charge of 4%, 3% and 2% of the Redemption Net Asset Value on all redemptions made on or prior to the sixth, ninth and twelfth month, respectively, after a Unit is purchased, but not to exceed 5% of the gross purchase price of such Units. This charge will be paid to the General Partner. Periodic legal, accounting, auditing, filing fees and other expenses are estimated to be approximately 1.5% of the Net Asset Value of the Partnership per year. Such fees shall be adjusted periodically. See "Description of Charges to the Partnership and Partners" and "Adjusted Asset Value and Net Asset Value."


Break Even Analysis

  The following takes into account all fees and expenses enumerated above, and is expressed in a dollar amount and as a percentage of a $2,000 investment.

                                                       Percentage of
Description of Charges         $2,000 Investment    $2,000 investment
Syndication and Selling Expense                                                  $  80                   4%

Management Fee                         80                   4

Incentive Fee (15% of Net
New Appreciation)                      27                1.35

Fund Operating Expense                 40                   2

Brokerage Commission
   and Trading Fee                    600                  30



Less Interest Income                 (100)                 (5)
                                    -------               ------
Redemption Charges                    100                   5
                                    -------               ------
Estimated Break Even Level
   after Redemption Charges           $827                 41.35%
                                    =======               ======

Trading Approach

  The Trading Advisor believes that the greatest profits are realized by futures traders who concentrate on major moves in a particular commodity or commodity complex. The Trading Advisor will attempt to identify these opportunities through the utilization of registered commodity representatives who specialize in a single commodity or commodity complex and will apply a combination of fundamental and technical analyses using the Trading Advisor's proprietary Base Capital Asset Management System and Campaign Strategies Trading System in managing risk and selecting trades. These trading devices are, respectively, asset management and market timing devices. See "Trading Approach" and "Trading Policies."

Redemption of Units

  Units may not be redeemed during the first six months after they are purchased. Thereafter, investors may redeem their Units at the Redemption Net Asset Value per Unit as of the end of any calendar quarter upon 10 days prior written notice to the Managing General Partner. Redemption Net Asset Value per Unit is calculated by, among other items, deducting accrued brokerage commissions. There is a redemption charge of 4%, 3% and 2% of the Redemption Net Asset Value on all Units redeemed at the end of the sixth month, and on or prior to the end of the ninth and twelfth month, respectively, after they are purchased, but not to exceed 5% of the gross purchase price of such Units. See "Redemptions."

Distributions

  Distributions of profits, if any, will be made solely at the discretion of the Managing General Partner. The Managing General Partner intends to make distributions only if substantial profits are realized by the Partnership and only if the Average Net Asset Value per Unit is at least $100 after the distribution. Subject to the foregoing, the Managing General Partner intends to make annual cash distributions in such amounts as will approximate a Partner's tax liability with respect to Partnership income for the fiscal year immediately preceding such distribution. See "Distributions to Partners." Each Limited Partner will be required to include his share of profits into income for tax purposes regardless of whether any distributions are made. See "Distributions to Partners" and "Certain Federal Income Tax Aspects."

Stop Loss Provision

  Subject to conditions set forth in the Partnership Agreement, if the Average Net Asset Value Per Unit has decreased to 50% or less of the highest Average Net Asset Value at which Units have been purchased, adjusted for all distributions, the Managing General Partner will liquidate all open positions as expeditiously as possible, suspend trading and set a Special Redemption Date. Limited Partners would then have the opportunity to withdraw or remain in the Partnership. If the Partnership resumes trading after a Special Redemption Date, subsequent Special Redemption Dates would occur if the Average Net Asset Value per Unit declines to 50% or less of the highest Average Net Asset Value per Unit at which Units have been purchased since the previous Special Redemption Date (or the Average Net Asset Value per Unit at such previous Special Redemption Date, if higher), adjusted for distributions. See "Redemptions."

Accounting for Unit Value

  For the purpose of calculating Average Net Asset Value per
Unit for sales during the Offering or Redemption Net Asset Value per Unit for redemption purposes, there are no organizational and offering expenses to be included. For purposes of calculating Average Net Asset Value per Unit, accrued brokerage commissions will be excluded, but such commissions will be included for purposes of calculating Redemption Net Asset Value per Unit. All such calculations will be made as of the first day of the
applicable month.   See "Adjusted Asset Value and Net Asset
Value" and "Redemptions."

Fiscal Year

  The fiscal year of the Partnership is the calendar year.

Termination of Partnership

  Under the Partnership Agreement, the Partnership will terminate on the earlier of December 31, 2020, or the occurrence of certain events. See "The Partnership Agreement."

Glossary of Certain Terms and Definitions

  Knowledge of certain terms and concepts relating to this Offering is necessary for a potential investor to determine whether to invest in the Partnership. See "Glossary of Certain
Terms and Definitions."



                           THE OFFERING

Securities Offered

  The Partnership has registered a maximum of 100,000 Units of limited partnership interest. As of June 30, 1997, the Partnership had 29,723 Units outstanding. Under certain conditions, the Managing General Partner may increase the number of Units to 500,000 and make additional public or private offerings of Units. See "Plan of Distribution."

Minimum Subscription

  The minimum subscription is $2,000, plus a selling commission of 4% of the Average Net Asset Value per Unit purchased, subject to higher minimums imposed by certain state securities laws. See
"Plan of Distribution".

Subscription Procedure

  In order to purchase Units, an investor must (i) complete and execute the Subscription Agreement found in the separate Subscription Documents, and the power of attorney attached thereto and (ii) deliver or mail the Subscription Agreement, the power of attorney forms and a check made payable to Ceres Fund, L.P. for the full purchase price of the Units subscribed for to the Selling Agent, which will forward the check and the other Subscription Documents to Randell Commodity Corporation, 889 Ridge Lake Boulevard, Memphis, Tennessee 38120. The power of attorney must be notarized. The minimum subscription is $2,080 (which includes the 4% per Unit sales commission). During the Offering, the number of Units purchased will be determined based on the current Average Net Asset Value per Unit, plus the 4% sales commission. The minimum subscription is subject to higher minimums imposed by certain state security laws. See "Plan of Distribution."

Plan of Distribution

  The Units are being offered and sold by the Partnership on a best efforts basis through its Selling Agents who are members of the NASD on a best efforts basis. The Partnership will continue to sell Units valued as of the beginning of each month at the then current Average Net Asset Value per Unit, plus a selling commission of 4% of the subscription amount until the maximum number of Units offered have been sold. Subscriptions must be received 5 days prior to the last day of the month to be admitted on the first business day of the next month. Fractional Units will be issued. Selling commissions may be waived as to customers of the Managing General Partner or Refco who convert their existing futures accounts into the purchase of Units. The General Partners will maintain an interest in the Partnership not less than 1% of total Partnership capitalization. As of June 30, 1997, the Managing General Partner beneficially owned approximately $3,000 or .05% and the Financial General Partner beneficially owned approximately $321,000, or 5.72%, of the Partnership. See "Plan of Distribution."

Use of Proceeds

  The net proceeds of this Offering will be deposited in the Partnership's commodity trading account with Refco to be used for trading in futures contracts and other futures interests. See "Use of Proceeds", "Trading Approach" and "Trading Policies."

Financial Information

  Financial information concerning the Partnership is set forth at page F-1 hereto. Financial information concerning the Managing
General Partner and the Financial General Partner is set forth at pages F-28 and F-36 hereto.



                           RISK FACTORS

  The Partnership will be in a high risk business and a prospective investor should consider the risk factors described in the CFTC Risk Disclosure Statement set forth on page iii and the following risks before subscribing for Units:

Risks Relating to Commodity Futures Trading and the Commodity
Futures Markets

  Commodity Futures Trading is Volatile. A principal risk in commodity futures trading is the traditional volatility (rapid fluctuation) in the market prices of commodities. Price movements of commodity futures are influenced by, among other things: changing supply and demand relationships; weather; agricultural, trade, fiscal, monetary and exchange control programs and policies of governments; national and international political and economic events and policies; and changes in interest rates. See "Commodity Futures Markets."

  The volatility associated with commodities futures trading is evident based on the varying rates of return earned by the Partnership over the past five years. See "Past Performance of the Partnership." Further, past performance is not necessarily indicative of future performance. In May 1994, the Managing General Partner became the sole Trading Advisor for the Partnership. Prior to May 1994, the Managing General Partner and Delta International, Inc. acted as co-trading advisors to the Partnership. See "The General Partners--Departure of Delta International, Inc." It should not be assumed that trading decisions made by the Trading Adviser in the future will avoid substantial losses, no less be profitable or result in performance for the Partnership comparable to the Trading Advisor's or Delta International, Inc.'s past performance.

  Moreover, in a single adviser fund such as the Partnership where the Trading Advisor makes all of the trading decisions, volatility may increase as compared to a fund with several trading advisers (assuming such advisers are non-correlated with each other) and, therefore, collectively have diversified risk to a greater extent.

  Commodity Futures Trading is Highly Leveraged. Commodity futures contracts are traded on margins which typically range from about 4% to 10% of the value of the contract. This produces an extremely high degree of leverage. As a result, a relatively small price movement in the commodities futures may result in immediate and substantial losses to the investor. Accordingly, like other leveraged investments, any purchase or sale of commodity futures contracts may result in losses in excess of the amount of margin deposits required. The Partnership may lose more than its initial margin deposit on a trade, but Limited Partners are not subject to losses in excess of their investment in the Partnership plus profits, if any (including distributions and, in certain circumstances, amounts received upon redemption of Units), together with interest thereon. See "Commodity Futures Markets - Margins" and "The Partnership Agreement." The margin to equity ratio of the Partnership is approximately 30%, which is greater than most commodity pools. The greater the Partnership's margin to equity ratio, the greater the volatility in the Partnership's Net Asset Value and, consequently, the greater the potential losses to investors.

  Commodity Futures Trading May be Illiquid. Commodity exchanges limit fluctuations in commodity futures contract prices during a single day by regulations referred to as "daily price fluctuation limits" or "daily limits." During a single trading day no trades may be executed at prices beyond the daily limit. Once the price of a futures contract for a particular commodity has increased or decreased by an amount equal to the daily limit, positions in the commodity can be neither taken nor liquidated unless traders are willing to effect trades at or within the limit. Commodity futures prices have occasionally moved to the daily limit for several consecutive days with little or no trading. Similar occurrences could prevent the Partnership from promptly liquidating unfavorable positions and subject the Partnership to substantial losses. See "Commodity Futures Markets - Regulation."

  Forward Contracts. Trading in forward contracts is not regulated by the CFTC and such contracts are not traded on or guaranteed by an exchange or its clearing house. Rather, banks and dealers act as principals in the forward contract markets. Consequently, there are not requirements with respect to recordkeeping, financial responsibility or segregation of customer funds and positions. If the Partnership trades in forward contracts, it will be subject to the failure, inability or refusal to perform a forward contract by a counter-party to such forward contract. The default of a party with which the Partnership had entered into a forward contract would deprive the Partnership of any profit potential or force the Partnership to cover its commitments for resale, if any, at the market price then current. See "Commodity Futures Markets-Forward Trading."

  Options. Each option on a commodity futures contract or physical commodity is a right, purchased for a certain price, to either buy or sell a commodity futures contract or physical commodity during a certain period of time for a fixed price. Although successful commodity options trading requires many of the same skills as does successful commodity futures trading, the risks involved are somewhat different. For example, if the Partnership buys an option (either to sell or purchase a futures contract or commodity), it will pay a "premium" representing the market value of the option. Unless the price of the futures contract or commodity underlying the option changes and it becomes profitable to exercise or offset the option before it expires, the Partnership may lose the entire amount of such premium. Conversely, if the Partnership sells an option either to sell or purchase a futures contract or commodity, it will be credited with the premium but will have to deposit margin due to its contingent liability to take or deliver the futures contract or commodity underlying the option in the event the option is exercised. Sellers of options are subject to the entire loss which occurs in the underlying futures position or underlying commodity (less any premium received). See "Commodity Futures Markets-Options."

Risks Relating to the Partnership and the Offering of Units

  General Partners' Financial Condition. Although the General Partners' net worth is not a significant consideration in connection with the Partnership's ability to meet its obligations (because such obligations will typically be substantially larger than such net worth), the General Partners' net worth is a significant consideration in connection with their ability to continue to act as such. The General Partners and their principals will devote only so much of their time to the affairs of the Partnership as they in their sole discretion deem necessary. In addition, the General Partners intend to become the general partner in other commodity pool limited partnerships. If the General Partners were unable to continue their operations, it would be necessary for the Partnership to find a substitute general partner and/or trading advisor in order to continue the Partnership's operations. See "The Partnership Agreement -- Dissolution and Liquidation" and "Financial Statements" with respect to capitalization of the General Partners.

  Substantial Charges to the Partnership. The Partnership is obligated to allocate and pay to the General Partners a monthly Management Allocation equal to 1/3 of 1% (4% annual) of the Adjusted Asset Value of the Partnership attributable to Units held by the Limited Partners, and a quarterly Incentive Allocation equal to 15% of Net New Appreciation attributable to Units held by the Limited Partners, and brokerage commissions and other charges (including, legal, accounting, auditing, postage, communication expenses and other extraordinary expenses) regardless of whether the Partnership realizes any profits. Such other charges to which the Partnership is subject are estimated at 1.5% of the Partnership's net assets per year. The Partnership could, therefore, be required to make gross trading profits of a substantial magnitude per year to avoid depletion of Partnership assets from these charges. See "Description of Charges to the Partnership and Partners."

  Brokerage Commissions. Employment of the trading systems described under "Trading Approaches" may result in active trading during periods of high volatility and erratic markets.
Therefore, the Managing General Partner can neither anticipate nor predict that more trading will occur than normal. The gross trading performance may be required to increase substantially in order to avoid depletion of the Partnership's Net Asset Value from brokerage commissions. Depending on the volume of trading and market conditions, brokerage commissions could be as much as average Net Assert Value. For example, if the Partnership were averaging brokerage commissions equal to 50% of Net Asset Value and suffered a 50% loss in a given period of time, the brokerage commissions could, accordingly equal 100% of such Net Asset Value. In addition, there is a conflict of interest for Selling Agents in advising Limited Partners regarding their investment in or redemption of Units. The Selling Agents will be paid continuing commissions each month equal to .4167% (5% per annum) of the Net Asset Value of those Units they have sold that remain outstanding. Accordingly, there is an incentive for the Selling Agents to advise Limited Partners to remain in the Partnership so that the Selling Agents may continue to receive such additional compensation. See "Conflicts of Interest" and "Description of Charges to the Partnership."

  Possible Claim Against Limited Partners. If the assets of the Partnership and the General Partners are insufficient to discharge the obligations of the Partnership, the Partnership may have a claim against a Limited Partner for the repayment of any cash distributions received by him (including distributions made on redemption of Units), with interest, but only to the extent that such obligations arose before the distributions. See "The Partnership Agreement - Liability of Limited Partners."

  Limited Partners Will Not Participate in Management. Pur-chasers of the Units will not be entitled to participate in the management of the Partnership or the conduct of its business, but they do have limited voting rights. See "The Partnership
Agreement - Management of Partnership Affairs."

  Limited Ability to Liquidate Investment in Units. A Limited Partner may not transfer his Units except in accordance with the Partnership Agreement. No market exists for the sale of Units and none is likely to develop. In addition, a transferee of a Unit can only become a substituted Limited Partner with the Managing General Partner's consent.

  A Limited Partner may require the Partnership to redeem (under certain circumstances) any or all of his Units at the Redemption Net Asset Value per Unit, as of the last day of any calendar quarter on 10-days' written notice to the Managing General Partner. However, Limited Partners will have no right to redeem Units until the end of the calendar quarter which occurs 6 months after the date of purchase. Thus, despite the fact that a Limited Partner may believe it is in his best interests to liquidate his investment in the Partnership during the first 6 to 8 months from purchase, the Limited Partner will be required to remain invested in the Partnership during such period of time. See "Redemptions."

  Possible Effect of Redemptions on Unit Values. Because a request for redemption, to be effective, must be submitted at least 10 days prior to the end of the calendar quarter for which redemption is sought, the Redemption Net Asset Value per Unit could decrease significantly, as well as increase, between the date on which the request is submitted and the date redemption occurs. If a substantial number of requests for redemption were received by the Partnership during a relatively short period of time, it is possible that the Partnership would be unable to satisfy the requests from uncommitted funds. It could become necessary, consequently, to liquidate commodity positions prior to the time liquidation would be dictated by the Trading Advisor's strategies, which could adversely affect the Redemption Net Asset Value per Unit not only for Partners redeeming Units but for the remaining Partners as well. See "Redemptions."

  Conflicts of Interest. Conflicts of interest exist in the structure and operation of the Partnership's business. These conflicts include conflicts among the Partnership, the General Partners, and the Managing General Partner acting as the Trading Advisor and as commodity pool operator. In addition, no fully independent third party is connected with this Offering or the conduct of the business of the Partnership who or which might be in a position to affect the conduct thereof. Also, Refco is acting as the Futures Commission Merchant while its affiliate is the sole limited partner in the Financial General Partner and has provided the assets necessary to enable that General Partner to act as Financial General Partner. Selling Agents may also be reluctant to recommend redemption of Units since they would otherwise receive a portion of the brokerage commissions paid by the Partnership to the Futures Commission Merchant. See "Conflicts of Interest."

  Absence of Regulation Applicable to Securities Mutual Funds and their Advisers. The Partnership has not registered as a securities investment company, or "mutual fund," and is not subject to the extensive regulation of the Securities and Exchange Commission imposed upon such entities under the Investment Company Act of 1940. In addition, the General
Partners are not registered under the Investment Advisers Act of 1940 (or any similar state law). Therefore, investors may not be accorded the protective measures provided by such legislation.
See "The Limited Partnership Agreement-Termination of the
Partnership." The Managing General Partner is registered with the CFTC as a commodity pool operator and as a commodity trading advisor. See "Commodity Futures Markets-Regulation." Any determination that the Partnership be required to register as an investment company under the Investment Company Act of 1940 could have serious adverse consequences for the Partnership, the Managing General Partner and the Limited Partners, including termination of the Partnership. See "The Partnership Agreement-Termination of the Partnership."

Risks Relating to the Trading Advisor and the Trading Approach

  Trading Decisions Based on Fundamental and Technical Analysis. Trading decisions of the Trading Advisor on behalf of the Partnership will be based primarily on "fundamental" market analysis with attention to certain technical analysis and strategies. Fundamental market analysis examines external factors such as government policies, national and international political and economic events, changing crop prospects and similar factors, which affect the supply and demand for a particular commodity, in order to anticipate future prices.

  Technical analysis is based on the theory that a study of the markets themselves will provide sufficient information for the anticipation of future prices. Technical analysis involves studies of price levels and movements, volume level and open-interest figures and utilizes charts, computer assistance and other statistical methods to attempt to distinguish market patterns and trends based primarily upon price behavior within the market itself. Technical analysis is generally considered helpful in determining the timing of position taking and the appropriate moment to enter or exit a particular market, but may be unable to respond to fundamental changes until after their impact has ceased to influence the market. While computer programs are generally utilized, the use of computer programs in developing, operating or assisting a trading system does not assure the success of the trading method. In utilizing the proprietary technical methods, the Trading Advisor will utilize its own and others' computer programs for analysis and generating signals for trading. Other technical services such as charts and other index calculations will also be observed and utilized. The utilization of these factors may be qualitative and not quantitative; therefore, the Trading Advisor will exercise a significant degree of discretion in connection with the application of the Partnership's trading strategies.

  The profitability of diversified technical and fundamental trading systems depends upon major price moves or trends in some commodities. In the past, there have been periods without major price moves or trends and, presumably, such periods will continue to occur. The best trading systems will not be profitable if there are no major price moves or trends of the kind the systems seek to identify. No assurance can be given that the Trading Advisor will be successful in executing the Partnership's trading strategy.

  Possible Effects of Trend-Following Systems. Commodity trading systems employing exclusively trend-following timing signals, based either exclusively on fundamental or technical analysis or on a combination thereof, are numerous. If many traders follow very similar systems, bunching of buy and sell orders can occur, which makes it more difficult for a commodity position to be taken or liquidated. For example, "program traders", who arbitrage between the "cash" and futures stock index markets, will tend, as a group, to buy stock index futures when the futures are priced at a discount to the "cash" markets and to sell stock index futures when the reverse is the case.
The effect of such "group" or "program trading" on the success of the Trading Advisor's trading approaches, although too difficult to predict, may be adverse.

  Possible Effects of Speculative Position and Trading Limits. The CFTC and commodity exchanges have established limits referred to as "speculative position limits" on the maximum net long or net short position which any person may hold or control in particular commodities, and certain commodity exchanges have established limits referred to as "trading limits" on the maximum number of contracts which any person may trade on a particular trading day. In addition the CFTC requires contract markets to set speculation position limits on all futures contracts. See "Commodity Futures Markets - Regulation." All commodity accounts managed by the General Partners, including the Partnership's account, may be required to be combined for position and trading limit purposes. The Managing General Partner believes that established position and trading limits will not adversely affect the Partnership's contemplated trading. However, it is possible that the trading decisions of the Managing General Partner may have to be modified and that positions held by the Partnership may have to be liquidated in order to avoid exceeding such limits. Such modification or liquidation, if required, could adversely affect the operations and profitability of the Partnership.

  The Managing General Partner as Trading Advisor - Termination. The Managing General Partner, acting as the trading advisor, will make the trading decisions for the Partnership. If the Managing General Partner is unable to continue its operations, or if the Managing General Partner were removed as a General Partner of the Partnership, it would be necessary for the Partnership to find a substitute trading advisor in order to continue the Partnership's operations.

  Trading on Foreign Exchanges and Currency Exchange Rate Fluctuations. The Trading Advisor may engage in trading on foreign exchanges and other markets located outside of the U.S. ("Foreign Markets") on behalf of the Partnership. There is no limit to the percentage of Partnership assets which may be committed to trading on Foreign Markets. Neither CFTC regulations nor regulations of any other U.S. Governmental agency apply to the actual execution of transactions on Foreign Markets. Some Foreign Markets, in contrast to domestic exchanges, are "principals' markets" in which performance is the responsibility only of the individual member with whom the trader has entered into a commodity transaction and not of the exchange or clearing corporation. In such case, the Partnership will be subject to the risk of the bankruptcy or other inability of, or refusal, by such member or the counter-party to perform with respect to such transactions. For example, in the past, certain members of the tin market of the London Metal Exchange failed to perform their obligations under outstanding tin contracts, resulting in a prolonged suspension of trading, and, ultimately, a closing of that market and settlement of outstanding positions at an artificial price level dictated by the London Metal Exchange. As a result, a number of commodity traders suffered substantial losses and other substantial reductions of the profits which they would otherwise have realized. In effect, therefore, due to the absence of a clearinghouse system on many foreign markets, such markets are significantly more susceptible to disruptions (such as that which occurred on the London Metal Exchange's tin market) than on the United States exchanges. See "Commodity Futures Markets-Commodity Regulation" and "CFTC Risk Disclosure Statement."

  Furthermore, because the Partnership will determine Net Asset Value per Unit in United States dollars, with respect to trading on foreign markets the Partnership will be subject to the risk of fluctuation in the exchange rate between the local currency and dollars and to the possibility of exchange controls. Unless the Partnership hedges itself against fluctuations in exchange rates between the United States dollar and the currencies in which trading is done on such foreign exchanges, any profits which the Partnership might realize in such trading could be eliminated as a result of adverse changes in exchange rates and the Partnership could even incur losses as a result of any such changes. See "Commodities Futures Markets-Commodity Regulations" and "CFTC Risk Disclosure Statement."

  Although the CFTC is prohibited by statute from promulgating rules which govern in any respect any rule, contract term or action of any foreign commodity exchange, the CFTC has adopted regulations to regulate the sale of foreign futures contracts and foreign options within the United States. These regulations may restrict the Partnership's access to foreign markets by limiting the activities of certain participants in such markets with whom the Partnership could otherwise have traded.

  New Futures and Options Contracts. Only those futures and options on futures contracts designated or approved for trading by the CFTC may be domestically traded by the Partnership. Periodically, the CFTC may approve and designate additional futures and options contracts. If the Trading Advisor determines that it may be advantageous to trade in such new futures and options contracts, it may do so. Because such futures and options contracts will be new, there can be no assurance that the trading approach of the Trading Advisor will be able to utilize any such contracts. The markets in new futures and options contracts, moreover, historically have been both illiquid and highly volatile for some period of time after trading begins. This presents both significant profit potential and a corresponding high risk potential for any such contracts that are traded. See "Commodity Markets."

Taxation Risks

  Possibility of Taxation as a Corporation. The tax consequences of an investment in the Partnership are dependent upon the Partnership being characterized as a partnership for federal income tax purposes and not as an association taxable as a corporation. No ruling has been obtained or will be sought by the Partnership from the Internal Revenue Service (the "Service") as to its classification for tax purposes, or with respect to any of the projected tax consequences set forth in this Prospectus. The Partnership will instead rely in this regard upon an opinion of its counsel. This opinion is based, in part, upon the General Partners' representation that 90% or more of the Partnership's gross income will constitute "qualifying income" for purposes of
Section 7704 of the Internal Revenue Code of 1986, as amended (because otherwise the Offering and redemption features of the Partnership would likely will cause it to be classified as a "publicly-traded partnership"). Such opinion is not binding on the Service. The facts and authorities relied upon by counsel in their opinion may change in the future. If the Service determines that the Partnership is an association taxable as a "corporation", there would be severe adverse tax consequences to the Limited Partners. No representation or warranty of any kind is made with respect to any tax consequences relating to the business of the Partnership. See "Certain Federal Income Tax Aspects."

  Possible Changes in the Tax Code. In recent years, the federal income tax laws have undergone repeated and substantial changes, a number of which have been materially adverse or potentially adverse, to investments such as the Partnership. It is impossible to predict what the effect of future changes in the federal income tax laws will be on an investment in the Partnership. Change, if any, may be retroactive to transactions entered into or completed prior to the effective date thereof and could have a material impact on the tax treatment of the transactions entered into by the Partnership. Potential Limited Partners should seek the advice of their own tax advisors with respect to the impact of the recent changes in the federal income tax laws, as well as the impact of any future proposed tax legislation, or administrative or judicial action. See "Certain Federal Income Tax Aspects."

  "Passive" Losses. Any income derived from the Partnership's trading activities, as well as interest income earned by the Partnership, will constitute "portfolio income" or other income not from a passive activity, which means that losses resulting from a Limited Partner's other passive activities (including most "tax shelter" limited partnerships) cannot be offset against such income. See "Certain Federal Income Tax Aspects."

  Partners' Tax Liability in Excess of Cash Distributions. The Partnership is not required to distribute profits. If the Partnership has taxable income for a fiscal year, such income will be taxable to Limited Partners in accordance with their distributive shares of the Partnership's profits, irrespective of whether such profits have been distributed to them. Accordingly, taxes payable by Limited Partners for any profits of the Partnership may exceed any distributions received from the Partnership. See "Certain Federal Income Tax Aspects."

  Management and Incentive Allocations Payable to the General Partners. Miscellaneous itemized expenses of an individual taxpayer are deductible only to the extent the aggregate amount of these expenses exceed 2% of his adjusted gross income. This 2% floor will apply to a Partner's indirect deduction of Partnership "investment advisory fees." The General Partners, in the absence of further clarification by legislation, the promulgation of regulations or judicial or administrative interpretation, intends not to treat any part of the Management and Incentive Allocations as "investment advisory fees." The tax position which the General Partners intend to take could result in Limited Partners being required to file amended tax returns and pay additional taxes plus interest and penalties. The General Partners will determine, in their sole discretion and without consulting with Limited Partners, how to treat the Management and Incentive Allocations, as well as other Partnership expenses, for federal income tax purposes. See "Certain Federal Income Tax Aspects."

  Continuing Commissions. The Internal Revenue Service may contend that a portion of the brokerage commissions paid by the Partnership to Refco constitute nondeductible syndication expenses under the theory that such commissions are to reimburse Refco for its advance of the Partnership's organizational and offering expenses, or because Selling Agents will receive compensation from Refco on an ongoing basis from a portion of the commodity brokerage commissions paid by the Partnership. If the Service were successful in this regard, the Partnership would be required to capitalize such amounts, thereby increasing the amount of gain (or reducing the amount of loss) allocable to the Partners with respect to the Partnership's trading activities. See "Certain Federal Income Tax Aspects."

  Possibility of Tax Audit. There can be no assurance that the Partnership's tax returns will not be audited by the Service or that adjustments to such returns will not be made as a result of such an audit. Uncertainty concerning the federal tax status of certain positions taking by the Partnership may increase the likelihood that the Partnership's returns will be audited by the Service. If an audit results in an adjustment, Limited Partners may be required to file amended returns (which may themselves also be audited) and to pay additional taxes plus interest and penalties. See "Certain Federal Income Tax Aspects."

  THE FOREGOING LIST OF RISK FACTORS DOES NOT PURPORT TO BE A COMPLETE EXPLANATION OF THE RISKS INVOLVED IN THIS OFFERING. POTENTIAL INVESTORS SHOULD READ THE ENTIRE MEMORANDUM BEFORE DETERMINING TO PURCHASE UNITS AND SEEK ADVICE FROM QUALIFIED INDEPENDENT COUNSEL.

                        INVESTMENT FACTORS

  Limited Partners will be able to obtain certain advantages which might otherwise be unavailable to them if they were to engage directly in commodity transactions. Among these are the following:

  Limited Liability. Unlike an individual investor engaging in speculative commodity trading for his own account, a Limited Partner cannot lose more than the amount of his investment (and profits together with distributions and interest thereon) and will not personally be subject to margin calls (See "The Partnership Agreement" and "Commodity Futures Trading - Margins").

  Investment Diversification. An investor who is not prepared to spend substantial time trading commodity futures contracts may, nevertheless, participate in these markets through the Partnership, thereby obtaining diversification in his investment portfolio. It may be that the profit potential of the Partnership will not depend upon favorable general economic conditions, and that it will be as likely to be profitable during periods of declining stock, bond and real estate markets as at any other time; conversely, it may be unprofitable or profitable during periods of generally favorable economic conditions.

  Trading Management. Trading decisions will be made for the Partnership by the Trading Advisor. The Trading Advisor is a registered commodity trading advisor with the CFTC and the NFA. The Trading Advisor will manage the investments as described in this Prospectus. See "Trading Approach" and "Trading Policies."

  Interest Earned. The Partnership assets will earn interest from Refco on 100% of the average daily equity maintained in cash in the Partnership's trading account at a rate equal to 80% of the average yield on thirteen week U.S. Treasury Bills issued during each month. An individual trader generally would not receive any interest on the funds in his commodity account unless he committed substantially more than the minimum investment in the Partnership.

  Independence of Trading Advisor from Broker. The Trading Advisor, who will make all trading decisions for the Partnership, will receive the Management Allocation and Incentive Allocation from the Partnership and will not participate in brokerage commissions on the Partnership account. Refco as the Futures Commission Merchant charges commissions but has no authority to make trading decisions and executes trades only at the direction of the Trading Advisor. Refco will not participate in Management or Incentive Allocations. See "Conflicts of Interest."

                      CONFLICTS OF INTEREST

  The following relationships may involve inherent conflicts of interest which should be considered by prospective purchasers of
Units:

  Accounts of Affiliates of the Futures Commission Merchant.
The officers, directors and employees and associated persons of Refco trade in commodity futures contracts for their own accounts. The results of any such trading will not be available for inspection by Limited Partners. In addition, Refco is a registered futures commission merchant and executes transactions in commodity futures contracts for its customers. See "The Futures Commission Merchant." Thus, it is possible that Refco could execute transactions for the Partnership in which the other parties to the transactions are its officers, directors, employees or customers. Such persons might also compete with the Partnership in making purchases or sales of contracts without knowing that the Partnership is also bidding on such contracts.

  The Selling Agents. Pursuant to the Selling Agreement among the Partnership, the General Partners and each of the Selling Agents, those Selling Agents which are registered or exempt from registration as futures commission merchants ("FCMs") or introducing brokers ("IBs") under the CEA will be paid commissions by the Partnership for the sale of Units. Selling Agents who are appropriately registered or exempt from registration as futures commission merchants, introducing brokers or associated persons will be paid continuing ("trail") commissions by Refco for continuing services related to the purchase of Units so long as those Units remain issued and outstanding. SELLING AGENTS MAY HAVE A CONFLICT OF INTEREST IN ADVISING LIMITED PARTNERS AS TO WHETHER THEY SHOULD REDEEM UNITS BECAUSE OF THE AGENTS' INCENTIVE TO OBTAIN SUCH CONTINUING COMPENSATION.

  Other Activities and Accounts of the General Partners and their Affiliates. The Managing General Partner trades, and its officers, directors, employees and affiliates trade in commodity futures contracts for their own account and for the accounts of other customers. The records of such trading will not be available for inspection by Limited Partners; however, the performance history of the Managing General Partner and its parent, Randell Corporation, will be available through filings required to be made with the CFTC. All of the positions held by all accounts managed by the Managing General Partner will be aggregated with positions held by the Partnership for purposes of determining compliance with position limits. As a result, the Partnership might not be able to enter into or maintain certain positions if such positions, when added to the positions held by such other accounts, would exceed applicable limits. If trading orders must be revised as a result of the application of speculative position limits, the Managing General Partner is required to modify such orders in a manner which will not substantially disproportionately affect the Partnership as compared with the Managing General Partner's other accounts. In addition, the Managing General Partner represents that it will not knowingly or deliberately use trading strategies for the Partnership which are inferior to those used for any other client or account nor to favor any other account over the Partnership in any way, although various factors affecting different types and sizes of accounts may require the utilization of different stra-tegies or trading methods for such accounts. See "Commodity Futures Market - Regulation." See "General Partner", "Trading Advisor" and "Futures Commission Merchant."

  Management of Other Pools and Accounts. The General Partners and Refco may establish, sponsor, or be affiliated with other commodity pools which may engage in the same or similar business as the Partnership. The Managing General Partner presently acts as the general partner of one other limited partnership which is a commodity pool.

  Although its fiduciary responsibility prohibits the Managing General Partner from knowingly favoring any account it manages over any other, the performance of the Partnership could be materially different from other accounts of the Managing General Partner because of size, diversification, or special emphasis of some accounts in certain specific commodities and, moreover, the performance of the Partnership could be adversely affected by the manner in which particular orders are entered by the Managing General Partner for all such trading accounts since orders for the same commodity are filled in the order they are received at the particular trading floor. To the extent permitted by applicable regulations, the Managing General Partner may use "block orders" in effecting trades with a view to diminishing the effect of any such potential conflict.

  Trading Systems of the Managing General Partner and Refco. Neither the Partnership nor any Limited Partner will acquire any interest in any trading systems or information developed by any third party, the General Partners or Refco, or any officer, director, employee, shareholder or associated person thereof solely by virtue of his status as a Limited Partner in the Partnership. Similarly, neither the Partnership nor any Limited Partner will acquire any interest in the General Partners, Refco, or any other corporation or partnership in which any officer, director, employee, shareholder or affiliated person of the foregoing has a beneficial interest solely by virtue of its status as the Partnership or his status as a Limited Partner of the Partnership.

  Brokerage Charges. The Managing General Partner believes that the Customer Agreement with Refco and arrangements thereunder between the Partnership and Refco are consistent with charges incurred by other commodity pools of a similar size and with similar arrangements such pools have entered into with other futures commission merchants and therefore are fair to the Partnership. The Managing General Partner will review, at least annually, the brokerage commission rates charged comparable commodity pools by major futures commission merchants to determine that the commission rates paid by the Partnership are fair, consistent and competitive with such other rates. Certain customers of Refco, including accounts owned or managed by Randell Corporation, the parent of the Managing General Partner, pay, and will continue to pay, commissions at rates both substantially less and substantially more than those which will be charged to the Partnership. The Partnership Agreement (to which each Limited Partner will be a party) and the Subscription Agreement executed by each Limited Partner (i) approve the execution and delivery of the Customer Agreement by the Partnership and (ii) authorize the payment to Refco by the Partnership of brokerage fees at the rates provided for in the Customer Agreement as described above. See "The General Partners," "The Futures Commission Merchant" and "Futures Contracts, Margins and Commissions." An affiliate of Refco is the sole limited partner of RanDelta and has provided the assets necessary to enable RanDelta to act as Financial General Partner. Randell Commodity Corporation (the Managing General Partner and Trading Advisor) is the general partner of RanDelta. Therefore, the General Partners of the Partnership may be reluctant to terminate Refco as the Futures Commission Merchant. In addition, while neither the General Partners nor the Partnership are affiliated with Refco, the affiliation of the sole limited partner of RanDelta to Refco and the other relationships described in this Prospectus may create a conflict of interest in causing the Managing General Partner, as the Trading Advisor, to actively trade the Partnership's account to generate brokerage commissions for Refco. However, as a limited partner, the sole limited partner of RanDelta does not have the authority to participate in the management and control of RanDelta or render management or investment advice thereto. Furthermore, while the potential for such a conflict of interest exists, there is a disincentive for the Trading Advisor to generate excessive brokerage commissions since its own compensation from the Partnership would be adversely affected.

  Arrangements With Futures Commission Merchant and Others. The Managing General Partner has in the past sold to its principals and/or associated persons a variety of technical and other commodity market information. Some of the data utilized by the Managing General Partner concerning commodity accounts managed by it is maintained on and provided from computer equipment owned by the Futures commission merchant. The Managing General Partner currently subleases office space from Sparks Companies, Inc. ("SCI"), has offices adjacent to SCI in Memphis and utilizes SCI's commodity research services and other research capabilities. Also, the Managing General Partner and its principals participate in investments in other ventures with persons associated with the Futures Commission Merchant and have had personal and business relationships with such persons over a period of 15 years. However, no officer, director, employee or associated person of the Futures Commission Merchant has any direct or indirect interest in the Managing General Partner or their income or profits and no officer, director or employee of the Managing General Partner have any interest, direct or indirect, in the Futures Commission Merchant. An affiliate of Refco is the sole limited partner in the Financial General Partner and has provided the assets necessary to enable that General Partner to act as Financial General Partner; therefore, the General Partners of the Partnership may be reluctant to terminate Refco as the Futures Commission Merchant.

  Compensation of the General Partners. BECAUSE THE MANAGING GENERAL PARTNER MANAGES THE PARTNERSHIP AND IS ITS TRADING ADVISOR, IT HAS A DISINCENTIVE TO REPLACE ITSELF IF IT PERFORMS POORLY FOR THE PARTNERSHIP. THE MANAGING GENERAL PARTNER IS ALSO A GENERAL PARTNER IN THE FINANCIAL GENERAL PARTNER. IN ADDITION, THE TERMS OF THE GENERAL PARTNERS' COMPENSATION HAVE NOT BEEN SET BY ARMS LENGTH BARGAINING. HOWEVER, THE GENERAL PARTNERS HAVE A LEGAL FIDUCIARY RESPONSIBILITY TO THE PARTNERSHIP TO EXERCISE GOOD FAITH AND FAIRNESS IN ALL DEALINGS AFFECTING THE PARTNERSHIP. IN ADDITION, THE GENERAL PARTNERS' COMPENSATION DECREASES IF THE PARTNERSHIP PERFORMS POORLY. See "Fiduciary Responsibility of the General Partners."

  Independence of Counsel.  The Partnership, the General
Partners and the Memphis branch of Refco are represented by a single law firm. To the extent that the Partnership and this offering would benefit by further independent review, such a benefit will not be available in this offering. There is also an absence of arm's-length negotiation with respect to the terms of this offering. No other party will provide fully independent review of this offering or the conduct of the Partnership's business.

  Other Relationships. The sole shareholder of the parent of Randell Commodity Corporation, the Managing General Partner, is a partner in the law firm which is counsel to the Partnership, the General Partners, the Memphis branch of Refco, the affiliate of Refco which is the sole limited partner in the Financial General Partner, and the Commodity Broker. The General Partners and Refco receive compensation from the Partnership in various forms as described herein. See "Description of Charges to the Partnership." There are no other relationships among the General Partners, the Futures Commission Merchant or any principal of them which are believed may result in any conflict of interest.


         FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNERS

  In evaluating potential conflicts of interest, an investor should be aware that the General Partners have a responsibility to the Limited Partners to exercise good faith and fairness in all dealings affecting the Partnership. This is a rapidly developing and changing area of the law, and Limited Partners who have questions concerning the responsibilities of the General Partners should consult their counsel. In the event that a Limited Partner believes the General Partners have violated their responsibility, such Limited Partner may seek legal relief for himself and all other similarly situated Limited Partners or on behalf of the Partnership under applicable laws, including partnership and securities laws, to recover damages from or to require an accounting by the General Partners. In addition, a Limited Partner may institute legal proceedings or initiate reparation proceedings before a CFTC administrative law judge against the General Partners or the Futures Commission Merchant for violations of the anti-fraud and other provisions of the CEA. The CFTC has issued a statement of policy relating to indemnification of officers and directors of a futures commission merchant and its controlling persons under which it has taken the position that whether such an indemnification is consistent with the policies expressed in the CEA, as amended, in each instance will be determined by the CFTC on a case-by-case basis. Prospective Limited Partners should be aware that the broad authority given to the General Partners, and the nature of the commodities markets, the limited judicial decisions providing standards defining violations of the CEA, and the exculpatory provisions of the Partnership Agreement may make it difficult to establish a violation of the CEA.

  The General Partners and certain of their affiliates, directors and controlling persons may not be liable to the Partnership or any Limited Partner for errors in judgment or other acts or omissions not amounting to misconduct or negligence, as a consequence of the indemnification and exculpatory provisions described in the following paragraph. Purchasers of Units may have more limited rights of action than they would absent such provisions.

  The General Partners and their affiliates shall have no liability to the Partnership or to any Limited Partner for any loss suffered by the Partnership which arises out of any action or inaction of the General Partners or their affiliates if the General Partners or their affiliates, in good faith, determined that such course of conduct was in the best interest of the Partnership and such course of conduct did not constitute negligence or misconduct of the General Partners or their affiliates. The Partnership has agreed to indemnify the General Partners and certain of their affiliates, officers, directors and controlling persons against claims, losses or liabilities based on their conduct relating to the Partnership, provided that the conduct resulting in the claims, losses or liabilities for which indemnity is sought did not constitute negligence or misconduct or breach of any fiduciary obligation of the Partnership, and was done in good faith and in a manner reasonably believed to be in the best interests of the Partnership. Affiliates of the General Partners are entitled to indemnity only for losses resulting from claims against such affiliates due solely to their relationship with the General Partners or for losses incurred by such affiliates in performing the duties of the General Partners. For purposes of the exculpation and indemnification provisions of the Partnership Agreement, the term "affiliates" means any person performing services on behalf of the Partnership who (i) directly or indirectly controls, is controlled by, or is under common control with the General Partners; or (ii) owns or controls 10% or more of the outstanding voting securities of the General Partners; or (iii) is an officer or director of either General Partner; or (iv) if either of the General Partners is an officer, director, partner or trustee, is any company for which such General Partner acts in any such capacity.

  The Partnership will not indemnify the General Partners or any of the foregoing persons for any liability arising from securities law violations in connection with the offering of the Units unless the General Partners or such persons prevail on the merits or obtain a court approved settlement which includes court approved indemnification as described in Section 8.05(b) of the Partnership Agreement.

  Under the exculpatory provisions of the Partnership Agreement, none of the General Partners or their affiliates will be liable to the Partnership or to any of the Partners except by reason of acts or omissions constituting bad faith, misconduct or negligence, and that were not taken in good faith and in the reasonable belief that such actions were in the best interests of the Partnership. Purchasers of Units may have a more limited right of action then they would absent such limitations. See "Conflicts of Interest" and "The Partnership Agreement."

    DESCRIPTION OF CHARGES TO THE PARTNERSHIP AND PARTNERS

  The Partnership will be subject, directly or indirectly, to substantial charges, all of which are described in detail below:

                    Form of              Amount of
Recipient           Compensation         Compensation
General Partners    Monthly Management
                      Allocation         1/3 of 1% per month of Adjusted Asset
                                         Value attributable to Units held by
                                         Limited Partners (4% annual rate).

                     Quarterly Incentive
                      Allocation         15% of any Net New Appreciation
                                         attributable to Units held by Limited
                                         Partners.

                     Redemption Charges  Units held by Limited Partners will be charged a 4%, 3% and 2% redemption
                                         fee, not to exceed 5% of the gross
                                         purchase price per Unit on all
                                         redemptions made on or prior to the
                                         end of the sixth, ninth and twelfth
                                         month, respectively, after the
                                         purchase of such Units.

Futures Commission
 Merchant            Brokerage
                      Commissions        $32.50 per roundturn, estimated to
                                         aggregate 30% of the Partnership's
                                         average Net Asset Value, determined
                                         annually.

Selling Agents       Sales Commission    4% sales commission to the Selling
                                         Agent responsible for a sale of Units.

                     Brokerage
                      Commissions        Selling Agents who are also
                                         appropriately registered or exempt
                                         from registration as futures
                                         commission merchants, will be paid by
                                         Refco from its Brokerage Commissions
                                         as of the first day of each month
                                         .4167% (5% per annum) of the Net Asset
                                         Value of the Units as a continuing
                                         ("trail") commission for continuing
                                         services related to the purchase of
                                         Units.  This fee is payable monthly.





Other                Periodic legal,            Estimated to aggregate 1.5%
                      accounting, auditing,     of the Partnership's average
                      postage, and other        Net Asset Value per year,
                      communication expenses,   adjusted periodically.
                      and all extraordinary
                      and filing fees of the
                      Partnership.


General Partners

     Management Allocation. For acting as General Partners, commodity pool operator and trading advisor, the General Partners will receive a monthly management special allocation under the Partnership Agreement equal to 1/3 of 1% (4% per annum) of the Adjusted Asset Value of the Partnership attributable to the Units of limited partnership interest ("Management Allocation"). Adjusted Asset Value generally means the market value of all of the assets of the Partnership less certain expenses and liabilities, but before deduction for the Management Allocation, the Incentive Allocation and accrued brokerage commissions on open trades. See "Adjusted Asset Value and Net Asset Value."
The Management Allocation will be calculated and added to the General Partners' capital accounts each month regardless of whether the Partnership has any profits. The burden of the Management Allocation will be charged entirely against the Units of the Limited Partners.

     Incentive Allocation. The General Partners will also receive a quarterly incentive allocation ("Incentive Allocation") under the Partnership Agreement equal to 15% of Net New Appreciation achieved by Units as of the end of any calendar quarter. The Incentive Allocation will be charged only against the Units of those Limited Partners whose Units have achieved Net New Appreciation as of the end of each calendar quarter. "Net New Appreciation" means the increase, if any, in the Adjusted Asset Value attained by such Unit as of the end of any quarter (after reduction for the Management Allocation chargeable to such Unit) over the highest Net Asset Value of the Unit as of the end of any prior quarter, adjusted for distributions and redemptions. The Incentive Allocation will be calculated and added to the General Partners' capital accounts each quarter; however, the Incentive Allocation will not be paid to the General Partners unless there is Net New Appreciation with respect to any individual Unit as of the end of each calendar quarter. Subject to the foregoing, if any payment is made to the General Partners in respect of quarterly appreciation experienced by the Limited Partner, and the Limited Partner thereafter incurs a decline in his respective Net Asset Value per Unit for any subsequent calendar quarter, the General Partners will retain the amount previously paid with respect to the prior appreciation. However, no subsequent quarterly Incentive Allocation would be paid with respect to any Units which have increased in value until all of the declines for such Units are recovered, and the Net Asset Value of such Units reaches a quarterly value in excess of any prior highest quarterly value.

     For example, assume that as of January 1, 1997, the Net Asset Value per Unit of Limited Partner #1 ("LP1") was $100, and that on March 31, 1997, the Adjusted Asset Value of the Partnership attributable to LP1's Units, after subtraction of the Management Allocation, was $110. LP1 has experienced $10 in Net New Appreciation, and would be charged an Incentive Allocation of $1.50, resulting in a Net Asset Value per Unit for LP1 of $108.50. Assume also that during the quarter ending June 30, 1997, the Partnership experienced losses such that the Adjusted Asset Value of the Partnership attributable to LP1's Units, after subtraction of the Management Allocation, was $105. LP1 would be charged no Incentive Allocation for the quarter and his Net Asset Value per Unit likewise would be $105. Further assume that Limited Partner #2 ("LP2") was admitted to the Partnership as of July 1, 1997, at the Partnership's Average Net Asset Value per Unit of $105 (again, an assumed figure). As of the end of the quarter ending September 30, 1997, assume also that the Adjusted Asset Value of the Partnership attributable LP1's and LP2's Units was $112, again after subtraction of the Management Allocation. LP1 has experienced $3.50 of Net New Appreciation ($112 less $108.50, the highest prior Net Asset Value per Unit for LP1), and would be charged an Incentive Allocation of $.525, resulting in a Net Asset Value per Unit for LP1 of $111.475. LP2, on the other hand, has experienced $7 of Net New Appreciation, and would be charged an Incentive Allocation of $1.05, resulting in a Net Asset Value per Unit for LP2 of $110.95. Therefore, because the Incentive Allocation is computed separately for each Partner's Units, each Partner's respective Net Asset Value per Unit will differ depending upon when such Partner enters the Partnership. "See "Adjusted Asset Value and Net Asset Value."

     Redemption Charges. Units will be charged a 4%, 3%, and 2% redemption fee, not to exceed 5% of the gross purchase price per Unit, on all redemptions made on or prior to the end of the sixth, ninth and twelfth month, respectively, after the purchase of such Units. These redemption charges will be paid to the General Partners.

Futures Commission Merchant (REFCO)

     Brokerage Commissions. Brokerage commissions will be charged to the Partnership and paid to Refco at a rate (which includes pit brokerage fees) equal to $32.50 per roundturn plus any applicable NFA and exchange fees. 50% of such brokerage commissions will be paid to Refco upon the opening of a position and 50% will be paid upon the closing of a position. See "Futures Commission Merchant." These commissions are estimated to equal 30% of average Partnership net assets per year, but depending upon the volume of trading and market conditions, may equal or exceed the average Net Asset Value of the Partnership in any year. Depending on the volume of trading and market conditions, brokerage commissions could be as much as average Net Asset Value. For example, if the Partnership were averaging brokerage commissions equal to 50% of Net Asset Value and suffered at 50% loss in a given period of time, the brokerage commissions could, accordingly equal 100% of such Net Asset Value. Refco will pay continuing ("trail") commissions to those Selling Agents who are also appropriately registered or exempt from registration as futures commission merchants, introducing brokers or associated persons as a commission for continuing services related to the purchases of Units.

Selling Agents

     Sales Commissions. The Partnership will pay Selling Agents who sell Units a commission equal to 4% of the subscription price for such Units.

     Continuing ("Trail") Commissions. Refco will pay to those Selling Agents who are also appropriately registered or exempt from registration as futures commission merchants, introducing brokers or associated persons a monthly commission for continuing services related to the purchases of Units. The amount of such continuing ("trail") commission will be equal to .4167% (5% per annum) of Net Asset Value of those Units sold by such Selling Agents that remain issued and outstanding.

Other

     Periodic legal, accounting, auditing, postage and other communication expenses, and all extraordinary expenses and filing fees will be paid by the Partnership. The Partnership will pay actual expenses incurred, estimated at 1.5% of average Net Asset Value per year, to be adjusted periodically. None of the General Partners' "overhead" expenses incurred in connection with the administration of the Partnership (including but not limited to, salaries, rent, and travel expenses) will be charged to the Partnership. Any loans made by the General Partners to the Partnership will not bear interest in excess of their interest costs or in excess of the rate charged by unrelated banks on comparable loans.

     Refco has paid all offering expenses of the Partnership relating to the Offering, including legal, accounting and auditing fees, printing costs, solicitation and marketing costs, and other related fees and expenses. Other than the payment of sales commissions on a continuous basis, the Partnership will not reimburse Refco for any such organizational and offering costs.

     The items described above represent all the compensation the General Partners or their affiliates will receive either directly or indirectly as charges to the Partnership or the Limited
Partners.

Operating Expenses

     THE FOLLOWING SUMMARY DOES NOT CONSTITUTE A REPRESENTATION BY THE PARTNERSHIP AS TO THE ACTUAL OPERATING EXPENSES OF THE PARTNERSHIP. FURTHERMORE, THERE CAN BE NO ASSURANCE THAT THE EXPENSES TO BE INCURRED BY THE PARTNERSHIP WILL NOT EXCEED THE AMOUNTS AS PROJECTED OR THAT THERE WILL BE NO OTHER EXPENSES.

                   Projected Operating Expenses
              Attributable to Limited Partner Units
          for the Current 12-Month Period of Operations
                 (January 1 - December 31, 1997)

                                             Dollar
     Item                                    Amount(1)
Management Allocations(2)                             $210,000
Incentive Allocations(3)                                    --
Brokerage Commissions(4)                             1,016,000
Exchange, clearing fees and NFA charges                 58,000
Administrative Expenses(5)                              90,000
                                                     ---------
Total                                               $1,374,000
                                                    ==========

--------------
(1) All dollar amounts calculated based on the average Partnership's Net Asset Value attributable to Limited Partner Units January through June, 1997, and pro-rated for the remainder of the 12-month period.
(2) Fixed at 1/3 of 1% per month (a 4% annual rate) of the Partnership's Adjusted Asset Value attributable to Limited Partner Units at month-end.
(3) Since the incentive fee is based on a formula (15% of Net New Appreciation attributable to Limited Partner Units) which depends upon Partnership trading performance and since Partnership trading performance is incapable of projection, the General Partner has determined not to estimate these amounts.
(4) Based on roundturn brokerage commissions of $32.50 estimated to be 2.5% per month (30% per year).
(5) Based on the ordinary administrative expenses to be incurred by the Partnership estimated at 1.5% per year of the Partnership's average month-end Net Assets. Assumes that the Partnership's Net Assets attributable to Limited Partnership Units remain unchanged throughout the 12-month period. Of the Administrative Expenses, 15% is estimated to be used for postage and mailing supplies, 60% is estimated to be used for audit and tax services (including preparation of the Partnership's tax return, required audits by CFTC regulations, accounting reviews for Form 10-K's), and 25% is estimated to be used for legal fees.

     A Unit subscribed for at the Net Asset Value of $100 must earn gross trading profits plus interest income of $42.00 from the Partnership's trading operations in order for an investor, upon redemption of such Unit at the end one year, to receive $104 (representing the beginning Net Asset Value of such a Unit at the commencement of trading operations plus the 4% sales commission) after payment by the Partnership of its expenses and 2% redemption fee.

     If a Limited Partner subscribed for a Unit at the Net Asset Value of $104 per Unit and immediately redeemed the Unit prior to the commencement of trading operations (assuming that the Partnership Agreement would allow such an immediate redemption), the Limited Partner would receive $96 after reduction for the 4% sales commission and a 4% redemption charge.

                    Actual Operating Expenses
            Attributable to Limited Partnership Units
          for the Previous 12-Month Period of Operations
                 (January 1 - December 31, 1996)

                                             Dollar
     Item                                    Amount
Management Allocations(1)                         $   151,969
Incentive Allocations(2)                              384,117
Brokerage Commissions(3)                              541,907
Exchange, clearing fees and NFA charges                23,322
Administrative Expenses(4)                             82,026
                                                  -----------
Total                                             $ 1,183,341
                                                  ===========

------------
(1) Fixed at 1/3 of 1% per month (a 4% annual rate) of the Partnership's Adjusted Asset Value attributable to Limited Partner Units at month-end.
(2) The incentive fee is based on a formula equal to 15% of Net New Appreciation attributable to Limited Partner Units.
(3)  Based on roundturn brokerage commissions of $32.50.
(4) Based on the ordinary administrative expenses to be incurred by the Partnership estimated at 1.5% per year of the Partnership's average month-end Net Assets.

     The General Partner will furnish to each Limited Partner a monthly account statement describing the performance of the Partnership and setting forth the aggregate Management Allocation, Incentive Allocation, brokerage commissions, administrative expenses, and other fees and expenses incurred or accrued by the Partnership during the month and certain other information. See "The Partnership Agreement -- Reports and Accounting."

Break Even Analysis

     The following analysis takes into account all fees and expenses enumerated above and is expressed in a dollar amount and as a percentage of a $2,000 investment.


                                                       Percentage of
Description of Charges        $2,000 Investment    $2,000 investment
Syndication and Selling Expense       $  80                  4%

Management Fee                           80                   4

Incentive Fee (15% of Net
New Appreciation)                        27                   1.35

Fund Operating Expense                   40                   2

Brokerage Commission
   and Trading Fee                      600                  30

Less Interest Income                  (100)                 (5)
                                  -------               ------
Redemption Charges                      100                   5
                                  -------               ------
Estimated Break Even Level
   after Redemption Charges            $827                  41.35%
                                  =======               ======


                   BUSINESS OF THE PARTNERSHIP

     The Partnership was organized as a limited partnership under the laws of the State of Tennessee on September 19, 1990. The Partnership will engage in speculative trading of commodity futures contracts, forward contracts, commodity options and other interests in commodities including, without limitation futures contracts and options on financial instruments, physical commodities and stock indices on organized exchanges in the United States and abroad. As of June 30, 1997, approximately 100% of the Partnership's assets were invested in commodity futures and commodity options traded on U.S. exchanges and approximately 90% of those investment activities were in
agricultural commodities.   See "Use of Proceeds," "Commodity
Futures Market-- Regulation," "Trading Approach" and "Trading
Policies."

                         USE OF PROCEEDS

     The net proceeds from the offering will be deposited in the Partnership's trading account at Refco to be used for trading in futures contracts and other commodity interests in accordance with the trading techniques and policies described under "Trading Approach" and "Trading Policies." Funds not required to be held by Refco in the Partnership's trading account may be invested by the Managing General Partner for the benefit of the Partnership in short term interest bearing obligations, primarily in governmental obligations and obligations of commercial banks. Approximately 50% of the Partnership's assets could be committed as original margin for futures contracts, but from time to time the percentage of assets committed as margin may be more or less than such amount. The balance of the Partnership's assets will be retained in the Partnership's commodity account with Refco to apply as additional margin, if needed, or for operating purposes. The Partnership will make no loans. Pursuant to Section 4d(2) of the CEA, the Partnership's commodity account with Refco will be segregated and neither commingled with the assets of any other entity, nor used as margin for any other account. The assets of the Partnership may be invested, from time to time, in other entities engaged in commodity investments, but only if the commission burden on such assets does not exceed that which such assets would have borne had they been invested directly by the Partnership as described herein; however, no such investment shall be made if such investment will be deemed to be an impermissible co-mingling of assets under applicable laws and regulations. Deposit of assets with a futures commission merchant as margin does not constitute commingling.

                          CAPITALIZATION

     The capitalization of the Partnership is set forth in the most recent financial statements of the Partnership included herein beginning at page F-1.

                    DISTRIBUTIONS TO PARTNERS

     Distributions of profits, if any, will be made solely at the discretion of the Managing General Partner. The Managing General Partner intends to make distributions only if substantial profits are realized by the Partnership and only if the Average Net Asset Value per Unit is at least $100 after the distribution. See "Adjusted Asset Value and Net Asset Value." Subject to the foregoing, the Managing General Partner intends to make annual cash distributions in such amounts as will approximate a Partner's tax liability with respect to Partnership income for the fiscal year immediately preceding such distribution.
However, there can be no assurances that such distributions can be made at such times or in such amounts and it is possible that no distributions will be made in some years in which profits are realized. Also, each Limited Partner will be required to include his share of profits into income for tax purposes regardless of whether any distributions are made. See "Certain Federal Income Tax Aspects."

                         GENERAL PARTNERS

Description of the Financial General Partner

     RanDelta Capital Partners, L.P. ("RanDelta"), the Financial General Partner, is a Tennessee limited partnership organized on September 19, 1990. Randell Commodity Corporation, the Managing General Partner is the general partner of RanDelta. The sole limited partner of RanDelta is an affiliate of Refco, the Futures Commission Merchant for the Partnership.

Description of the Managing General Partner

     Randell Commodity Corporation, the Managing General Partner, is a Tennessee corporation organized on January 10, 1983, and is the commodity pool operator and the Commodity Trading Advisor for the Partnership. Randell Commodity Corporation has been registered with the CFTC as a commodity pool operator since May 5, 1983, and as a commodity trading advisor since July 1, 1984, and has been a member of the NFA since March 24, 1984. The Managing General Partner is a wholly owned subsidiary of Randell Corporation, a Delaware corporation, which is wholly owned by Frank L. Watson, Jr. Mr. Watson is Chairman of the Managing General Partner and a partner in the law firm Waring Cox, PLC, Memphis, Tennessee, which is counsel to the Partnership, the General Partner and the Memphis branch of Refco in connection with this Offering. Mr. Watson will make the Partnership's commodities trading decisions. Randell Corporation was registered with the CFTC as a commodity pool operator from July 1, 1982, to June 29, 1992, and as a commodity pool operator from July 1, 1982, to July 23, 1994.

     The officers and directors of the Managing General Partner and their business experience for the past 5 years is set forth below.

     Frank L. Watson, Jr., Chairman. Mr. Watson, 56, received a Bachelor of Arts degree from the University of Arkansas and a J.
D. degree from Tulane University. He is the sole shareholder of Randell Corporation, the parent of Randell Commodity Corporation, the Managing General Partner, and has been a Director of Randell Commodity Corporation since its inception. Since 1973, Mr. Watson has been an active partner in the law firm Waring Cox, PLC. Mr. Watson is engaged in the active practice of law.

     Carol V. Watson, Vice President. Mrs. Watson, 50, was elected Vice President of Randell Corporation and Randell
Commodity Corporation in March, 1989.

     Marty Morgan, Secretary.  Ms. Morgan, 52, was elected
Secretary of Randell Corporation and Randell Commodity
Corporation in July, 1989. Since 1989, she has been employed as a legal secretary at Waring Cox, PLC but has continued to retain her duties as secretary.

     Billy F. Dutton Jr., Treasurer. Mr. Dutton, 39, received a Bachelor of Science degree in Business Administration and an M.B.A. with a major in Accounting from Memphis State University. On February 1, 1984, he was elected treasurer of Randell Commodity Corporation and Randell Corporation. Mr. Dutton graduated from the Southern College of Optometry in May of 1990. Since June, 1990, he has maintained a full time practice but has continued to retain his duties as treasurer.

Administrative, Civil or Criminal Actions

     During the past 5 years, there have been no administrative, civil or criminal actions against the General Partners or any principal or affiliate of the General Partners.

Duties of the Managing General Partner

     The Managing General Partner is responsible for the (i) preparation of monthly and annual reports to the limited partners; (ii) filing reports required by the CFTC, the SEC and any other federal or state agencies; (iii) calculation of Adjusted Asset Value, Net Asset Value and all Management and Incentive Allocations; and (iv) preparation of all accounting information. The Managing General Partner will provide suitable facilities and procedures for handling redemptions, transfers, distributions of profits (if any) and orderly liquidation of the Partnership. Although Refco will act as the Partnership's initial futures commission merchant, the Managing General Partner is responsible for selecting other futures commission merchants in the event Refco is unable or unwilling to continue in its capacity, and the Managing General Partner will review, not less often than annually, the brokerage commission rates charged to comparable commodity pools by major futures commission merchants who acted as their sponsors to determine that the commission rates paid by the Partnership are fair and consistent and competitive with such other rates. Although the Managing General Partner will act as the Partnership's initial commodity trading advisor, if it becomes unable or unwilling to act as such with respect to all or any portion or the Partnership's assets, it may in its discretion select another qualified advisor or advisors. The Managing General Partner will seek to avoid any excessive trading in the Partnership's trading accounts.

     In the event of a decline as of the close of business on any day in the Average Net Asset Value per Unit to 50% (or less) of the highest Average Net Asset Value at which Units were purchased (after adjusting for all distributions), the Managing General Partner will cause the Partnership to cease trading and within seven business days thereof will so notify the Limited Partners and set a Special Redemption Date. Included in such notification will be a description of the Limited Partner's voting and redemption rights. See "The Partnership Agreement - Reports to Limited Partners," and "Redemptions."

     For a discussion of the General Partners' legal duties and obligations as a fiduciary of the Partnership, see "Fiduciary
Responsibility of the General Partners."

Minimum Net Worth and Purchase Requirements

     The Managing General Partner is registered as a commodity pool operator with the CFTC. At present, the CFTC itself imposes no minimum net worth or "net capital" requirements on commodity pool operators. However, certain state securities administrators, as a condition to approving the sale of units in a commodity pool within their jurisdictions, require that the General Partners and other commodity pool operators maintain a minimum net worth. See "Risk Factors-General Partners' Financial Condition" and "Conflicts of Interest-Brokerage Charges."

     The Partnership Agreement required the General Partners to contribute to the Partnership the lesser of $100,000 or 3% of the total capitalization of the Partnership. As of June 30, 1997, the Managing General Partner beneficially owned approximately $3,000, or .05%, and the Financial General Partner beneficially owned approximately $321,000 or 5.72% of the Partnership. The above to the contrary notwithstanding, in no event will the General Partners' interest be less than an amount which will entitle them to an interest of at least 1% in each material item of Partnership income, gain, loss, deduction or credit represented by units of general partnership interest. The General Partners will share Partnership losses and profits with the Limited Partners pro rata to the extent of their investment. The General Partners may not transfer their interests so long as they are acting as the General Partners. There are no arrangements or commitments for any of the General Partners or their affiliates to purchase Units in the Partnership. At the end of any month, the General Partners may withdraw funds from their Partnership capital accounts, so long as the aggregate investment of the General Partners in the Partnership meets the minimum investment requirements for the General Partners set forth above and does not impair the ability of the Partnership to fulfill its obligations to the Limited Partners under the Partnership Agreement or to the creditors of the Partnership.
The General Partners, Refco and/or their affiliates may purchase up to five percent (5%) of the 100,000 Units offered for investment purposes.

Departure of Delta International, Inc.

     On May 9, 1994, transactions were consummated pursuant to which Delta International, Inc. terminated its services as a trading advisor to the Partnership and withdrew as a co-general partner of RanDelta Capital Partners, L.P. (the Financial General Partner) effective March 31, 1994. These transactions were effected without any cost or expense to the Partnership.

               PAST PERFORMANCE OF THE PARTNERSHIP

     The following table presents the performance history for Ceres Fund, L.P., a Tennessee Limited Partnership that commenced operations in December 1991. The Managing General Partner is the commodity pool operator. Ceres Fund, L.P. provides for a monthly management fee equal to 1/3 of 1% (4% per annum) of partnership net assets, a quarterly incentive fee of 15% of new trading gains and brokerage commissions equal to $32.50 per roundturn (plus applicable exchange and NFA fees).

     IT SHOULD NOT BE ASSUMED THAT PARTICIPANTS IN THE PARTNERSHIP WILL EXPERIENCE RETURNS, IF ANY, COMPARABLE TO THOSE EXPERIENCED BY INVESTORS IN THE PAST. THE RESULTS SET FORTH BELOW ARE NOT INDICATIVE OF, AND HAVE NO BEARING ON, ANY RESULTS THAT MAY BE OBTAINED BY THE PARTNERSHIP NOR ARE THE PAST RESULTS OF THE OFFERED POOL. A GUARANTEE OF THE FUTURE PERFORMANCE OF THE PARTNERSHIP. THIS IS DUE IN LARGE PART TO THE FACT THAT THE RESULTS CONTAINED IN THESE TABLES DERIVE TO AN EXTENT FROM THE UNCERTAIN NATURE AND FUNCTION OF THE COMMODITIES MARKETS AS WELL AS THE DIVERGENT TRADING STRATEGIES, POLICIES AND METHODS OF THE ADVISORS DIRECTING THE VARIOUS FUNDS.

     The Managing General Partner and its officers, directors, employees and affiliates have in the past traded and plan to continue to trade, commodity interests for their own accounts. The records of any such trading of proprietary accounts will not be made available for inspection by any Limited Partner.

             CAPSULE PERFORMANCE OF CERES FUND, L.P.

Type of Pool:  Publicly Offered (Continuous)

Date of Inception of Trading:  December 1991

Aggregate Gross Capital Subscriptions to the Pool:  $7,106,842

Current Net Asset Value:  $5,622,129

Largest Monthly Drawdown: $1,050,806 / (16%) - 6/97

Worst Peak to Valley Drawdown:  $1,226,003 / (43.7%) - 1/94-8/94


               PAST PERFORMANCE IS NOT NECESSARILY
                  INDICATIVE OF FUTURE RESULTS.


                Ceres - Percentage rate of return
             [computed on a compounded monthly basis]

Month          1997      1996      1995      1994      1993      1992
Jan             1.5      1.3%        (1.7)%    (8.8)%    (3.6)%     1.9%
Feb            (2.6)        1.4       1.6      (0.6)     (5.7)     (2.0)
Mar  (1.0)        4.8      (8.3)     (5.2)     (6.3)      0.0
April            (0.97)    50.6       6.8      (4.0)      6.3      (0.7)
May             3.78        8.7       3.0     (18.0)      0.0       2.7
June          (16.07)      (3.5)     19.5     (12.4)      9.6       1.1
July           --           6.3      (0.5)     (0.4)     (1.6)      3.1
Aug            --           2.2       5.6      (2.2)      0.0      (1.8)
Sept           --           2.4    25.0         5.8      (0.9)     (2.9)
Oct            --           2.3      18.1      (3.4)     (0.4)      1.9
Nov            --           2.9      (5.7)     (1.3)     13.1      (4.8)
Dec            --          (0.9)   11.4         9.8       2.3      (0.5)

Year          (16.35)%     97.4%     96.17%   (36.06)%   11.52%    (2..3)%

-------------------------------------------------------------------


"Drawdown" means losses experienced by the pool over a specified period.

"Largest Monthly Drawdown" means greatest decline in net asset value due to losses sustained by the pool from the beginning to the end of a calendar month.

"Largest Peak to Valley Drawdown" means greatest cumulative decline in month-end net asset value of the pool due to losses sustained during a period in which the initial month-end net asset value of the pool is not equaled or exceeded by a subsequent month-end net asset value.

"Rate of Return" is calculated each month by dividing net performance by beginning net asset value. The monthly returns are then compounded to arrive at the annual Rate of Return.


                  FUTURES COMMISSION MERCHANT

Description of the Futures Commission Merchant

     General. Refco will act as the Partnership's Futures Commission Merchant pursuant to the Customer Agreement described below. Refco, organized in 1969, is primarily engaged in the commodity brokerage business. Its principal office is located at 111 W. Jackson Blvd., Suite 1800, Chicago, Illinois 60604, and it has over 100 offices and agents located in the United States, Canada, Europe, Australia and Singapore. It is a clearing member of the Chicago Board of Trade, the Chicago Mercantile Exchange, and all other major United States commodity exchanges.

     Certain officers, directors and employees of Refco and its associated persons trade commodity futures contracts for their own accounts. It is possible that such persons may take positions either similar or opposite to positions taken by the Partnership and that the Partnership and such persons may from time to time be competing for similar positions in the futures markets. Furthermore, it is possible that Refco will effect transactions for the Partnership in which the other party to such transaction is an employee of, or otherwise associated with, Refco. In addition, such persons may purchase Units in the Partnership. See "Risk Factors" and "Conflicts of Interest."

     Customer Agreement. The Partnership and Refco have entered into a non-exclusive Customer Agreement, which provides that Refco executes trades on behalf of the Partnership pursuant to the instructions of the Managing General Partner. Under the Customer Agreement, the Partnership pays Refco brokerage commissions on trades executed by it on behalf of the Partnership at a rate (including pit brokerage fees) equal to $32.50 per round turn, plus applicable exchange fees and NFA fees. The
Managing General Partner reviews the brokerage commission rates charged to the Partnership by Refco at least annually to assure itself that such rates are reasonable in relation to rates charged by other futures commission merchants for similar services to commodity pools comparable to the Partnership. In no event will the Partnership pay brokerage commissions in excess of 80% of the Futures Commission Merchant's (or its successor's) published retail rate, plus pit brokerage fees. The Customer
Agreement is cancelable by either the Partnership or Refco at any time on 5 days' notice. While the Customer Agreement is non-exclusive and the Partnership has the right to seek lower commission rates from other brokers at any time, the General
Partners do not intend to negotiate with any other brokerage firms for brokerage services for the Partnership so long as the rates and services charged and provided by Refco are reasonable in relation to the rates charged by other futures commission merchants for comparable services. See "Conflicts of Interest" and "Fiduciary Responsibility of the General Partners." Although the General Partners believe that Refco's rates are generally competitive with those charged by other major futures commission merchants, certain non-member customers of Refco pay and will continue to pay commissions at rates which are both substantially below and substantially higher than those to be charged to the Partnership. No assurance is given that the commission rates to be charged to the Partnership will be as low as rates which might be charged by other futures commission merchants for similar trades.

     Refco assumes no responsibility under the Customer Agreement except for rendering in good faith the services required of it thereunder. The Customer Agreement provides that Refco, its stockholders, directors, officers, employees and associated per-sons shall not be liable to the Partnership, its partners or any of their successors or assigns, except by reason of acts or omissions due to misconduct, negligence or not having acted in good faith in the reasonable belief that their actions were taken in, or not opposed to, the best interests of the Partnership.

     Selling Agreement. Pursuant to the Selling Agreements between the Partnership and its various selling agents, Refco has agreed to pay to qualified Selling Agents commissions on a continuing basis for services to be rendered by the Selling Agents to purchasers of Units in an amount equal to .4167% per month (5% per annum) so long as the Units for which they are responsible remain outstanding.

Relationship with Financial General Partner

     An affiliate of Refco is the sole limited partner in the Financial General Partner. That affiliate has provided the asset which permits the Financial General Partner to act as such. See
"Conflicts of Interest."

Administrative, Civil or Criminal Actions

     Neither Refco nor any of its principals have been the subject of any administrative, civil, or criminal action, whether pending, on appeal, or concluded, within the preceding five years that Refco would deem material for purposes of Part 4 of the Regulations of the Commodity Futures Trading Commission ("CFTC") except as follows:

     On December 20, 1994, Refco settled a CFTC administrative proceeding (In the Matter of Refco, Inc., CFTC Docker No. 95-2) in which Refco was alleged to have violated certain financial reporting, recordkeeping and segregation provisions of the Commodity Exchange Act and CFTC regulations as a result of some reporting and investment practices of Refco during 1990 and 1991. Without any hearing on the merits of the CFTC allegations and without admitting any of the allegations, Refco settled the matter and agreed to payment of $1.25 million civil penalty, entry of a cease and desist order, and appointment of an independent consultant to review Refco's financial manual.

     On January 23, 1996, Refco settled a CFTC administrative proceeding (In the Matter of Refco, Inc., CFTC Docket No. 96-2) in which Refco was alleged to have violated certain segregation and supervision requirements and prior cease and desist orders. The CFTC allegations concerned Refco's consolidated margining of certain German accounts which were maintained at Refco from 1989 through April 1992. Refco simply executed and cleared transactions for these accounts in accordance with client instructions; Refco had no role in raising funds from investors or in the trading decisions for these account. Refco had received what it considered appropriate authorization from the controlling shareholder of the account's promoters to margin the accounts and transfer funds between and among the accounts on a consolidated basis. The CFTC maintained that Refco should not have relied upon such authorizations for the final consolidation of the accounts. Without admitting any of the CFTC allegations or findings, Refco settled the proceeding and agreed to payment of a $925,000 civil penalty, entry of a cease and desist order, and implementation of certain internal controls and procedures.

     Refco does not believe that any of the foregoing matters are material to the clearing and execution services that it will render.

Other

     Refco acts only as the clearing broker for the Partnership and as such will receive compensation from the Partnership for execution of orders on behalf of the Partnership. Refco is not involved in the offering of the Partnership or solicitation of limited partners, but, has advanced funds for the organization of the Partnership and the offering of Units. Refco is not affiliated with the Partnership in any way, is not a promoter or underwriter, and has not reviewed this document or any other statements by the General Partners or any of its employees or agents to determine their accuracy. Refco does not accept any responsibility for any trading decisions made on behalf of the Partnership, any statement in this document, any claim made by a representative of the General Partners or the Partnership, or any monies or property of the Partnership not maintained with Refco.


                         TRADING APPROACH

Trading Approach and Theory

     The Trading Advisor will make the Partnership's trading decisions. The Trading Advisor believes that the greatest profits are realized by futures traders who identify and concentrate on major moves in a particular commodity or commodity complex. The Trading Advisor intends to attempt to identify these opportunities through the utilization of registered commodity representatives who concentrate on a single commodity or commodity complex ("Market Specialist") and by the application of the fundamental approach described below to determine whether to undertake a particular opportunity. The timing of market entry and exit and the amount of risk to be taken with respect to a particular opportunity are to be determined using the technical approaches described below, and "stop loss" trading policies developed by the Trading Advisor. The Market Specialists will not have discretion to open or liquidate commodity positions on behalf of the Partnership. The Trading Advisor believes that Market Specialists, by virtue of their specialization or concentration on a particular commodity or commodity complex have special insights into the trading opportunities presented from time to time and that such Market Specialists will assist the Trading Advisor in realizing such opportunities. The Trading Advisor intends to trade accounts through these Market Specialists, who will receive commissions thereon; therefor, a conflict of interest between the Market Specialist and the Partnership may be deemed to exist. However, the Trading Advisor believes that its Base Capital Asset Management System and Campaign Strategies Trading System, which are designed to limit losses and drawdowns, will provide incentives to the Market Specialists to recommend only the most promising trading opportunities.

The Base Capital Asset Management System (B-CAM)

     The Base Capital Asset Management System is a money management system which acts as a filter with respect to (i) the allocation of capital to a particular futures trading opportunity, (ii) the amount of margin utilized in a futures position, (iii) the amount of loss realized in a futures position, (iv) the preservation of profits achieved in a particular futures position, and (v) the termination of a particular futures position.

The Campaign Strategies Trading System

     The Campaign Strategies Trading System has two basic aspects
- (i) the "overview", which is based on fundamental analysis, and
(ii) the technical trading model, which is a primary analysis component of the system - incorporated in an analytical model in an attempt to anticipate the direction of futures prices and to establish positions which will capitalize on price trends. For the "overview", the Advisor segregates futures into two major groups: agriculture commodities such as grains, livestock & meats, and other foods; and financial futures such as currencies, financial instruments and metals. Generally speaking, the Trading Advisor has a bias towards holding contracts in agricultural commodities.

     The Campaign Strategies Trading System will monitor over 50 distinct commodity futures contracts traded on recognized commodity exchanges. These contracts may, however, be summarized into separate futures groupings within two major categories, i.e.
-- "Agricultural" and "Financial", as follows:

     Agricultural:   (1)  Grains
                     (2)  Soybean Complex
                     (3)  Fiber & Forest Products
                     (4)  Livestock & Meats
                     (5)  Foods & Imports

     For example, Grains would include Corn, Oats and Wheat. Soybean Complex would include Soybeans, Soybean Meal and Soybean Oil. Fibers & Forest products represent Cotton and Lumber. Livestock & Meats include Live Cattle, Live Feeder Cattle, Hogs and Pork Bellies. Foods and Imports (sometimes referred to as "exotics") include Cocoa, Coffee, Orange Juice and Sugar.

     Financial:  (1)  Currencies
                 (2)  Financial Instruments
                 (3)  Stock Index
                 (4)  Metals
                 (5)  Energy

     Examples of Currencies are British Pound, Deutsche Mark, Japanese Yen, Swiss Franc and U.S. Dollar Index. Financial Instruments would include T-Bills, T-Bonds and Eurodollars.
Stock Index futures include NYSE Composite, S&P 500 Index and Dow Jones Industrials. Metals Futures contain Copper, Gold, Platinum and Silver. Energy futures include Heating Oil, Light Crude Oil, Natural Gas and Unleaded Gas.

     After analyzing these two major futures groups from a fundamental standpoint to determine which commodities or commodity complexes produce the most promising opportunities, the Trading Advisor then applies technical analysis to confirm which of the opportunities should be undertaken and the size of the positions to be taken. The technical factors used by the Trading Advisor are statistically generated, sometimes computer generated and involve, among other things, weighted moving averages, stochastics, directional movement indicators, Fibonacci analysis and trend analysis. The utilization of these factors may be qualitative and not quantitative; therefore, the Trading Advisor will exercise a significant degree of discretion in connection with the application of the Campaign Strategies Trading System. The intended result of this process is to take only those positions which appear to provide the most promising opportunities from both a fundamental and a technical standpoint.

     The B-CAM and Campaign Strategies Trading Systems are the result of a joint development effort between the Trading Advisor and Delta International, Inc., a Tennessee corporation (until March 31, 1994, a trading advisor to the Partnership), and are proprietary systems to each of them, and will not be made available to the Limited Partners. No assurance can be given that these systems will result in profits for the Partnership. These systems are dynamic and will undergo significant changes and adjustments from time to time.


                         TRADING POLICIES

     The objective of the Partnership is to achieve capital appreciation of its assets through speculative trading in commodity futures contracts, forward contracts, commodity options and other interests in commodities including, without limitation, futures contracts and options on financial instruments, physical commodities and stock indices on organized exchanges in the United States and abroad.

     The Partnership will not (i) borrow (except as stated below) or loan money; (ii) permit commission rebates or give-ups to be received by the Managing General Partner; (iii) invest in securities (other than those in which customers' funds are permitted to be invested under the Commodity Exchange Act and regulations thereunder); (iv) commingle Partnership assets except as permitted by law; or (v) permit churning of Partnership commodity trading accounts.

     In general, and subject to the foregoing prohibitions, the Partnership will attempt to operate within the following trading policies, but no representation can be or is made that such policies will be adhered to at all times:

     1. The Partnership will take positions in futures contracts which are traded in sufficient volume to permit, in the opinion of the Trading Advisor, ease of taking and liquidating positions.

     2. In an effort to limit the risk, the Managing General Partner will seek (within certain limitations) to diversify the Partnership's portfolio among several commodities. This is expected to substantially reduce the effect of any single commodity on the portfolio's overall risk. In addition, diversification is expected to contribute to consistency of performance by reducing the variability of overall returns relative to variability of returns from any single commodity.

     3. The Partnership may occasionally make or accept delivery of a commodity in order to take advantage of market anomalies. Normally, such deliveries accepted will be disposed of promptly by retendering to the appropriate clearing house the warehouse receipt representing the delivery. If such retendering does not promptly occur, the Partnership's position in the physical commodity will be fully hedged. For example, one such anomaly, known as a "cash and carry" situation (which is analogous to an arbitrage situation in the securities or foreign exchange markets), enables a trader to establish a long futures position in a nearby delivery month offset by a short position in a more distant delivery month at a price differential virtually guaranteeing a profit. The profit, however, might only be realizable by a trader having sufficient capital to accept delivery of (and pay for) the commodities and redeliver them against the open short futures position. The Partnership expects that it may engage in such transactions and to utilize portions of the reserves to carry the cash commodities. Although not often available, the General Partners consider such "cash and carry" situations to be comparatively low risk transactions.

     4. The Partnership will not acquire additional positions in any futures or forward contract for any contract month or option if such additional positions would result in a net long or short position for that futures or forward contract or option for that month requiring as margin or premium more than 15% of the Partnership's Adjusted Asset Value. For purposes of implementing this policy, soybean oil and soybean meal will be treated as one commodity.

     5. The Partnership will not acquire additional positions in any futures or forward contract or option if such additional positions would result in the aggregate net long or short positions for all futures or forward contracts and options requiring as margin or premium for all outstanding positions more than 80% of the Partnership's Adjusted Asset Value.

     6. The Partnership generally will avoid entering into an open position in a futures contract in any commodity after delivery has commenced in the commodity for the contract month of the contract.

     7. In connection with ownership of cash commodities, the Partnership may, when the Managing General Partner deems it advisable, borrow from banks or other sources using the cash commodities as collateral. Such borrowings could be used to finance the acquisition of such cash commodities or to supply variation margin as required for any offsetting short futures positions.

     8. In furtherance of Partnership trading policies, the Partnership will not:

          (a) Loan money to, or guarantee the obligations of, any Partner, except open account indebtedness incurred for goods or services rendered in the ordinary course of the Partnership's commodity trading business;

          (b) Commingle its assets with those of any other person, except to the extent permitted under applicable law, including the Commodity Exchange Act, as amended, and regulations promulgated thereunder;

          (c) Trade in cash commodities unless the commodity is, in general, hedged;

          (d) Engage in the pyramiding of its positions (i.e., the use of unrealized profits on existing positions to provide margins for additional commodity futures contracts of the same or a related underlying commodity). However, the Partnership's open trade equity on existing positions will be taken into account in determining whether to acquire additional commodity contracts on behalf of the Partnership;

          (e) Permit trading of the Partnership's commodity trading account for the purpose of generating excessive brokerage commissions; or

          (f)  Trade in coin futures.


                    COMMODITY FUTURES MARKETS

Commodity Futures Contracts

     Commodity futures contracts are standarized contracts made on a commodity exchange which provide for the future delivery of specified quantities of various agricultural commodities, industrial commodities, currencies, financial instruments or metals at a specified date, time and place. The contractual obligations may be satisfied either by taking or making physical delivery of an approved grade of the commodity or by making an offsetting sale or purchase of an equivalent, but opposite, commodity futures contract on the same exchange prior to the designated date of delivery. As an example of an offsetting transaction in which the physical commodity is not delivered, the contractual obligations arising from the sale of one contract of March 1997 wheat on a commodity exchange may be fulfilled at any time before delivery of the commodity is required by the purchase of one contract of March 1997 wheat on the same exchange. In such instance the difference between the price at which the futures contract was sold and the price paid for the offsetting purchase, after allowance for the brokerage commission, represents the profit or loss to the trader. Certain futures contracts such as those for stock or other financial or economic indices approved by the CFTC settle in cash (irrespective of whether any attempt is made to offset such contracts) rather than delivery of any physical commodity.

     Commodity futures prices are highly volatile and are influenced by, among other things, changing supply and demand relationships, governmental, agricultural, commercial and trade programs and policies, national and international political and economic events, weather and climate conditions, insects and plant disease and purchases by foreign countries. In the case of stock index futures, prices are highly volatile and are influenced by a wide, variety of related and random factors such as interest rates, currency exchange rates, the relationship of stock prices to dividends, price earnings ratios, the supply of purchasable stock relative to available cash, program trading, governmental activities and regulations, political and economic events, and prevailing psychological characteristics of the market place, as well as the impact of the trading policies and decisions of institutions, individual investors and other mutual fund and pool operators and trading advisors.

     Two broad classifications of persons who trade in commodity futures are "hedgers" and "speculators." Commercial interests, including farmers, that market or process commodities, use the futures markets primarily for hedging. Hedging is a protective procedure designed to minimize losses which may occur because of price fluctuations. Commodity markets enable the hedger to shift the risk of price fluctuations to the speculator. The usual objective of the hedger is to protect the profit which he expects to earn from his farming, merchandising or processing operations, rather than to profit from his futures trading.

     The speculator, unlike the hedger, generally expects neither to deliver nor receive the physical commodity. Instead, the speculator risks his capital with the hope of profiting from price fluctuations in commodity futures contracts. The specu-lator is, in effect, the risk bearer who assumes the risks which the hedger seeks to avoid. Speculators rarely take delivery of the cash commodity but usually close out their futures positions by entering into offsetting purchases or sales of futures contracts. Because the speculator may take either long or short positions in the commodity futures market, it is possible for him to make profits or incur losses regardless of the direction of price trends. All trades made by the Partnership will be speculative rather than for hedging purposes because the Partnership will not own any underlying stocks upon which the stock price index, futures and options are based.

Forward Trading

     Two additional categories of commodity transactions other than futures contracts are "spot" contracts and "forward" contracts. Both of these are varieties of cash commodity transactions, as they relate to the purchase and sale of specific physical commodities and may differ from each other with respect to quantity, payment, grade, mode of shipment, penalties, risk of loss and the like. The terms of certain forward contracts have become more standardized and may, in lieu of requiring actual delivery and acceptance, provide a right of offset or cash settlement. For example, foreign currencies may also be purchased or sold for future delivery in the international foreign exchange market among banks, money market dealers and brokers. The bank or other institution generally acts as a principal in such forward contract transactions and includes its anticipated profit and cost in the price it quotes for such contract. Such forward contracts generally are not regulated by the CFTC. Although United States banks, which are major participants in the forward market, are regulated in various ways by the Federal Reserve Board, the Comptroller of the Currency and other federal and state banking officials, such banking authorities do not regulate forward trading in foreign currencies. In addition, forward trading in foreign currencies is not regulated by any foreign governmental agency, although exchange control restrictions on the movement of foreign currencies are in effect in many nations. While the United States currently does not impose restrictions on the movement of currencies, it could choose to do so, and the imposition or relaxation of exchange controls in various jurisdictions significantly could affect the market for that and other jurisdictions' currencies.

Cash Transactions

     Cash commodity transactions may arise in conjunction with futures transactions. For example, if the holder of a long contract satisfies his obligations under the contract by taking delivery of the commodity, such holder is said to have a cash commodity position. This cash position, if it is not to be used or processed by the holder, may be sold through spot or forward contracts or delivered in satisfaction of a futures contract.

Options

     Pursuant to its options program, the CFTC has designated contract markets for trading options on commodity futures including options on U.S. Treasury Bond futures and gold futures as well as stock index futures. The Partnership trades only in stock index futures options as are established on domestic exchanges. Trading policies of the Partnership place no limitation on the percentage of Net Assets which may be invested in options, and the Partnership may write options.

     The risks involved in trading commodity options are similar to those involved in trading futures contracts, in that options are speculative and highly leveraged. Specific market movements of the commodity or futures contract underlying an option cannot be predicted. Options are bought and sold on the trading floor of a commodity exchange. The purchaser of an option pays a premium and may be charged commissions and other fees. The writer of an option must make margin deposits and may be charged commissions and other fees. Exchanges provide trading mechanisms so that an option once purchased can later be sold and an option once written can later be liquidated by an offsetting purchase. However, there can be no assurance that a liquid offset market will exist for any particular option or at any particular time. In such case, it might not be possible to effect offsetting transactions in particular options. Thus, in the case of an option on a future, to realize any profit, a holder would have to exercise his option and comply with margin requirements for the underlying futures contract. A writer could not terminate his obligation until the option expired or he was assigned an exercise notice.

Regulation

     Commodity exchanges in the United States are subject to regulation by the CFTC under the CEA. The function of the CFTC is to implement the objectives of the CEA preventing price manipulation and excessive speculation and promoting orderly and efficient commodity futures markets. Such regulation, among other things, provides that futures trading in commodities must be upon exchanges designated as "contract markets", and that all trading on such exchanges must be done by or through exchange members. Futures trading in all commodities traded on domestic exchanges and in stock index futures is regulated.

     The CFTC also has exclusive jurisdiction to regulate the activities of "commodity trading advisors", "commodity pool operators", "futures commission merchants" and "introducing brokers." Registration as a commodity pool operator requires annual filings with the CFTC and NFA setting forth the organization, capital structure and identity of the management and controlling persons of the commodity pool operator. In addi-tion, the CFTC has authority under the CEA to require and review books and records of, and review documents prepared by, the commodity pool operator. The CFTC has adopted regulations which impose reporting and recordkeeping requirements on commodity pool operators and commodity trading advisors. The CFTC is authorized to suspend registration of a commodity pool operator if the CFTC finds that the pool's trading practices tend to disrupt orderly market conditions, or that any controlling person is subject to an order of the CFTC denying such person trading privileges on any exchange, and in certain other specified circumstances. The CFTC imposes similar requirements on commodity trading advisors.

     In recent years, significant regulatory responsibilities under the CEA have been transferred from the CFTC to the NFA, which was approved in 1982 as a "registered futures association" under the CEA. The NFA, a not-for-profit membership corporation, now acts as a general self-regulatory body for the commodities industry, performing a role similar to that played by the NASD with respect to the securities industry. Membership in the NFA is mandatory for certain commodity trading professionals, and therefore the Managing General Partner and Refco are all members of the NFA. However, neither membership in the NFA nor registration with the CFTC of the Managing General Partner and Refco implies that the NFA or the CFTC has passed upon or approved their qualifications to perform in accordance with the terms and objectives of this offering.

     The CEA requires all futures commission merchants to meet and maintain specified fitness and financial requirements, account separately for all customers' funds and positions, and maintain specified books and records on customer transactions open to inspection by the staff of the CFTC. The CEA authorizes the CFTC to regulate trading by futures commission merchants and their officers and directors, permits the CFTC to require exchange action in the event of market emergencies, and establishes an administrative procedure under which commodity (and stock index futures) traders may institute complaints for damages arising from alleged violations of the CEA.

     All exchanges (but generally not Foreign Markets or banks in the case of forward contracts) normally have regulations which limit the amount of fluctuation in commodity and stock index futures contract prices during a single trading day. These regulations specify what are referred to as "daily price fluctuation limits" or, more commonly, "daily limits." The daily limits establish the maximum amount the price of a futures contract may vary from the previous day's settlement price at the end of the trading session. Once the daily limit has been reached in a particular commodity, no trades may be made at a price beyond the limit. Positions in the commodity could then be taken or liquidated only if traders are willing to effect trades at or within the limit during the period for trading on such day. The "daily limit" rule does not limit losses which might be suffered by a trader because it may prevent the liquidation of unfavorable positions. Also, commodity futures prices have occasionally moved the daily limit for several consecutive trading days, thus preventing prompt liquidation of futures positions and subjecting the commodity futures trader to substantial losses. See "Risk Factors-Commodity Futures Trading may be Illiquid."

     The CFTC and certain exchanges have established limits, referred to as "position limits", on the maximum net long or net short position which any person may hold or control in particular commodities (and stock index futures). The CFTC has jurisdiction to establish position limits with respect to all commodities (and stock index futures).

     The above described regulatory structure may be modified at any time by rules and regulations promulgated by the CFTC, the various commodity exchanges, or by legislative changes enacted by Congress. Furthermore, the registration with the CFTC of the Managing General Partner, Refco or any Selling Agent does not imply that the CFTC has passed upon or approved this offering or their qualifications to act as described in this Prospectus.

Similarities and Contrasts between Futures Contracts and Options
Thereon for Commodities and for Stock Price Indices

     Stock index futures and options thereon share many features in common with futures contracts and options thereon relating to agricultural commodities, industrial commodities, foreign currencies and money market instruments. Therefore, the following information has been included with respect to non-stock index futures contracts and options thereon in order to provide the prospective investor with an understanding of the general market system and regulatory environment for futures contracts and options generally. Stock index futures contracts differ from other commodity futures contracts in that settlement is in cash, and not by delivery of an underlying physical commodity or monetary instrument, and in that there is no transfer of the full value of the contract but only charging of gains and losses to the margin accounts of holders. Likewise, ultimate settlement of an option on a stock index futures contract on the settlement day of the underlying futures contract will result in such a credit of gain or loss, and not the delivery of an underlying commodity or financial instrument. Stock index futures contracts and options thereon are similar to other commodity futures contracts and options thereon in that they are traded primarily on commodity exchanges which are regulated by the CFTC, have a duration of a quarter or one month, have a set settlement procedure, are subject to limits on the number of contracts or options which may be owned by one entity and its affiliates ("position limits"), are subject to limits on daily price movements ("daily price fluctuation limits" or "daily limits"), and may be sold only by regulated persons and entities.

Forward Markets

     No regulatory scheme currently exists in relation to the interbank currency forward market, except for regulation of general banking activities and exchange controls in the various jurisdictions where trading occurs or in which the currency originates. While the U.S. Government does not currently impose any restrictions on the movements of currencies, it could choose to do so, and the imposition or relaxation of exchange controls in various jurisdictions could significantly affect the market for that and other jurisdictions' currencies. Trading on the interbank market also exposes the Partnership to a risk of default, as the failure of a bank with which the Partnership had forward contracted would likely result in a default.

Foreign Markets

     Foreign Markets, on which the Partnership may trade, differ in certain respects from their U.S. counterparts and are not subject to regulation by any U.S. Governmental agency.
Therefore, the protections afforded by such regulations will not be available to the Partnership to the extent it trades on such exchanges. For example, some Foreign Markets, in contrast to domestic exchanges, are "principals' markets" in which performance is the responsibility only of the individual member with whom the trader has entered into a commodity transaction and not of the exchange or clearing corporation. On such exchanges, the Partnership will be subject to the risks of the bankruptcy or other inability of, or refusal by, such member or the counter-party to perform with respect to such transactions. For example, in the past, certain members of the tin market on the London Metal Exchange ("LME") failed to perform their obligations under outstanding tin contracts, resulting in a prolonged suspension of trading, and ultimately, a closing of that market and settlement of outstanding positions at an artificial price level dictated by the LME. As a result, a number of commodity traders suffered substantial losses and other substantial reductions of the profits which they would have otherwise realized. Due to the absence of a clearinghouse system on many foreign markets, such markets are significantly more susceptible to disruptions (such as that which occurred on the LME's tin market) than on the United States exchanges. On the other hand, futures contracts for the Partnership traded on certain foreign exchanges
(including LME for certain commodities) will be registered with the International Commodity Clearing House, Ltd. ("ICCH"), which performs a clearing function similar to a clearing corporation on a domestic commodity exchange.

     London exchanges do not generally have "daily limits" on commodity price movements or speculative position limits.
Minimum margin requirements on the London exchanges (other than the LME, the Grain and Feed Trade Association and the London Meat Futures Exchange) are established by the ICCH for exchange members, which then may determine the margin amounts required to their customers and the manner in which the margin requirements may be met. On the LME, the Grain and Feed Trade Association and the London Meat Futures Exchange, each dealer establishes the margin he will require; no margins are required by the exchange itself. Trading on the London exchanges is in pounds sterling and U.S. Dollars. The London exchanges are not regulated by the CFTC or any governmental agency of the U.S. or Great Britain. Trading on other Foreign Markets may differ from trading on U.S. Markets in a variety of ways and, accordingly, may subject the Partnership to a variety of additional risks, including, among others, special risks relating to bankruptcy, insolvency, jurisdiction and lack of proximity of the Foreign Markets. See "Risk Factors-Trading on Foreign Markets and Currency Exchange Rate Fluctuations."

Margins

     Commodity futures contracts are customarily bought and sold on margins which range upward from as little as one percent of the purchase price of the contract being traded. Because of these low margins, price fluctuations occurring in commodity (and stock index) futures markets may create profits and losses which are greater than are customary in other forms of investment or speculation. Margin is the minimum amount of funds which must be deposited by the commodity (and stock index) futures trader with his futures commission merchant in order to initiate futures trading or to maintain his open positions in futures contracts.
A margin deposit is not a partial payment as it is in connection with the trading of securities, but is like a cash performance bond; it helps assure the trader's performance of the futures contract. Since the margin deposit is not a partial payment of the purchase price, the trader does not pay interest to his broker on a remaining balance. The minimum amount of margin required in regard to a particular futures contract is set from time to time by the exchange upon which such futures contract is traded and may be modified from time to time by the exchange during the term of the contract. Under the regulations of the Chicago Board of Trade, the Partnership may be required to maintain margin deposits equal to 125% of the minimum margin levels applicable to commodity futures contracts traded on that exchange. Brokerage firms carrying accounts for traders in commodity futures contracts may increase the amount of margin required as a matter of policy in order to afford further protection for themselves. The General Partner does not anticipate that banks will require margin from the Partnership with respect to bank forward contracts.

     Margins with respect to transactions on certain foreign exchanges generally are established by member firms rather than by the exchanges themselves. However, in the case of ICCH cleared transactions, ICCH (as the independent clearing house) requires margins and deposits from its members and such members generally require their clients to furnish/pay amounts at least equal to the ICCH charges.

     When the market value of a particular open futures position changes to a point where the margin on deposit does not satisfy the maintenance margin requirements, a margin call will be made by the trader's broker. If the margin call is not met within a reasonable time, the broker is required to close out the trader's position. Margin requirements are computed each day by the trader's broker. With respect to the Partnership's trading, the Partnership, and not the Limited Partners personally, will be subject to the margin calls, if any.

     As a result of the stock market declines during October, 1987 and October, 1989, there is substantial debate concerning whether the authority to set margins should continue to rest with exchanges and whether, in any such event, such margins should be increased significantly. If changes in margins requirements are effected, it is likely that they will relate to stock index futures, but it is possible that they could relate to other commodity interests as well. Any such changes could have a significant impact upon the Partnership.


             ADJUSTED ASSET VALUE AND NET ASSET VALUE

     The Adjusted Asset Value of the Partnership is its assets less certain of its liabilities determined in accordance with generally accepted accounting principles, including any unrealized profits and any unrealized losses on open commodity positions. More specifically, Adjusted Asset Value of the Partnership shall mean the sum of all cash, United States Treasury bills and other securities (valued at cost plus accrued interest and discount), the liquidating value (or cost of liquidation, as the case may be) of all futures positions and the fair market value of all other assets of the Partnership less all liabilities of the Partnership, in each case as determined by the General Partner in accordance with generally accepted accounting principles; provided, however, that Adjusted Asset Value shall not include a reduction for the monthly Management Allocation for the month of determination or the quarterly Incentive Allocation for the quarter of determination; provided, further, that Adjusted Asset Value shall not include any unamortized organizational and offering expenses or related liabilities of the Partnership. The liquidating or market value of a commodity futures contract or option shall be based upon the settlement price on the commodity exchange on which the particular commodity futures contract or option is traded by the Partnership; provided, that if a contract could not be liquidated on the day with respect to which Adjusted Asset Value is being determined, due to the operation of daily limits or other rules of the commodity exchange upon which that contract is traded or otherwise, the settlement price on the first subsequent day on which the contract could be liquidated shall be the basis for determining the liquidating value of such contract for the day of determination, or such other value as the General Partner may deem fair and reasonable. In calculating unrealized profit or loss on open futures position, the commission, if any, which would be incurred in liquidating the open position will not be taken into account, nor will any accrued brokerage fees.

     The Net Asset Value of the Partnership is determined by subtracting the Management Allocation for the month of determination, and, if such month is the last month of a calendar quarter, the Incentive Allocation for the quarter of determination, from the Adjusted Asset Value of the Partnership.

     Net Asset Value per Unit for each Unit owned by a respective
Limited Partner is calculated as of the end of each month in the following manner:

     Step 1 - The aggregate Adjusted Asset Value allocable to Limited Partnership Units is determined by multiplying (A) the aggregate Adjusted Asset Value of the Partnership (Limited Partnership Units and the interest of the General Partner) as of the end of the month in question by (B) the ratio of (i) the aggregate Net Asset Value of the Limited Partnership Units at the beginning of the month in question, to (ii) the aggregate Net Asset Value of the Partnership (Limited Partnership Units and the interest of the General Partner) at the beginning of the month in question.

     Step 2 - The Adjusted Asset Value allocable to the Limited Partnership Units owned by each respective Limited Partner is determined by multiplying the result determined in Step 1 above by the ratio of (A) the aggregate Net Asset Value of the individual Limited Partner's respective Units at the beginning of the month in question, to (B) the aggregate Net Asset Value of all Limited Partnership Units in the Partnership at the beginning of the month in question.

     Step 3 - The Adjusted Asset Value allocable to each Unit owned by a Limited Partner is determined by dividing the result in Step 2 by the number of Units owned by the respective Limited
Partner.

     Step 4 - The Net Asset Value per Unit for each Unit owned by a respective Limited Partner is determined by subtracting (A) the Management Allocation allocable to each Unit for such month, and
(B) if such month is the ending month of a calendar quarter, the quarterly Incentive Allocation (if any) allocable to each such Unit, from the result determined under Step 3 above.

     In the event a Limited Partner acquires Units on different dates, for purposes of the above determinations, such Limited Partner will be treated as a separate Limited Partner with respect to the Units acquired on each such date. Since the amount of the Management Allocation and Incentive Allocation chargeable to a Limited Partner's respective Units will depend upon the timing of the Limited Partner's purchase of such Units and the Partnership's income, the Net Asset Value per Unit of each respective Limited Partner's Units may differ.

     With respect to Units purchased during the Offering, the Average Net Asset Value per Unit is determined on the last day of the month preceding the entry of the Limited Partner to the Partnership by dividing (A) the difference between (i) the result from Step 1 above, and (ii) the sum of (a) the aggregate of the Management Allocation chargeable to all Units during such preceding month, and (b) if such month is the ending month of a calendar quarter the Incentive Allocation (if any) chargeable to all Units as of the end of such quarter, by (B) the number of Units outstanding at the end of the month.

     The Net Asset Value of the General Partner's interest in the
Partnership is calculated by subtracting the aggregate Net Asset
Value allocable to the Units from the aggregate Net Asset Value of the Partnership.

     Upon request, the General Partner will advise any Limited Partner of the current Adjusted Asset Value per Unit, the Net Asset Value per Unit and the number of Units credited to such Limited Partner's account, as well as the current Average Net Asset Value per Unit.


                 ALLOCATION OF PROFITS AND LOSSES

Financial Allocations

     Each Limited Partner and the General Partner (the General Partner and the Limited Partners, collectively, are considered to be "Partners" for purposes of the following explanation of the Partnership's accounting and tax allocations) will have a capital account, the initial balance of which will consist of such Partner's cash contribution to the Partnership.

Federal Tax Allocations

     At the end of each fiscal year, the Partnership's taxable income, expense, capital gain and loss will be allocated among the Partners, and each Partner will be required to include in his personal income tax return his share of such items.

     The Management Allocation will be specially allocated each month to each Unit in proportion to the Limited Partner's respective Adjusted Asset Value as determined in Step 3 in "Adjusted Asset Value and Net Asset Value" above. The Incentive
Allocation (if any) for each Unit will be calculated and specially allocated each quarter to those Units that have Net New
Appreciation for the quarter of determination.

     Items of ordinary income and expense (excluding the Management Allocation and the Incentive Allocation), such as interest income, brokerage fees and expenses incidental to trading, will be allocated pro rata among the Partners based on their respective capital accounts (referred to in the Partnership Agreement as the Partner's respective "Partnership Percentage Interest") as of the beginning of each month in which the items of ordinary income and expense accrue.

     Capital gain will be allocated first to each Limited Partner who has redeemed a Unit during the fiscal year up to any excess of the amount received upon redemption of the Unit over the tax basis account maintained for the redeemed Unit. See Section 6.01 of the Limited Partnership Agreement. If the capital gain to be so allocated is less than the excess of all amounts received for redeemed Units over all corresponding tax basis accounts, the entire amount of such capital gain will be allocated among the Limited Partners who redeemed Units at a value in excess of such Units' respective tax basis accounts in the ratio that each such Limited Partner's excess bears to the aggregate excesses of all such Limited Partners.

     Any capital gain remaining after the allocation described in the previous paragraph will be allocated among all Limited Partners whose capital accounts are in excess of their tax basis accounts (after increasing such accounts in the amount of the allocations described in the previous paragraph) in the ratio that each such Limited Partner's amount of such additional excess bears to all such Limited Partners' excess. If the gain to be so allocated is greater than the excess of all such Limited Partners' capital accounts over all such tax basis accounts, the amount of such additional gain will be allocated among all Limited Partners in the ratio that each Limited Partner's capital account bears to all Limited Partners' capital accounts.

     Capital loss will be allocated first to each Limited Partner who has redeemed a Unit during the fiscal year up to any excess of the tax basis account maintained for the redeemed Unit over the amount received upon redemption of the Unit. If the aggregate capital loss to be so allocated is less than the excess of all tax basis accounts for redeemed Units over the amount received upon redemption of such Units, the entire amount of such loss shall be allocated among the Limited Partners which redeemed Units at a value less than such Units' respective tax basis accounts in proportion to the respective amounts by which the redemption value for each Unit was less than the applicable tax basis.

     Any capital loss remaining after the allocation described in the previous paragraph will be allocated among the Limited Partners whose tax basis accounts are in excess of their capital accounts (after decreasing such tax basis accounts in the amount of the allocations described in the previous paragraph) in ratio that each such Limited Partner's excess bears to all such Limited Partners' excesses. If the loss to be so allocated is greater than the excess of all such Limited Partners' tax basis accounts over all such capital accounts, the amount of such additional loss will be allocated among all Limited Partners in the ratio that each Limited Partner's capital account bears to all Limited Partners' capital accounts.

     Any gain or loss required to be taken into account in accordance with the "mark-to-market" provisions of Section 1256 of the Code will be considered capital gain or loss for purposes of the foregoing allocations. See "Certain Federal Income Tax Aspects-Taxation of Partners on Profits or Losses of the Partnership." The General Partner's interest in the Partnership will be treated on a Unit-equivalent basis for purposes of such allocation.

     In the event that future tax legislation restores the distinction, generally eliminated in the Tax Reform Act of 1986, between short and long-term capital gain, the allocations of capital gain described above shall be pro rata between short and long-term capital gain.

     The allocation of profit and loss for federal income tax purposes set forth herein is intended to eliminate, to the extent possible, any disparity between a Partner's capital account and his tax basis account in a manner that is consistent with principles set forth in Section 704(c) of the Code.


                           REDEMPTIONS

     A Limited Partner, on 10 days' written notice to the Managing General Partner, may cause any or all of his Units to be redeemed by the Partnership as of the last day of any calendar quarter at the Redemption Net Asset Value per Unit thereof less any amount owing by such Partner to the Partnership; provided, that a Limited Partner will not be entitled to redeem any Unit until after 6 full months from the time such Unit was purchased. The "Redemption Net Asset Value per Unit" is calculated in the same manner as the Net Asset Value per Unit except that Partnership Adjusted Asset Value is determined by also subtracting the commissions which would be incurred to liquidate an open futures position, as well as any accrued brokerage fees. See "Adjusted Asset Value and Net Asset Value." Redemptions made on or prior to the end of the sixth, ninth and twelfth month after the purchase of such Units will be charged a 4%, 3%, and 2% redemption fee, respectively; however, the redemption fee will not exceed 5% of the gross purchase price of such Units. These redemption charges will be paid to the General Partners.

     Except as otherwise noted herein, all requests for redemption in proper form will be honored, and the Partnership's commodity positions will be liquidated to the extent necessary to effect redemptions. The right to obtain redemption is contingent upon the Partnership having property sufficient to discharge its liabilities on the date of redemption. It is also contingent on receipt by the Managing General Partner of a request for redemption in the form attached to the Partnership Agreement (or any other form approved by the Managing General Partner) at least 10 days prior to the date on which redemption is requested. Payment will be made within 15 days after the date of redemption, except that under special circumstances, including, but not limited to, the inability on the part of the Partnership to liquidate commodity positions as of such date or default or delay in payments due the Partnership from futures commission merchants, banks or other persons, the Partnership may delay payments to Partners requesting redemption of Units in amounts equal to the proportionate part of the Net Asset Value of the Units represented by the sums which are the subject of such default or delay.

     The Partnership Agreement also provides for a mandatory Special Redemption Date if at any time the Average Net Asset Value per Unit declines to 50% or less than the highest Average Net Asset Value per Unit at which Units have been purchased (after adjusting downward for all distributions), as of the close of business on any day. In the event of such a decrease, all trading will be suspended and all open positions liquidated as promptly as practicable. The Managing General Partner must then either withdraw from the Partnership (which would likely cause its termination) or declare a Special Redemption Date pursuant to which Limited Partners would be given an opportunity to redeem their Units before trading would be permitted to recommence. There can be no assurance, in the event that a Special Redemption Date is called, that the Partnership's open positions could be liquidated in a timely manner or without substantial additional losses. However, the Special Redemption feature is intended to provide Limited Partners with the opportunity to limit the percentage of their initial investment which they are at risk of losing by attempting to assure them of a suspension of trading and an opportunity to redeem after a certain level of losses has been incurred.

     If trading resumes after a Special Redemption Date, subsequent Special Redemption Dates will occur if the Average Net Asset Value per Unit has decreased to 50% or less of the highest Average Net Asset Value per Unit at which Units have been purchased since the previous Special Redemption Date (or the Average Net Asset Value per Unit at such previous Special Redemption Date, if higher), after adjusting downward for all distributions.

     The Managing General Partner may, in its discretion, declare a Special Redemption Date at any time, if the Managing General Partner determines that doing so would be in the best interests of the Partnership. A Special Redemption Date, unlike routine quarterly redemptions, involves a suspension of trading and liquidation of open positions.

     The Managing General Partner may, in its sole discretion, effect a redemption of any Units held by any Limited Partner, without such Partner's consent, at the Redemption Net Asset Value per Unit thereof, if it considers doing so to be desirable for the protection of the Partnership or its Partners. Any such redemption may be effected upon ten days notice and, if effected other than at the end of a calendar month or quarter, will not include a reduction for any accrued Management or Incentive Allocation that would otherwise be payable.

     The liability of Limited Partners, including the possible liability of a person who had Units redeemed, for liabilities of the Partnership which arose before such redemption, is described under "The Partnership Agreement-Nature of the Partnership."

     See "Certain Federal Income Tax Aspects" for information concerning federal income tax aspects of redemptions.


                      CERTAIN FEDERAL INCOME TAX ASPECTS

     THE FOLLOWING IS A SUMMARY OF SOME OF THE FEDERAL INCOME TAX CONSEQUENCES TO LIMITED PARTNERS RESULTING FROM AN INVESTMENT IN THE PARTNERSHIP BASED UPON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), AND RULES, REGULATIONS AND EXISTING INTERPRETATIONS RELATING THERETO, ANY OF WHICH COULD BE CHANGED AT ANY TIME. A COMPLETE DISCUSSION OF ALL FEDERAL, STATE AND LOCAL TAX ASPECTS OF AN INVESTMENT IN THE PARTNERSHIP IS BEYOND THE SCOPE OF THIS SUMMARY, AND PROSPECTIVE INVESTORS MUST CONSULT THEIR OWN TAX ADVISERS ON SUCH MATTERS. PROSPECTIVE INVESTORS WHO ARE GENERALLY EXEMPT FROM TAX SHOULD CAREFULLY REVIEW THE SECTION ENTITLED "EMPLOYEE BENEFIT PLANS" HEREIN.

Partnership Status

     The General Partners have been advised by their counsel, Waring Cox, PLC, that, in the opinion of such counsel, if the Partnership is organized and operated in accordance with the provisions of the Partnership Agreement and applicable state law, then under present laws, regulations and judicial interpretations thereof (all of which are subject to change), and subject to 90% or more of the Partnership's gross income being "qualifying income" as discussed below in this section, the Partnership will be classified as a partnership for federal income tax purposes and not as an association taxable as a corporation. No ruling has been obtained from the Internal Revenue Service confirming this tax treatment, and the General Partners do not intend to request such a ruling.

     If the Partnership should at any time be classified as an association taxable as a corporation, the Limited Partners would not be treated as partners for tax purposes, income or loss of the Partnership would not be passed through to the Limited Partners and the Partnership would be subject to tax on its income at the rates applicable to corporations. In addition, all or a portion of distributions made by the Partnership to the Limited Partners could be taxable to them as dividends (to the extent of current or accumulated earnings and profits) or capital gains, while none of those distributions would be deductible by the Partnership in computing its taxable income.

     Certain "publicly traded partnerships" are taxed as corporations. Publicly traded partnerships are defined in Code
Section 7704 as partnerships the interests in which are traded on an established securities market or are readily tradeable on a secondary market (or the substantial equivalent thereof). Although Units will not be traded on an established securities market or a secondary market, the legislative history to Section 7704 states that the substantial equivalent of a secondary market is indicated if the partnership has a "regular plan of redemptions ... so that the holders of interests have readily available, regular and ongoing opportunities to dispose of their interests...."  Furthermore, under applicable authorities, an open-ended partnership (e.g., one that has a continuous offering feature such as the Partnership) that has a redemption feature will be classified as a publicly-traded partnership unless, among other things, the partnership agreement requires at least 60 days prior written notice of the partner's intent to redeem. In the instant case, the Partnership Agreement only requires 10 days notice. Accordingly, it is likely that the Partnership will be classified as a publicly-traded partnership.

     Nevertheless, even if the Partnership is classified as a publicly-traded partnership, an exception from tax treatment as a corporation is provided if 90% or more of the Partnership's gross income for the taxable year is "qualifying income." Qualifying income is defined to include certain kinds of passive income, such as (i) interest, (ii) dividends, and (iii) in the case of a partnership whose principal activity is the buying and selling of commodity interests, income and gains (other than as a dealer) from commodities or futures, options or forward contracts with respect to such commodities (including foreign currency transactions of a commodity pool).

     It is the intention of the General Partners that all of the income of the Partnership will constitute "qualifying income" within one or more of the foregoing categories. In addition, the Partnership Agreement prohibits the General Partners from causing the Partnership to fail the 90% qualifying income safe harbor. Accordingly, while the offering and redemption features of the Partnership may cause the Partnership to be classified as a publicly-traded partnership, it is unlikely that the Partnership would be treated as a corporation for federal income tax purposes, although there can be no assurance to this effect.

     The remainder of the Summary assumes that the Partnership will be classified as a partnership for federal income tax purposes.

Taxation of Partners on Profits or Losses of the Partnership

     The Partnership, as an entity, will not be subject to federal income tax. In general, each Partner is required for federal income tax purposes to take into account, in his taxable year with which or within which a taxable year of the Partnership ends, his distributive share of all items of Partnership income, gain (including unrealized gain from futures contracts and options "marked-to-market"), loss or deduction for such taxable year of the Partnership. A Partner must take such items into account even if the Partnership does not make any distributions to such Partner during his taxable year.

     A Partner's distributive share of such items for federal income tax purposes generally is determined by the allocations made pursuant to the Partnership Agreement, unless such items as so allocated do not have "substantial economic effect" or are not in accordance with the Partners' interests in the Partnership. Under the Partnership Agreement, allocations are generally made in proportion to Partners' capital accounts and therefore have "substantial economic effect." However, the allocations required by the Partnership Agreement with respect to the Management Allocation and the Incentive Allocation, and when redemptions or purchases or Units occur, generally will not be in proportion to capital accounts. See "Allocations of Profits and Losses." Nonetheless, the General Partners believe such allocations are permitted for tax purposes, and the income tax regulations seem to support that belief. If such allocations were not to be sustained, each Partner's distributive share of the items that are the subject of such allocations would be redetermined based upon his interest in the Partnership by taking into account all relevant facts and circumstances. Such a redetermination might result in a larger share of Partnership income being allocated (solely for tax purposes) to Partners who had not redeemed or purchased Units during a given taxable year than was allocated to them pursuant to the Partnership Agreement.

     The amount of any Partnership loss (including capital loss) that a Partner is entitled to include in his personal income tax return is limited to his tax basis for his interest in the Partnership as of the end of the Partnership's taxable year in which such loss occurred. Generally, a Partner's adjusted tax basis for his interest in the Partnership is the amount paid for such interest reduced (but not below zero) by his share of any Partnership distributions, losses and expenses and increased by his share of the Partnership's income, including gain.

     Assuming that the Partnership meets the requirements to be treated as a "qualified fund" and elects to be so treated (as discussed below), the General Partners anticipate that gain or loss recognized with respect to all futures contracts, forward contracts and options traded on domestic exchanges by the Partnership will be characterized as capital gain or loss, of which 60 percent will be treated as long-term and 40 percent will be treated as short-term, regardless of the holding period of the individual contracts (the "60/40 rule"). Income derived by the Partnership from investing funds not required for trading in interest-bearing obligations will generally be ordinary income.

     Long-term capital gain recognized with respect to futures contracts, forward contracts and options traded on domestic exchanges is subject to tax at the same rate as ordinary income, but is subject to a maximum effective tax rate of 28 percent (while legislation enacted in August 1997 reduced the maximum long-term capital gains tax rate for certain assets, such legislation did not reduce the maximum effective tax rate of 28% applicable to long-term gain recognized under the 60/40 rule). For corporations, such gain likewise is taxed as ordinary income, but is subject to a maximum effective corporate tax rate of 35 percent. Net capital losses are deductible by individuals only to the extent of capital gains (whether long-term or short-term) for the taxable year plus $3,000. As an example, under these rules if a Partner's distributive share of Partnership interest income (which constitutes ordinary income for tax purposes) was $5,000, the Partner's distributive share of Partnership trading losses (which constitute capital losses for tax purposes) was $5,000 and the Partner had no other capital gains, the Partner would have $2,000 of income subject to tax despite having derived no economic gain from his investment in the Partnership. Corporations may deduct capital losses only to the extent of capital gains.

     The Partnership will meet the requirements to elect "qualified fund" status if (i) the Partnership has at all time at least 20 partners and no single partner owns more than 20% of the interests in the capital or profits of the Partnership, (ii) the principal activity of the Partnership at all times consists of buying and selling futures contracts, forward contracts and options with respect to commodities, (iii) at least 90% of the gross income of the Partnership consists of interest, dividends, income and gains from futures contracts, forward contracts or options with respect to commodities and certain other capital gains and (iv) no more than a de minimis amount of the gross income of the Partnership consists of income from trading in "spot" commodities. The Partnership has met these requirements for all prior years and has elected "qualified fund" status. The General Partners anticipate that the Partnership will continue to meet these requirements in future years. If the Partnership fails to meet any of the above requirements in a taxable year (i) a net loss recognized by the Partnership in such taxable year with respect to all futures contracts, forward contracts and options with respect to foreign currencies traded by the Partnership will be characterized as a capital loss, subject to the limitations described in the preceding paragraph, and (ii) a net gain recognized by the Partnership in such taxable year with respect to such contracts will be characterized as ordinary income. If the Partnership did not elect such status, the Partnership's trading of certain bank forward contracts, with respect to foreign currencies, foreign currency futures contracts traded on foreign exchanges and certain similar instruments would result in ordinary income (or loss) against which the capital losses, if any, from the Partnership's other trading activities might not be fully deductible, as described in the preceding paragraph.

     The "mark-to-market" system of taxation and the 60/40 rule will apply to most, if not all, futures contracts, forward contracts and options which the Partnership will trade. Under the mark-to-market system, any unrealized profit or loss on positions in such contracts which are open as of the end of the Partnership's taxable year will be treated as if such profit or loss had been realized for tax purposes as of such time (even though the positions in fact remain open). If an open position on which profit or loss has been recognized as of the end of a taxable year declines in value after such year-end and before the position is in fact offset, a loss will be recognized for tax purposes (irrespective of the fact that the trader may have actually realized a gain on the position considered from the time that such position was initiated). The converse is the case with an open position on which a mark-to-market loss was recognized for tax purposes as of the end of a taxable year but which subsequently increases in value prior to being offset.

Treatment of Income and Loss Under the Passive Loss Rules

     The Code contains rules (the "Passive Loss Rules") designed to prevent the deduction of losses from "passive activities" against income not derived from such activities, including income from investment activities not constituting a trade or business, such as interest and dividends ("Portfolio Income") and salary. In accordance with Temporary Treasury Regulations promulgated under the Code relating to the Passive Loss Rules, the ownership of Units will not constitute a "passive activity", with the result that income derived from the Partnership's trading activities will constitute Portfolio Income or other income not from a passive activity. This means that losses resulting from a Partner's "passive activities" (including most "tax shelter" limited partnerships) cannot be offset against such income and net losses from Partnership operations will be deductible in computing the taxable income of a Limited Partner (subject to other limitations on the deductibility of such losses).

Limited Deduction for Certain Expenses

     Under prior law, individual taxpayers who itemized deductions were permitted to deduct expenses of producing income, including investment advisory fees, when computing taxable income. The Code now provides that such expenses are to be aggregated with unreimbursed employee business expenses and other expenses of producing income (collectively the "Miscellaneous Itemized Deductions"), and the aggregate amount of such Miscellaneous Itemized Deductions will be deductible only to the extent such amount exceeds 2% of a taxpayer's adjusted gross income. The General Partners intend, in the absence of further clarification by legislation, the promulgation of regulations or judicial or administrative interpretation, not to treat any part of the Management or Incentive Allocations payable to the General Partner as a Miscellaneous Itemized Deduction subject to the 2% floor limitation described above. If the Internal Revenue Service were to successfully assert that the Partnership should have treated all or any portion of the Partnership's expenses as Miscellaneous Itemized Deductions, Limited Partners could be required to file amended tax returns and to pay additional taxes plus interest and penalties. The General Partners reserve the right at any time, without consulting with the Limited Partners, to determine the treatment of the Partnership's expenses for federal income tax purposes.

Cash Distributions and Redemptions of Units

     Cash received from the Partnership as a distribution with respect to his interest in the Partnership or in redemption of less than all of such interest generally does not result in taxable income to a Partner, except as described below. Rather, such distribution reduces (but not below zero) the total tax basis of all of the Units held by the Partner after the distribution or redemption. Any cash distribution in excess of a Partner's adjusted tax basis for his interest in the Partnership is treated as gain from the sale or exchange of such interest. Because a Partner's tax basis in his Units is not increased on account of his distributive share of the Partnership's income until the end of the Partnership's taxable year, distributions during the taxable year could result in taxable gain to a Partner even though no gain would result if the same distributions were made at the end of the taxable year. Furthermore, the share of the Partnership's income allocable to a Partner at the end of the Partnership's taxable year would also be includable in the Partner's taxable income and would increase his tax basis in his remaining interest in the Partnership as of the end of such taxable year.

     Redemption for cash of the entire interest in the Partnership held by a Partner will result in the recognition of gain or loss for federal income tax purposes. Such gain or loss will be equal to the difference between the amount of the cash distribution and the Partner's adjusted tax basis for such interest. A Partner's adjusted tax basis for his interest in the Partnership includes for this purpose his distributive share of the Partnership's income or loss for the year of such redemption.

Limitation on Deductibility of Interest on Investment
Indebtedness

     Interest paid or accrued on indebtedness properly allocable to property held for investment is investment interest. Interest expense incurred by a Limited Partner that is allocable to such Limited Partner's investment in Units generally will be investment interest. In addition, a Limited Partner's allocable share of interest expense incurred by the Partnership, if any, will be investment interest. Such interest is generally deductible by noncorporate taxpayers only to the extent that it does not exceed net investment income. A Limited Partner's distributive share of net Partnership income and any gain from the disposition of Units will be treated as investment income, except that a Limited Partner's net capital gain from the disposition of Units is not investment income unless the Limited Partner waives the benefit of the 28% tax rate on such gains. It is not clear whether a Limited Partner's distributive share of Partnership net capital gain constitutes investment income where such gain is taxed at the maximum 28% rate. Interest expense incurred by a Limited Partner to acquire his Units generally will be investment interest expense. Any investment interest expense disallowed as a deduction in a taxable year solely by reason of the above limitation is treated as investment interest paid or accrued in the succeeding taxable year.


Syndication Expenses

     Expenditures made in connection with the syndication of a partnership must be capitalized and cannot be amortized. Syndication expenditures include amounts incurred to promote the sale of, or to sell, Units in the Partnership, such as any offering fees, sales commissions, legal fees incident to the syndication and printing costs related thereto.

     The Internal Revenue Service could take the position that
(i) a portion of the Management Allocation and Incentive
Allocation paid to the General Partners constitutes non-deductible syndication expenses, and (ii) a portion of the General Partner's distributive share of Partnership income, gains or cash distributions constitutes non-deductible syndication expenses. The General Partners believe that no portion of the fees or distributive share payable to it constitute non-deductible syndication expenses. The General Partners anticipate devoting a substantial amount of time to the management of the Partnership and its trading activities which should support a finding that such allocations are proper. However, there can be no assurance that the Internal Revenue Service will agree with this position.

     Finally, the Internal Revenue Service may contend that a portion of the brokerage commissions paid by the Partnership to Refco constitute nondeductible syndication expenses under the theory that such commissions are to reimburse Refco for its advance of the Partnership's organizational and offering expenses, or because Selling Agents may receive compensation from Refco on an ongoing basis from a portion of the commodity brokerage commissions paid by the Partnership. If the Service were successful in this regard, the Partnership would be required to capitalize such amounts, thereby increasing the amount of gain (or reducing the amount of loss) allocable to the Partners with respect to the Partnership's trading activities.

Partnership Audits; Penalties

     The tax treatment of Partnership-related items is determined at the Partnership level rather than at the Partner level. The General Partner has been appointed as "tax matters partner" with the authority to determine the Partnership's response to an audit, except that the General Partner does not have the authority to settle tax controversies on behalf of any Limited Partner who files a statement with the Internal Revenue Service stating that the General Partner has no authority to settle Partnership tax controversies on such Limited Partner's behalf. The limitations period for assessment of deficiencies and claims for refunds with respect to items related to the Partnership is three years after the Partnership's return for the taxable year in question is filed, and the General Partner has the authority to, and may, extend such period with respect to all Limited Partners. If an audit results in an adjustment, all Partners may be required to file amended tax returns which may themselves also be subject to audit, additional taxes, interest and penalties. There can be no assurance that the Partnership's or a Limited Partner's tax return will not be audited by the Internal revenue Service or that no adjustments to such returns will be made as a result of such an audit.

     Section 6662 of the Code imposes a 20% penalty for any substantial understatement of income tax liability, or for any negligent or, among other things, disregard of tax rules or regulations. A "substantial understatement" exists if the total understatement of tax liability for the taxable year exceeds the greater of 10% of the tax required to be shown on the return or $5,000. "Negligence" includes any failure to make a reasonable attempt to comply with the tax laws, and "disregard" includes any careless, reckless or intentional disregard. If a Partner makes a substantial understatement of personal tax liability, the Partner may be subject to this penalty for any disallowed item unless (i) it is supported by "substantial authority" or (ii) the relevant facts affecting the tax treatment of such items are disclosed in the return or in a statement attached to the return. A special rule is applicable if an item is attributable to a "tax shelter." In order to avoid the penalty for understatement of tax liability for a tax shelter item, in addition to the "substantial authority" requirement, the taxpayer must reasonably believe that the tax treatment was more likely than not the proper treatment. Based on the expected activities of the Partnership, the General Partners do not believe that the Partnership is a "tax shelter" for this purpose. However, no assurance can be given that the Internal Revenue Service or the courts will agree with this position.

State and Local Taxes

     In addition to the federal income tax consequences described above, the Partnership and the Partners may be subject to various state and local taxes. Certain of such taxes could, if applicable, have a significant effect on the amount of tax payable with respect to an investment in the Partnership. A Partner's distributive share of the profits of the Partnership may be required to be included in determining reportable income for state or local tax purposes, and state and local taxation of gains and losses from certain of the Partnership's activities may be inconsistent with the treatment of such gains and losses for federal income tax purposes. LIMITED PARTNERS MUST CONSULT THEIR OWN TAX ADVISERS REGARDING THE POSSIBLE APPLICABILITY OF STATE OR LOCAL TAXES TO AN INVESTMENT IN THE PARTNERSHIP.
                         _______________


     Except as otherwise set forth, the foregoing statements regarding the federal income tax consequences to the Partners of an investment in the Partnership are based upon the provisions of the Code as currently in effect and the existing administrative and judicial interpretations thereunder. No assurance can be given that administrative, judicial or legislative changes (other than those discussed above) will not occur that would make the foregoing statements incorrect or incomplete.

     The foregoing discussion is not intended as a substitute for careful tax planning, particularly since certain of the income tax consequences of an investment in the Partnership may not be the same for all taxpayers. ACCORDINGLY, PROSPECTIVE INVESTORS IN THE PARTNERSHIP ARE URGED TO CONSULT THEIR TAX ADVISERS WITH SPECIFIC REFERENCE TO THEIR OWN TAX SITUATION UNDER FEDERAL LAW AND THE PROVISIONS OF APPLICABLE STATE AND LOCAL LAWS BEFORE SUBSCRIBING FOR UNITS.

               PURCHASES BY EMPLOYEE BENEFIT PLANS

     The purchase of Units by an employee benefit plan is subject to certain additional considerations because investments of such plans are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), as well as certain restrictions imposed by Section 4975 of the Code. The term "employee benefit plan" refers to any plan or account of various types (including the related trusts) which provides for accumulation of assets or benefits in respect of an individual's compensation, free from federal income tax until such time as assets or benefits are distributed from the plan. Such plans include corporate pension and profit sharing plans, "simplified employee pension plans," KEOGH plans for self-employed individuals (including partners), employee welfare plans and, for purposes of this discussion, individual retirement accounts as described in Section 408 of the Code.

     In general, the person with investment discretion with respect to an employee benefit plan should consult with his or her attorney or other advisor with regard to (i) whether the investment is prudent in accordance with the requirements of section 404(a) of ERISA; (ii) whether the investment satisfies the diversification requirements of section 404(a)(1)(C) of ERISA; (iii) whether the investment is in accordance with the documents and instruments covering the plan; (iv) whether a prohibited transaction in violation of section 406 of ERISA or section 4975 of the Internal Revenue Code will occur; (v) whether the investment provides sufficient liquidity; (vi) the need to value the assets of the plan annually pursuant section 103(d)(5) of ERISA; (vii) whether all of the assets of the Partnership will be considered as "plan assets" of the employee benefit plan, rather than just the Units; and (viii) whether all or any portion of the income attributable to the Units will be taxable as "unrelated business taxable income" ("UBTI").

     The United States Department of Labor ("DOL") Regulation 2510.3-101 (the "Regulation") provides certain rules for determining whether an investment in the Partnership by employee benefit plans will be treated as an investment by such plans in the underlying assets of the Partnership. If the Partnership were deemed to hold "plan assets", the General Partners would most likely become an ERISA fiduciary with respect to the Partnership assets and, therefore, co-fiduciaries with the person making the investment decision to purchase Units, and the assets of the Partnership would be subject to the prohibited transaction rules of ERISA and the Code.

     The Regulation provides that assets of an entity in which an employee benefit plan invests will not be deemed for purposes of ERISA to be assets of such plan if the class of "equity" interests held by the plan are (i) held by 100 or more investors independent of the Partnership and of each other, (ii) "freely transferable" and (iii) sold to employee benefit plans as a part of an offering of Units to the public pursuant to (a) an effective registration statement under the Securities Act of 1933 and then the Units are registered under the Securities Act of 1934, or (b) an effective registration statement under Section 12(b) or 12(g) of the Securities Exchange Act of 1934.

     The General Partners believe that the Units will meet the foregoing tests. However, the determination of whether the Units will be "freely transferable" is a subjective test under the Regulation based on all relevant facts and circumstances. Accordingly, there is a risk that the Partnership could be deemed to hold "plan assets" under the Regulation. In this regard, it should be noted that the Partnership Agreement permits the General Partner to compel the redemption of some or all Units held by employee benefit plans or accounts.

     While the Partnership will likely be classified as a "publicly traded partnership" (subject to the 90% qualifying income exception), recent amendments to the Code eliminated certain unfavorable tax consequences of investments made by tax-exempt entities in "publicly traded partnerships." Accordingly, income from the Partnership's expected activities should not be of a character that produces UBTI.

     Units may not be purchased with the assets of an employee benefit plan if the General Partners, any trading advisor or any of their respective affiliates, either: (a) has investment discretion with respect to the investment of such plan assets;
(b) has authority or responsibility to give or regularly gives investment advice with respect to such plan assets, for a fee, and pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such plan assets and that such advice will be based on the particular investment needs of the plan; or (c) is an employer maintaining or contributing to such plan.

     ACCEPTANCE OF SUBSCRIPTIONS ON BEHALF OF INDIVIDUAL RETIREMENT ACCOUNTS OR OTHER EMPLOYEE BENEFIT PLANS IS IN NO RESPECT A REPRESENTATION BY THE PARTNERSHIP, THE GENERAL PARTNERS, ANY TRADING ADVISOR, OR ANY OTHER PARTY THAT THIS INVESTMENT MEETS ALL RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY ANY PARTICULAR PLAN OR THAT THIS INVESTMENT IS APPROPRIATE FOR ANY PARTICULAR PLAN. THE PERSON WITH INVESTMENT DISCRETION SHOULD CONSULT WITH HIS ATTORNEY AS TO THE PROPRIETY OF SUCH AN INVESTMENT IN LIGHT OF THE CIRCUMSTANCES OF THE PARTICULAR PLAN AND CURRENT TAX LAW.


                    THE PARTNERSHIP AGREEMENT

     The Partnership was formed in September, 1990. Upon the further amendment of the Partnership Agreement, those investors whose Subscriptions are accepted will be admitted as Limited Partners. The Partnership will be governed by and operated in accordance with the Agreement of Limited Partnership as set forth in Exhibit A hereto. See "Allocation of Profits and Losses" for a description of allocations of profits and losses. See "Use of Proceeds" and "Capitalization" for a description of the Partners' capital contributions. See also "Adjusted Asset Value and Net Asset Value."

     A prospective Limited Partner should carefully review the Partnership Agreement. The following statements summarize certain provisions of the Partnership Agreement, but do not purport to be a complete description and are qualified in their entirety by express reference to the Partnership Agreement.

Nature of the Partnership

     The Partnership has been formed under the Tennessee Revised Uniform Limited Partnership Act ("TRULPA"). The General Partners have been advised by counsel that Units purchased and paid for pursuant to and in accordance with this offering will be fully paid and nonassessable. The General Partners will be liable for all obligations of the Partnership to the extent that assets of the Partnership are insufficient to discharge such obligations. If the assets of the Partnership and the General Partners are insufficient to discharge the obligations of the Partnership, a Limited Partner will be liable for Partnership liabilities only to the extent of the Limited Partner's capital contributions, plus any profits or distributions (including any undistributed profits and redemptions), together with interest thereon.

Management of Partnership Affairs

     The Limited Partners will not participate in the management or operations of the Partnership. Any participation by a Limited Partner in the management of the Partnership may jeopardize the limited liability of such Limited Partner. Responsibility for managing the Partnership is vested solely in the Managing General Partner. Responsibilities of the Managing General Partner include, but are not limited to, the following: determining whether the Partnership will make distributions of profits to partners; administering redemptions of Limited Partners' Units; preparing monthly, quarterly and annual reports to the Limited Partners; executing various documents on behalf of the Partnership and the Limited Partners pursuant to powers of attorney; and supervising the liquidation of the Partnership if an event causing termination of the Partnership occurs. The Partnership Agreement prohibits the General Partners from engaging in any action which would have a material adverse effect on the Partnership except in its reasonable business judgment.

Reports and Accounting

     The Partnership will keep its books on an accrual basis with a calendar year end. The Partnership will retain for at least six years all records necessary to determine the Limited Partners' suitability. The Limited Partners, in person or by an authorized agent, have the right at all times during reasonable business hours to have access to, and copies mailed of (at the expense of the Limited Partner), the Partnership's books and records (including a list of the names and addresses of all Partners and the number of Units owned). The financial statements of the Partnership shall be audited at least annually at Partnership expense by independent public accountants to be designated by the Managing General Partner and each Limited Partner shall be furnished with an annual report, certified by an independent certified public accountant, containing such information as the CFTC requires (the "Annual Report"). Presently, the CFTC requires that the Annual Report be provided not later than 90 days after the end of each fiscal year. In addition the Managing General Partner will report monthly to the Limited Partners, inter alia, the Average Net Asset Value per Unit, the brokerage commissions, Management and Incentive Allocations, the value of each individual Limited Partner's Units and administrative expenses incurred by the Partnership during the month. Tax information will be provided by March 15 each year. The Managing General Partner will notify each Limited Partner within 7 business days from the date of (i) any material change related to the brokerage commissions paid by the Partnership, (ii) any material change in any contract with a trading advisor, including any change in trading advisors, or
(iii) any modification in connection with the method of calculating any incentive fee. Any such notice shall include a description of any material effect such changes may have on the interests of the Limited Partners, the Limited Partners' voting rights and their redemption rights under the Partnership Agreement.

Additional Partners

     Since the completion of the Initial Offering in which 13,471.6805 Units were sold, the Partnership has continued to offer and sell Units in this Offering. All Units are offered by the Partnership at the Partnership's current Average Net Asset Value per Unit plus 4%. After 100,000 Units have been sold, the Managing General Partner may, in its discretion, increase the number of Units to 500,000 and make additional public or private offerings of Units provided that the net proceeds to the Partnership of any such sales shall in no event be less than the Average Net Asset Value per Unit at the time of sale. The Managing General Partner may, in addition, issue Units in series. The Managing General Partner, and not the Partnership, will bear, or cause others to bear, all expenses related to the Offering or any additional offering thereafter. No Limited Partner will have any preemptive, preferential or other rights with respect to the issuance or sale of any additional Units. The Managing General Partner has the sole discretion to admit additional Limited Partners.

Restrictions on Transfer

     The Partnership Agreement specifies the various conditions which must be met before a purported transfer of all or part of a Limited Partner's interest shall be valid as to the Partnership and the General Partners. The conditions include a determination that the transfer will not terminate the Partnership for federal income tax purposes, satisfaction of applicable securities laws, and other matters. A transferor may be required to furnish a satisfactory opinion of counsel to the effect that neither the contemplated transfer nor any offering in connection therewith violates any provision of any federal or state securities or comparable law. Except for transfers by gift, inheritance, intra-family transfers, family dissolutions, and transfers to affiliates, no transfer may be made of less than all of the Units owned by the Limited Partner where, after the transfer, either the transferee or the transferor would hold less than the minimum number of Units equal an initial minimum purchase. The consent of the Managing General Partner is required for transfer of a Unit, which consent can be withheld for any reason.

Dissolution and Liquidation

     The Partnership will be dissolved upon the happening of any of the following events: (i) the term of the Partnership expires on December 31, 2020; (ii) the affirmative vote of a simple majority in interest of the Limited Partners; (iii) the failure of any person or corporation to qualify as a successor General Partner within ninety days after the last remaining General Partner ceases to be a General Partner; (iv) an event occurs which makes it unlawful for the business, as conducted by the Partnership or the General Partners, to be continued; (v) the disposition of all or substantially all of the property of the Partnership; or (vi) any other event which, under the laws of the State of Tennessee, would cause the Partnership's dissolution.
On dissolution resulting from the withdrawal, bankruptcy, dissolution, incapacity or death of the last remaining General Partner, the Limited Partners may, by a unanimous vote within 90 days of dissolution, elect a successor General Partner to continue the business of the Partnership. However, there is no assurance that the Limited Partners will be able to find or agree upon a new General Partner in such event.

     Furthermore, the Limited Partners may elect by a simple majority vote to remove any General Partner in accordance with the Partnership Agreement, which provides that if there is no remaining General Partner, a new General Partner must be elected by a majority in interest of the Units (or such higher percentage as required under TRULPA).

     Upon dissolution of the Partnership, the affairs of the Partnership will be wound up and its assets distributed, as provided in the Partnership Agreement. Prospective investors are urged to study the Partnership Agreement in detail for information with respect to the accounting upon dissolution, and the application of the cash proceeds of the Partnership upon liquidation. The Partnership Agreement provides that in the event of dissolution or liquidation, after the payment of creditors and the establishment of reserves, the Partners will receive cash proceeds equal to their respective capital accounts (or pro rata to their capital accounts if cash proceeds are less than the Partners' aggregate capital accounts) and the balance, if any, will be distributed to the Limited Partners and General Partners in accordance with their respective interests.

Amendments, Meetings, Voting and Removal

     The General Partners may amend the Partnership Agreement without notice to, or consent of, the Limited Partners, if the amendment does not have a material effect upon the Limited Partners or the Partnership. Limited Partners holding a simple majority in interest of the Units may amend the Partnership Agreement, except that no amendment may be made which will change the Partnership to a general partnership or change the Partnership interest of any Partner, or increase the liabilities or obligations of any Partner. Notwithstanding this, the General Partners without the consent of, but with notice to, the Limited Partners may amend the Partnership Agreement to the minimum extent necessary to comply with any amendment to Internal Revenue Code sections 704 or 7704 or the Regulations thereunder or any judicial or administrative interpretation thereof.

     Meetings of the Limited Partners may be called by the General Partners or Limited Partners having more than 10% of the voting power of the Limited Partners by delivering written notice of such call to the Managing General Partner. Such meetings shall be at a time and place fixed by the Managing General Partner which is not less than 30 nor more than 60 days after the call of the meeting.

     The voting power of a Limited Partner on any matter will be equal to the number of Units owned by him. Action may be taken by written consent without a meeting of the Partnership upon written consent of Limited Partners holding the same number of Units as would have been required had an actual meeting been held. For purposes of obtaining written consent, the Managing General Partner may require a written response by a Limited Partner within not less than 30 days. If the Limited Partner does not respond within the stated time period, the Limited Partner will be deemed to have abstained from the matter specified in the written consent.

     Any General Partner may be removed by a simple majority in interest of all the Limited Partners if: (i) if there is no remaining General Partner, a Successor General Partner is elected; and (ii) the removed General Partner shall be entitled to a redemption of its general partnership interest at its Unit-equivalent basis; and (iii) the removal of the General Partner would not result in the Partnership's ceasing to be treated as a partnership for purposes of the applicable provisions of the Code; and (iv) Successor General Partner assumes the removed
General Partner's obligations of the Partnership for claims arising prior to removal and agrees to indemnify the removed
General Partner for such claims in a form satisfactory to the removed General Partner.

Indemnification

     The General Partners and certain of their affiliates, directors and controlling persons may not be liable to the Partnership or any Limited Partner for errors in judgment or other acts or omissions not amounting to misconduct or negligence, as a consequence of the indemnification and exculpatory provisions described in the following paragraph. Purchasers of Units may have more limited rights of action than they would absent such provisions.

     The General Partners and their affiliates shall have no liability to the Partnership or to any Limited Partner for any loss suffered by the Partnership which arises out of any action or inaction of the General Partners or their affiliates if the General Partners or their affiliates, in good faith, determined that such course of conduct was in the best interest of the Partnership and such course of conduct did not constitute negligence or misconduct of the General Partners or their affiliates. The Partnership has agreed to indemnify the General Partners and certain of their affiliates, officers, directors and controlling persons against claims, losses or liabilities based on their conduct relating to the Partnership, provided that the conduct resulting in the claims, losses or liabilities for which indemnity is sought did not constitute negligence or misconduct or breach of any fiduciary obligation of the Partnership, and was done in good faith and in a manner reasonably believed to be in the best interests of the Partnership. Affiliates of the General Partners are entitled to indemnity only for losses resulting from claims against such affiliates due solely to their relationship with the General Partners or for losses incurred by such affiliates in performing the duties of the General Partners. For purposes of the exculpation and indemnification provisions of the Partnership Agreement, the term "affiliates" means any person performing services on behalf of the Partnership who (i) directly or indirectly controls, is controlled by, or is under common control with the General Partners; or (ii) owns or controls 10% or more of the outstanding voting securities of the General Partners; or (iii) is an officer or director of either General Partner; or (iv) if either of the General Partners is an officer, director, partner or trustee, is any company for which such General Partner acts in any such capacity.

     The Partnership will not indemnify the General Partners or any of the foregoing persons for any liability arising from securities law violations in connection with the offering of the Units unless the General Partners or such persons prevail on the merits or obtain a court approved settlement which includes court approved indemnification as described in Section 8.05(b) of the Partnership Agreement.

     Under the exculpatory provisions of the Partnership Agreement, none of the General Partners or their affiliates will be liable to the Partnership or to any of the Partners except by reason of acts or omissions constituting bad faith, misconduct or negligence, and that were not taken in good faith and in the reasonable belief that such actions were in the best interests of the Partnership. Purchasers of Units may have a more limited right of action then they would absent such limitations. See "Conflicts of Interest" and "Fiduciary Responsibility of the General Partners."

General

     In compliance with the Statement of Policy of the North
American Securities Administrators Association, Inc. relating to the registration to commodity pool programs under state securities or "Blue Sky" laws, the Partnership Agreement provides that: (i) the Partnership will make no loans; (ii) no rebates or give-ups, among other things, may be received from the Partnership by any of the General Partners, the futures commission merchant or any affiliate of the foregoing, and any such restriction may not be circumvented by reciprocal business arrangements among any of the General Partners, the futures commission merchant or any of their respective affiliates and the Partnership; (iii) any agreements between the Partnership and the General Partners or any of their affiliates will not exceed one year and must be terminable by the Partnership upon no more than 60 days' written notice; (iv) the funds of the Partnership will not be commingled with the funds of any other person (deposit of assets with a futures commission merchant, clearing house or forward dealer does not constitute commingling for these purposes); (v) no person is permitted to receive, directly or indirectly, any advisory, management or incentive fees or profit-sharing allocation from the Partnership or any joint ventures, partnerships, or similar arrangements in which the Partnership participates, for investment advice or management who shares or participates in any commodity brokerage commissions paid by the Partnership; (vi) no sponsors shall directly or indirectly pay or award any commissions or other compensation to any person engaged to sell Units or give investment advice to a potential participant (provided, however, that this clause shall not prohibit the payment to a registered broker/dealer or other properly licensed person of normal sales commissions for selling
Units); and (vii) no affiliate of any trading advisor or manager of the Partnership shall be permitted to participate, directly or indirectly, in any commodity brokerage commissions paid by the Partnership.


                       PLAN OF DISTRIBUTION

     The Units will be offered by the Partnership through its Selling Agents who are members of National Association of Securities Dealers ("NASD") pursuant to a Selling Agreement between the Partnership, the Selling Agents and Refco. The Units will be offered on a best efforts basis without any firm underwriting commitment. See "Risk Factors - No Assurance That Units Will be Sold." The compensation to the Selling Agents is described in detail in "Description of Charges to the Partnership." Selling Agents may pay a portion of such compensation to their respective employees.

     The Partnership will offer Units for sale valued as of the first business day of each month at the then current Average Net Asset Value per Unit, plus a selling commission of 4%, until the maximum number of Units offered hereby have been sold.
Purchasers of Units during the Offering will be admitted on the first business day of the month following the month in which their subscription is received. Subscriptions must be received by the General Partners not later than the fifth day prior to the end of a month in order for a subscriber to be admitted on the first business day of the next month. Proceeds from the sale of Units during the Offering will be added to the Partnership's trading account. Interest earned on such proceeds prior to closing applicable to such Units will be retained by the Partnership. The number of Units subscribed for will be determined for each subscriber by dividing the Average Net Asset Value per Unit on the first day of such month, plus 4% selling commission, into the amount tendered by such subscriber. Fractional Units will be issued. The Partnership is registering 100,000 Units for sale under this prospectus. However, after all 100,000 Units have been sold, the Managing General Partner may, in its discretion, subsequently register an additional 400,000 Units and increase the number of Units to 500,000 and make additional public or private offerings of Units provided that the net proceeds to the Partnership of any such sales shall in no event be less than the Average Net Asset Value per Unit at the time of sale. The Managing General Partner, and not the Partnership, will bear, or cause others to bear, all expenses related to the Offering or any additional offering thereafter.
No Limited Partner will have any preemptive, preferential or other rights with respect to the issuance or sale of any additional Units.

     The Managing General Partner may reject any subscription in whole or in part for any reason. All subscriptions are irrevocable.

                          LEGAL MATTERS

     The legality of the Units offered hereby will be passed upon by Waring Cox, PLC of Memphis, Tennessee.


                             EXPERTS

The financial statements of Ceres Fund, L.P. as of December 31, 1996 and 1995, and for the three years ended December 31, 1996, have been included herein in reliance upon the report of KPMG Peat Marwick, LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.


                      ADDITIONAL INFORMATION

     The Partnership has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a Registration Statement under the Securities Act of 1933, as amended, with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information regarding the Partnership and the securities offered hereby, reference is made to the Registration Statement, and to the exhibits and schedules thereto, which may be inspected without charge at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C., and copies of which may be obtained from the Commission at prescribed rates by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is hereby made to the exhibit for a more complete description of the matter involved and each such statement shall be deemed qualified in its entirety by such reference.

     The Partnership is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith will file reports and other information with the Commission which can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission at 75 Park Place, 14th Floor, New York, New York 10007 and Everett McKinley Dirkson Building, 219 South Dearborn Street, Room 1204, Chicago, Illinois 60604. Copies of such material can also be obtained from the public reference sec-tion of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.


           GLOSSARY OF CERTAIN TERMS AND DEFINITIONS

     The following glossary may assist the prospective investor in understanding the terms used in this Prospectus.

     Adjusted Asset Value.  See the "Adjusted Asset Value and Net
Asset Value" section in this Prospectus.

     Affiliate.  See the "Fiduciary Responsibility of the General
Partners" section in this Prospectus.

     Associated Persons. Any person who is associated with any futures commissions merchant, commodity pool operator, commodity trading advisor or introductory broker or with any agent thereof as a partner, officer or employee, in any capacity which involves
(i) solicitation or acceptance of customer orders (other than a clerical capacity) or (ii) the supervision of any person or persons so engaged.

     Average Net Asset Value per Unit.  See the "Adjusted Asset
Value and Net Asset Value" section in this Prospectus.

     Capital Contributions. The total investment in a program by a participant or by all participants, as the case may be. See the "Capitalization" section in this Prospectus.

     CFTC.  The Commodity Futures Trading Commission.

     Commission or Brokerage Commission. The fee charged by a broker for executing a trade in a commodity account of a customer. Commissions are usually charged on a "round-turn" basis, i.e., only upon the closing of an open position.

     Commodity. The term commodity refers to goods, wares, merchandise, produce and in general everything that is bought and sold in commerce, including financial instruments and foreign currencies. Out of this large class, certain commodities, because of their wide distribution, universal acceptance, and marketability in commercial channels, have been selected as appropriate vehicles for trading on various national and international exchanges located in principal marketing and commercial areas. Such commodities are traded according to uniform, established grade standards, in convenient predetermined lots and quantities, are fungible (allow free substitution of one lot for another to satisfy a contract) and, with few exceptions, are storable over periods of time.

     Commodity Contract. See "Futures Contract" in this glossary.

     Covered Option. A "covered" option is one in which the seller of the option owns the underlying commodity or futures contract at all times when such seller is obligated to deliver such underlying commodity or futures contract upon the exercise of the option.

     Daily Price Fluctuation Limit. The maximum permitted fluctuation (imposed by an exchange and approved by the CFTC) in the price of a futures contract for a given commodity or stock index that can occur on an exchange on a given day in relation to the previous day's settlement price. Such maximum permitted fluctuation is subject to change from time to time by the exchange.

     Delivery. The process of satisfying a commodity futures contract by transferring ownership of a specified quantity and grade of a commodity to the purchaser thereof.

     Forward Contract. A contract relating to the purchase and sale of a physical commodity for delivery at a future date. It is distinguished from a futures contract in that it is not traded on an exchange and it contains terms and conditions specifically negotiated by the parties.

     Futures Contract. Contracts made on or through a commodity exchange which provide for future delivery of agricultural and industrial commodities, foreign currencies and financial instruments, or for cash settlement in the case of stock index futures. Such contracts are uniform for each commodity or financial instrument and typically vary only with respect to price, delivery or settlement time. A commodity futures contract to accept delivery (buy) is referred to as a "long" contract; conversely a contract to make delivery (sell) is referred to as a "short" contract. Until a commodity futures contract is satisfied by delivery or offset it is said to be an "open" posi-tion.

     Incentive Allocation. See the "Description of Charges to the Partnership -- General Partner - Incentive Allocation"
section in this Prospectus.

     Long or Short Position. A trader is long when he has bought a cash commodity or a futures contract, in contrast to a trader being short, which means he has sold a cash commodity or a futures contract.

     Management Allocation. See the "Description of Charges to the Partnership -- General Partner - Management Allocation"
section in this Prospectus.

     Margin. Good faith deposits with a broker to assure fulfillment of a purchase or sale of a futures contract. Margins do not involve the payment of interest.

     Margin Call. A demand for additional funds after the initial good faith deposit required to maintain a customer's account in compliance with the requirements of a particular commodity exchange or of a futures commission merchant.

     Net Asset Value and Net Asset Value per Unit.  See the
"Adjusted Asset Value and Net Asset Value" section in this
Prospectus.

     Net Assets.  See the "Adjusted Asset Value and Net Asset
Value" section in this Prospectus.

     Net New Appreciation. See the "Description of Charges to the Partnership -- General Partner - Incentive Allocation"
section in this Prospectus.

     New Trading Profits.  See Net New Appreciation.

     NFA.  The National Futures Association.

     Option or Option Contract. A contract giving the purchaser the right, but not the obligation, to acquire or to dispose of the commodity or futures contract underlying the option, or the seller of an option contract the obligation to deliver or take delivery of the commodity or futures contract underlying the option. See "Stock Index Futures Options."

     Organizational and Offering Expenses. All expenses incurred by the Partnership in connection with and in preparing the Partnership for registration and subsequently offering and distributing it to the public, including, but not limited to, total underwriting and brokerage discounts and commissions (including fees of the underwriters, attorneys), expenses for printing, engraving, mailing, salaries of employees engaged in sales activities, charges of transfer agents, registrars, trustees, escrow holders, depositories, experts, expenses of qualification of sale of its Units under Federal and state law, including taxes and fees, accountants' and attorneys' fees. See "Description of Charges to the Partnership and Partners -- Other"
section in this Prospectus.

     Pit Brokerage Fee. Pit Brokerage Fee shall include floor brokerage, clearing fees, National Futures Association fees, and exchange fees.

     Position Limit. The maximum number of futures contracts for a given commodity that can be held or controlled at one time by one person or a group of persons acting together. Such limitation is imposed by the CFTC or an exchange.

     Pyramiding. A method of using all or part of an unrealized profit in a commodity contract position to provide margin for any additional commodity contract of the same or related commodities.

     Redemption Net Asset Value per Unit.  See the "Redemptions"
section in this Prospectus.

     Round-turn. The opening and closing of a futures or option position consisting of one contract.

     Settlement Price. The closing price for futures contracts in a particular commodity, financial instrument or stock index established by the clearing house or exchange after the close of each day's trading.

     Sponsor. Any person directly or indirectly instrumental in organizing a program or any person who will manage or participate in the management of a program, including a futures commission merchant who pays any portion of the organizational expenses of the program, and the general partner(s) and any other person who regularly performs or selects the persons who perform services for the program. Sponsor does not include wholly independent third parties such as attorneys, accountants and underwriters whose only compensation is for professional services rendered in connection with the offering of the Units. The term "sponsor" shall be deemed to include its affiliates.

     Stock Price Index. A tool for measuring, with a single numerical value, the current price level of the stocks of a composite of selected publicly-traded companies, which tend to reflect the price level of all stocks in the market from which the constituent corporations were selected. For example, the S&P 500 Stock Price Index is a capitalization-weighted index comprising 500 of the largest and most actively traded domestic industrial stocks; the market value of the 500 constituent companies is equal to approximately 80% of the value of all stocks traded on the New York Stock Exchange. Other indices include the New York Stock Exchange Composite Index, the Major Market Index, the Kansas City Value Line Index and the CRB Index.

     Stock Index Futures or Index Futures or Stock Index Futures Contracts or Index Futures Contracts. A contract made on or through a commodity exchange which provides for the future cash settlement of the contract in an amount equal to a multiple of the stock price index upon which the particular futures contract is based. For example, futures contracts based on the S&P 500 Stock Price Index, which currently represent three-quarters of all domestic stock index futures trading, are settled quarterly, in cash, with no delivery of securities and without transferring the full value of the contract, by charging final gains and losses to the margin accounts of holders based on the opening value of the S&P 500 Stock Price Index on the settlement date. The major stock index futures are based on the S&P 500 Index (traded on the Chicago Mercantile Exchange), the New York Stock Exchange Composite Index (traded on the New York Futures Exchange), the Major Market Index (traded on the Chicago Board of Trade) and the Kansas City Value Line Index (traded on the Kansas City Board of Trade).

     Stock Index Futures Options or Index Futures Options or Futures Options. A contract giving the purchaser the right, but not the obligation, to acquire ("call") or to dispose ("put") of the Stock Index Futures contract underlying the option, or the seller of a Stock Index Futures Option contract the obligation to deliver (in the case of a "call" seller) or take delivery (in the case of a "put" seller) of the futures contract underlying the option. However, exercise of a Stock Futures Option on the settlement day of the underlying futures contract results in cash settlement. On all other days, exercise of a call results in a long futures position at the strike price in the underlying contract months, and exercise of a put results in a short futures position at the strike price in the underlying contract month. Any short position open at the end of a trading day is liable to the assignment of a futures position.

     Trading Advisor. Any person who for any consideration engages in the business of advising others, either directly or indirectly, as to the value, purchase or sale of commodity contracts or commodity options. See the "Trading Advisors"
section in this Prospectus.

     Unrealized Profit or Loss. The profit or loss which would be realized on an open position if it were closed out at the current settlement price.

                         CERES FUND, L.P.
                (A Tennessee Limited Partnership)

                Financial Statements and Schedule

                    December 31, 1996 and 1995

           (With Independent Auditors' Report Thereon)





To the best of my knowledge and belief, the information contained herein is accurate and complete.




Frank L. Watson Jr., Chairman
Randell Commodity Corporation
General Partner and Commodity Pool Operator
Ceres Fund, L.P.

                   Independent Auditors' Report
                   ----------------------------


The Partners
Ceres Fund, L.P.:


We have audited the accompanying statements of financial condition of Ceres Fund, L.P. (a Tennessee Limited Partnership) as of December 31, 1996 and 1995 and summary of net asset values as of December 31, 1996, 1995 and 1994, and the related statements of operations, changes in partners' capital and cash flows for each of the years in the three-year period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ceres Fund, L.P. (a Tennessee Limited Partnership) as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplementary information included in Schedule 1 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


/s/ KPMG Peat Marwick LLP


Memphis, Tennessee
February 27, 1997

                         CERES FUND, L.P.
                (A Tennessee Limited Partnership)

                Statements of Financial Condition

                    December 31, 1996 and 1995


               Assets                       1996        1995
               ------                       ----        ----

Cash                                     $  108,554      15,538
Equity in commodity futures trading
 account:
   U.S. government obligations at fair
     value (cost of $3,050,931 and
     $2,269,189 at December 31, 1996
     and 1995, respectively)              3,077,250   2,288,186
   Cash                                   1,514,594     662,426
   Unrealized gains on open futures
     contracts                              186,032     232,026
   Open option contracts, at market               -       1,840
Interest receivable                           8,657       5,056
                                          ---------   ---------
          Total assets                   $4,895,087   3,205,072
                                          =========   =========

     Liabilities and Partners' Capital
     ---------------------------------

Liabilities:
  Accrued management fees                $   10,033      10,077
  Accrued incentive fees                     32,849      97,960
  Other accrued expenses                     42,544      15,489
  Redemptions payable                        32,572      83,926
                                          ---------   ---------
          Total liabilities                 117,998     207,452
                                          ---------   ---------

Partners' capital:
  General partners                          374,741     166,392
  Limited partners                        4,402,348   2,831,228
                                          ---------   ---------
          Total partners' capital         4,777,089   2,997,620
                                          ---------   ---------
                                         $4,895,087   3,205,072
                                          =========   =========


See accompanying notes to financial statements.

                         CERES FUND, L.P.
                (A Tennessee Limited Partnership)

                     Statements of Operations

           Years ended December 31, 1996, 1995 and 1994


                                      1996       1995        1994
                                      ----       ----        ----

Net gains (losses) on trading of
 commodity futures and options
 contracts:
   Realized gains (losses) on
     closed positions              $3,457,913  1,877,265    (649,957)
   Change in unrealized gains
     (losses) on open futures
     contracts                        (45,994)   164,872      65,904
   Change in unrealized gains on
     open options contracts            (1,840)     1,840           -
                                    ---------  ---------   ---------
          Net gains (losses) on
            investments             3,410,079  2,043,977    (584,053)

Investment income - interest
  (note 3)                            187,206    112,821      81,182
                                    ---------  ---------   ---------

          Income from operations    3,597,285  2,156,798    (502,871)
                                    ---------  ---------   ---------
Brokerage commissions (note 3)        541,907    320,062     423,670
Exchange, clearing fees and NFA
  charges                              23,322     13,615      15,072
Management fee allocations
  (note 2)                            151,969     85,331      76,157
Incentive fee allocations
  (note 2)                            384,117    108,815           -
Professional and administrative
  expenses                             82,026     44,869      39,830
                                    ---------  ---------   ---------

                                    1,183,341    572,692     554,729
                                    ---------  ---------   ---------

          Net earnings (loss)      $2,413,944  1,584,106  (1,057,600)
                                    =========  =========   =========
          Net earnings (loss)
            allocated to general
            partner                $  208,349     87,697     (40,124)
                                    =========  =========   =========
          Net earnings (loss)
            allocated to limited
            partners               $2,205,595  1,496,409  (1,017,476)
                                    =========  =========   =========
          Average Net earnings
            (loss) per unit        $   115.23      69.57      (43.48)
                                    =========  =========   =========


See accompanying notes to financial statements.

                         CERES FUND, L.P.
                (A Tennessee Limited Partnership)

            Statements of Changes in Partners' Capital

           Years ended December 31, 1996, 1995 and 1994


                                  General     Limited
                                  partners    partners       Total
                                  --------    --------       -----

Partners' capital at
  December 31, 1993               $118,819    2,682,652    2,801,471
Capital contributions (2,317
  units)                                 -      234,065      234,065
Redemption of units (3,761
  units)                                 -     (291,831)    (291,831)
Net loss for the year              (40,124)  (1,017,476)  (1,057,600)
                                   -------   ----------    ---------
Partners' capital at
  December 31, 1994                 78,695    1,607,410    1,686,105
Capital contributions (2,704
  units)                                 -      191,647      191,647
Redemption of units (5,042
  units)                                 -     (464,238)    (464,238)
Net earnings for the year           87,697    1,496,409    1,584,106
                                   -------   ----------    ---------
Partners' capital at
  December 31, 1995                166,392    2,831,228    2,997,620
Capital contributions (395
  units)                                 -       96,154       96,154
Redemption of units (2,798
  units)                                 -     (442,122)    (442,122)
Distributions                            -     (288,507)    (288,507)
Net earnings for the year          208,349    2,205,595    2,413,944
                                   -------   ----------    ---------
Partners' capital at
  December 31, 1996               $374,741    4,402,348    4,777,089
                                   =======   ==========    =========

Average net asset value per
 limited partnership unit at:
   December 31, 1994; 22,679.4144
     units outstanding                                   $     70.88
                                                           =========
   December 31, 1995; 20,341.7718
     units outstanding                                   $    139.18
                                                           =========
   December 31, 1996; 17,938.6369
     units outstanding                                   $    245.41
                                                           =========


See accompanying notes to financial statements.

                         CERES FUND, L.P.
                (A Tennessee Limited Partnership)

                     Statements of Cash Flows

           Years ended December 31, 1996, 1995 and 1994


                                        1996         1995         1994
                                        ----         ----         ----

Cash flows from operating activities:
  Net earnings (loss)                $2,413,944    1,584,106   (1,057,600)
    Adjustments to reconcile net
     earnings (loss) to net cash
     provided by operating
     activities:
       Net unrealized (gains)
        losses on open contracts         47,834     (166,712)     (65,904)
       (Increase) decrease in
        operating assets:
          Investments in commodities
            futures trading account  (1,641,232)  (1,278,932)   1,710,732
          Interest receivable            (3,601)      (1,977)      (1,715)
       Increase (decrease) in
        operating liabilities:
          Accrued management fees           (44)       4,531       (5,343)
          Accrued incentive fees        (65,111)      97,960      (39,383)
          Other accrued expenses         27,055       (1,922)     (17,973)
                                      ---------    ---------    ---------

               Total adjustments     (1,635,099)  (1,347,052)   1,580,414
                                      ---------    ---------    ---------
               Net cash provided
                by operating
                activities              778,845      237,054      522,814
                                      ---------    ---------    ---------

Cash flows from financing activities:
  Net proceeds from sale of
   limited partnership units             96,154      191,647      234,065
  Redemptions of limited
   partnership units                   (493,476)    (431,227)    (774,614)
  Distributions to limited partners    (288,507)           -            -
                                      ---------    ---------    ---------
               Net cash used in
                financing activities   (685,829)    (239,580)    (540,549)
                                      ---------    ---------    ---------

Net decrease in cash                     93,016       (2,526)     (17,735)

Cash at beginning of year                15,538       18,064       35,799
                                      ---------    ---------    ---------

Cash at end of year                  $  108,554       15,538       18,064
                                      =========    =========    =========



See accompanying notes to financial statements.

                         CERES FUND, L.P.
                (A Tennessee Limited Partnership)

                   Summary of Net Asset Values

                       At December 31, 1996


                                                                       Total
                                                                      limited
                     Number      Number        Number     Net asset   partner
   Subscriber       of units    of units      of units      value    net asset
 admission date    subscribed   withdrawn    outstanding   per unit    value
 --------------    ----------   ---------    -----------   --------  ---------

January 1, 1996   20,341.7718  (2,797.8636)  17,543.9082   $245.38   4,304,987
November 1, 1996     239.4689            -      239.4689    246.28      58,977
December 1, 1996     155.2598            -      155.2598    247.23      38,384
                  -----------   ----------   -----------    ------   ---------

                  20,736.5005  (2,797.8636)  17,938.6369   $245.41   4,402,348
                  ===========   ==========   ===========    ======   =========



See accompanying notes to financial statements.

                         CERES FUND, L.P.
                (A Tennessee Limited Partnership)

                   Summary of Net Asset Values

                       At December 31, 1995


                                                                       Total
                                                                      limited
                     Number      Number        Number     Net asset   partner
   Subscriber       of units    of units      of units      value    net asset
 admission date    subscribed   withdrawn    outstanding   per unit    value
 --------------    ----------   ---------    -----------   --------  ---------

December 1, 1991  13,471.6805  (9,382.9291)   4,088.7514   $139.71     571,255
January 1, 1992    1,868.7042    (308.5313)   1,560.1729    138.96     216,808
February 1, 1992   1,708.8416    (735.5574)     973.2842    140.16     136,412
March 1, 1992      2,122.9736  (1,387.6491)     735.3245    139.44     102,537
April 1, 1992        584.4999    (434.8956)     149.6043    140.20      20,975
May 1, 1992          918.3502    (329.6641)     588.6861    138.94      81,792
June 1, 1992       1,678.3638    (503.3093)   1,175.0545    139.86     164,344
July 1, 1992       2,002.6730    (306.3825)   1,696.2905    138.98     235,755
August 1, 1992     1,132.8673    (514.0451)     618.8222    139.33      86,223
September 1, 1992  1,820.2180    (788.3632)   1,031.8548    139.50     143,944
October 1, 1992    1,979.2928  (1,286.1599)     693.1329    140.02      97,054
November 1, 1992     543.6780    (392.5141)     151.1639    139.72      21,120
December 1, 1992   1,179.6235    (466.6253)     712.9982    139.18      99,237
January 1, 1993    2,314.5105  (1,258.8993)   1,055.6112    139.06     146,798
February 1, 1993     466.9657     (26.7688)     440.1969    139.81      61,543
March 1, 1993      2,393.2721  (1,049.9125)   1,343.3596    139.21     187,011
April 1, 1993        679.3648    (258.6136)     420.7512    139.00      58,483
May 1, 1993          243.4826     (32.4874)     210.9952    139.05      29,338
July 1, 1993         157.6181     (69.9852)      87.6329    140.68      12,328
August 1, 1993       328.7689    (113.4646)     215.3043    140.10      30,165
September 1, 1993    392.3815    (371.8211)      20.5604    143.61       2,953
October 1, 1993      246.6610        -          246.6610    139.15      34,322
February 1, 1994   1,550.2812        -        1,550.2812    137.11     212,552
March 1, 1994        693.0397    (191.8743)     501.1654    136.16      68,239
April 1, 1994         74.1121        -           74.1121    135.47      10,040
January 1, 1995    2,704.0027  (2,704.0027)        -           -          -
                  -----------  -----------   -----------    ------   ---------

     Total        43,256.2273 (22,914.4555)  20,341.7718   $139.18   2,831,228
                  ===========  ===========   ===========    ======   =========


See accompanying notes to financial statements.

                         CERES FUND, L.P.
                (A Tennessee Limited Partnership)

                   Summary of Net Asset Values

                       At December 31, 1994


                                                                       Total
                                                                      limited
                     Number      Number        Number     Net asset   partner
   Subscriber       of units    of units      of units      value    net asset
 admission date    subscribed   withdrawn    outstanding   per unit    value
 --------------    ----------   ---------    -----------   --------  ---------

December 1, 1991  13,471.6805  (9,013.5958)   4,458.0847    $71.01     316,578
January 1, 1992    1,868.7042    (284.0076)   1,584.6966     70.63     111,925
February 1, 1992   1,708.8416    (735.5574)     973.2842     71.24      69,334
March 1, 1992      2,122.9736  (1,387.6491)     735.3245     70.87      52,115
April 1, 1992        584.4999    (363.5997)     220.9002     71.26      15,741
May 1, 1992          918.3502    (188.3795)     729.9707     70.62      51,548
June 1, 1992       1,678.3638    (457.5539)   1,220.8099     71.09      86,783
July 1, 1992       2,002.6730    (306.3825)   1,696.2905     70.64     119,823
August 1, 1992     1,132.8673    (491.0528)     641.8145     70.82      45,452
September 1, 1992  1,820.2180    (654.2110)   1,166.0070     70.90      82,672
October 1, 1992    1,979.2928  (1,253.8675)     725.4253     71.17      51,627
November 1, 1992     543.6780    (256.7382)     286.9398     71.01      20,376
December 1, 1992   1,179.6235    (443.8094)     735.8141     70.74      52,052
January 1, 1993    2,314.5105    (620.6037)   1,693.9068     70.68     119,725
February 1, 1993     466.9657     (26.7688)     440.1969     71.06      31,280
March 1, 1993      2,393.2721    (448.6933)   1,944.5788     70.75     137,588
April 1, 1993        679.3648    (258.6136)     420.7512     70.65      29,724
May 1, 1993          243.4826     (32.4874)     210.9952     70.67      14,911
July 1, 1993         157.6181     (69.9852)      87.6329     71.51       6,266
August 1, 1993       328.7689    (113.4646)     215.3043     71.21      15,332
September 1, 1993    392.3815    (273.9149)     118.4666     73.00       8,648
October 1, 1993      246.6610        -          246.6610     70.72      17,444
February 1, 1994   1,550.2812        -        1,550.2812     70.79     109,742
March 1, 1994        693.0397    (191.8743)     501.1654     70.79      35,477
April 1, 1994         74.1121        -           74.1121     70.80       5,247
                  -----------  -----------   -----------    ------   ---------

     Total        40,552.2246 (17,872.8102)  22,679.4144    $70.88   1,607,410
                  ===========  ===========   ===========    ======   =========



See accompanying notes to financial statements.

                         CERES FUND, L.P.
                (A Tennessee Limited Partnership)

                  Notes to Financial Statements

                    December 31, 1996 and 1995



(1)  Summary of Significant Accounting Policies
     ------------------------------------------

     Organization
     ------------

     Ceres Fund, L.P. (the Partnership) is a Tennessee limited partnership organized on September 19, 1990 to engage in the speculative trading of commodities futures contracts and other commodity interests. Randell Commodity Corporation (Randell) and RanDelta Capital Partners, L.P. (RanDelta) are the general partners. Randell serves as the managing general partner and RanDelta serves as the financial general partner. Randell acts as commodity trading advisor with respect to the Partnership.

     The Partnership solicited subscriptions for a maximum of 100,000 units of limited partnership interest at $105 per unit ($100 net of commission). During the initial offering period 13,471.6805 units were sold and the Partnership commenced trading commodity futures contracts on December 1, 1991. The Partnership continues to sell units as of the end of each month at the then average net asset value per unit plus a selling commission of 4% in accordance with the terms of the Limited Partnership Agreement, and can continue selling units until the maximum number of units offered have been sold.

     Income and expenses of the Partnership (excluding the Management Allocation and Incentive Allocation) are allocated pro rata among the partners based on their respective capital accounts as of the beginning of the month in which the items of income and expense accrue, except that limited partners have no liability for partnership obligations in excess of his or her capital account, including earnings. The Management Allocation and Incentive Allocation are allocated to the Limited Partners only in accordance with the terms of the Limited Partnership Agreement.

     Units may not be redeemed during the first six months after they are purchased. Thereafter, limited partners may redeem their units at the redemption net asset value per unit as of the end of any calendar quarter upon ten days written notice to the managing general partner. The redemption charge will be based on the redemption net asset value on all units redeemed as more fully described in the offering prospectus.

     Under the terms of the partnership agreement, the Partnership will terminate on the earlier of December 31, 2020, or the occurrence of certain events as more fully described in the Limited Partnership Agreement.


                             (Continued)

                          CERES FUND, L.P.
                (A Tennessee Limited Partnership)

                  Notes to Financial Statements

     Equity in Commodity Futures Trading Account
     -------------------------------------------

     U.S. government obligations represent investments in U.S. Treasury Bills with a maturity of 90 days or less and are carried at fair market value and any unrealized gains and losses are reflected in income. Cash represents deposits at brokers and funds temporarily held in interest bearing accounts.

     Futures Contracts and Options Contracts
     ---------------------------------------

     Futures contracts are required to be made on a commodity exchange and call for the future delivery of various agricultural and nonagricultural commodities, currencies or financial instruments at a specified time and place. These contractual obligations, depending on whether one is a buyer or a seller, may be satisfied either by taking or making physical delivery of an approved grade of the particular commodity (or, in the case of some contracts, by cash settlement) or by making an offsetting sale or purchase of an equivalent commodity futures contract on the same (or a linked) exchange prior to the designated date of delivery. In market terminology, a trader who purchases a futures contract is "long" in the futures market, and a trader who sells a futures contract is "short" in the futures market. Outstanding futures contracts (those that have not been closed out by an offsetting purchase or sale or by delivery) are known as "open trades" or "open positions."

     Among the agricultural commodities for which there are futures contracts are corn, oats, wheat, soybeans, soybean oil, soybean meal, live cattle, live hogs, pork bellies, coffee, sugar, cocoa and cotton. Nonagricultural commodities for which there are futures contracts include copper, silver, gold, platinum, lumber, currency, Treasury bonds and bills, mortgage-backed securities, Eurodollar deposits, certain petroleum products and stock, inflation and interest rate related indices.

     An option on a futures contract gives the purchaser of the option the right (but not the obligation) to take a position at a specified price (the "striking", "strike" or "exercise" price) in the underlying futures contract. Options have limited life spans, usually tied to the delivery or settlement date of the underlying futures contract. Some options, however, expire significantly in advance of such date. The value of an option at any given point in time is a function of market volatility and the price level of the underlying futures contract.


                              (Continued)

                          CERES FUND, L.P.
                (A Tennessee Limited Partnership)

                  Notes to Financial Statements

     Open futures contracts are valued at the settlement price on the date of valuation as determined by the exchange on which the contract was traded. Changes in the market value of open futures contracts, entered into for speculative investing, are recorded as unrealized gains or losses in the accompanying statement of operations. Realized gains and losses (excluding commissions and other exchange related fees) are recognized when such contracts are closed.

     Income Taxes
     ------------

     No provision for income taxes has been made in the accompanying financial statements since, as a partnership, income and losses for tax purposes are allocated to the partners for inclusion in their respective tax returns.

     Management Estimates
     --------------------

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Reclassifications
     -----------------

     Certain 1995 and 1994 amounts have been reclassified to conform to their 1996 presentation.

     Average Net Earnings (Loss) Per Unit
     ------------------------------------

     The average net earnings (loss) per unit as reported on the statement of operations was calculated as earnings (loss) allocated to the limited partners divided by average outstanding units during the year.

(2)  Management Agreement
     --------------------

     The Partnership has entered into a Management Agreement in consideration of and as compensation for the services to be rendered by the General Partners and trading advisors. The Partnership pays a monthly Management Allocation equal to 1/3 of 1% (4% per annum) of the Adjusted Net Asset Value of units at month end, plus a quarterly Incentive Allocation of 15% of any net new appreciation in the adjusted net asset value of units for the quarter. Such fees were as follows:


                          (Continued)

                         CERES FUND, L.P.
                (A Tennessee Limited Partnership)

                  Notes to Financial Statements




                              1996         1995        1994
                              ----         ----        ----

     Management fees        $151,969       85,331     76,157
     Incentive fees          384,117      108,815          -

(3)  Customer Agreement with Refco, Inc.
     -----------------------------------

     The Partnership entered into a customer agreement with Refco, Inc. (Refco), pursuant to which the Partnership deposits its assets in a commodity trading account with Refco who executes trades on behalf of the Partnership. The
     Partnership agrees to pay such brokerage and commission charges and fees as Refco may establish and charge from time to time. During 1993, and through June 29, 1994, Refco charged the Partnership commissions on commodity trades at the rate of $45.50 per round-turn. This commission rate was renegotiated by the General Partner and effective July 1, 1994, commissions payable to Refco were reduced to $32.50 per round-turn. Total commissions charged to the Partnership by Refco in 1996, 1995 and 1994 were $541,907,
     $320,062 and $423,670, respectively. The Partnership earns interest on Treasury Bills held in its account, on interest-bearing accounts and on 80% of the average daily equity maintained as cash in the Partnership's trading account at a rate that approximated the average yield on 13-week United
     States Treasury Bills. Total interest earned by the Partnership in 1996, 1995 and 1994 was $187,206, $112,821
     and $81,182, respectively.

(4)  Related Parties
     ---------------

     The sole shareholder of the parent of the managing General Partner is an active partner in the law firm which is the counsel to the Partnership, the General Partners and the Memphis branch of Refco, the Partnership's commodity broker.

(5)  Distribution to Limited Partners
     --------------------------------

     On January 16, 1997, the General Partner declared a distribution to the limited partners equal to the difference between the December 31, 1996 net asset value per unit and $210 per unit. This distribution, totaling $244,228 in cash and 1,861.94 in units, resulted in each unit holder having a net asset value of $210 per unit on January 1, 1997.

     On January 15, 1996, the General Partner declared a distribution to the limited partners equal to the difference between the December 31, 1995 net asset value per unit and $125 per unit. This distribution, totaling $288,507 resulted in each unit holder having a net asset value of $125 per unit on January 1, 1996.

                                (Continued)

                         CERES FUND, L.P.
                (A Tennessee Limited Partnership)

                  Notes to Financial Statements


(6)  Off-Balance-Sheet Risk
     ----------------------

     In the normal course of business, the Partnership enters into transactions in financial instruments with off-balance-sheet risk. These financial instruments include financial futures contracts and option contracts. Futures contracts provide for the delayed delivery of commodities, which the seller agrees to make delivery at a specified future date, at a specified price. Futures contracts and options on such contracts are held for trading and arbitrage purposes. The notional value of these contracts reflects the extent of involvement the Partnership has in particular types of contracts. Risk arises from movements in commodities' values. At December 31, 1996, the underlying notional value of open contract commitments were long $15,307,885 and short
     $(13,384,350).

     The Partnership trades in a variety of futures and options financial instruments, and all open positions are reported at fair value. Trading revenue, including realized and unrealized gains and losses, from financial futures contracts and options transactions for the year ended December 31, 1996 was $3,410,079. The average market value of open commodity financial instruments, and the year-end market value of open commodities are as follows:

                               Average market    Market value
                               value of open       of open
                                 positions       positions at
                                during 1996    December 31, 1996
                               --------------  -----------------

     Assets (Long Positions)      $60,818          (20,695)
     Liabilities (Short
       Positions)                  18,078          206,727

(7)  Fair Value of Financial Instruments
     -----------------------------------

     Statement of Financial Accounting Standards No. 107, Disclosure About Fair Value of Financial Instruments, extends existing fair value disclosure practices for some instruments by requiring all entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized in the statement of financial condition, for which it is practicable to estimate fair value. If estimating fair value is not practicable, this Statement requires disclosures of descriptive information pertinent to estimating the value of a financial instrument. At December 31, 1996, substantially all of the Partnership's financial instruments, as defined in the Statement, are carried at fair value.

                               (Continued)

                                                  Schedule 1

                         CERES FUND, L.P.
                (A Tennessee Limited Partnership)

                     Schedule of Investments

                        December 31, 1996


                                       Par or
                                      number of     Fair
           Description                contracts     value
           -----------                ---------     -----

United States Treasury Bill due
  01/30/97                            3,000,000   $2,987,780
United States Treasury Bill due
  02/13/97                               90,000       89,470
                                                   ---------

                                                   3,077,250
                                                   ---------

Net cash balances from futures
  trading                                          1,514,594
                                                   ---------
Open options contracts in futures
  trading accounts:
    March 7 Wheat                          (200)      (4,975)
    March 7 Kans Wheat                      500      (59,875)
    July 7 Kans Wheat                      (300)      (9,000)
    February 7 Live Cattle                  105       51,090
    October 7 Live Cattle                   (65)     (11,910)
    May 7 Feeder Cattle                      61       35,350
    March 7 Soybeans                        550      (84,000)
    March 7 Soybean Oil                      40       (2,160)
    May 7 Soybean Oil                       (40)      77,280
    May 7 Corn                           (1,000)     207,875
    July 7 Corn                            (400)      23,000
    May 7 Cotton                           (120)     (64,600)
    December 7 Cotton                        80       28,200
    March 7 Cocoa                            10        1,050
    May 7 Cocoa                              10          900
    March 7 Sugar                           (10)      (7,280)
    March 7 D Mark                           10        8,750
    March 7 S Franc                         (10)      (3,663)
                                                   ---------

                                                     186,032
                                                   ---------
     Total equity in futures
       trading accounts                            1,700,625
                                                   ---------

     Total investments                            $4,777,876
                                                   =========

                           AFFIRMATION



STATE OF TENNESSEE  )
                    )
CITY OF MEMPHIS     )


I, FRANK L. WATSON, JR. being duly sworn, deposes and says:

     1. I am President of Randell Commodity Corporation, the commodity pool operator and the managing general partner of Ceres
Fund, L.P., as named in the attached Annual Report and am duly authorized to execute this Affirmation.

     2. To the best of my knowledge and belief, the information contained in the attached Annual Report is accurate and complete.


  /s/ Frank L. Watson, Jr.
---------------------------------
Frank L. Watson, Jr., President
Randell Commodity Corporation



     SWORN TO AND SUBSCRIBED before me this 31st day of March,
1997.


                                                       /s/ Marty Morgan
                                                       NOTARY PUBLIC

My Commission Expires 4-29-1997

                         CERES FUND, L.P.

                  UNAUDITED FINANCIAL STATEMENTS

                       AS OF JUNE 30, 1997



The accompanying interim consolidated financial statements are unaudited, but include all adjustments which management considers necessary for the fair presentation of results at June 30, 1997, all of which are of a normal, recurring nature.

Moreover, these financial statements do not purport to contain complete disclosures in conformity with generally accepted accounting principles and should be read in conjunction with the Registrant's audited consolidated financial statements at and for the period ended December 31, 1996.

The results reflected for the six month period ended June 30, 1997 and the period ended December 31, 1996, are not necessarily indicative of the results for the entire fiscal year which will end December 31, 1997.

                          CERES FUND, L.P.
                  (A Tennessee Limited Partnership)

                 Statement of Financial Condition

                          June 30, 1997



                             June 30, 1997   December 31, 1996
                             -------------   -----------------
         ASSETS
Cash                          $    151,001        $  108,554
U. S. Treasury obligations
  plus accrued interest          6,062,520         3,077,250
Equity in
  commodity trading account:
     Cash                          652,529         1,514,594
     Unrealized gain <loss> of
        open futures contracts    <604,068>          186,032
     Market Value of open option
        contracts                 <482,050>              -0-
Other assets                         3,551             8,657
                                __________        __________
                              $  5,783,483       $ 4,895,087
                              ============       ===========


         LIABILITIES AND PARTNERS' CAPITAL

Liabilities:
   Accrued management fees    $     18,052        $   10,033
   Accrued incentive fees              -0-            32,849
   Other accrued expenses           63,471            36,006
   Amounts received for
     future subscriptions            7,100             6,538
   Redemptions payable              72,731            32,572
                                __________         _________
                                   161,354           117,998
                                __________         _________

Partners' capital:
   General partners                324,381           374,741
   Limited partners              5,297,748         4,402,348
                                __________         _________
      Total partners' capital    5,622,129         4,777,089
                                __________         _________

                              $  5,783,483       $ 4,895,087
                              ============       ===========

See accompanying notes to financial statements.

                          CERES FUND, L.P.
                 (A Tennessee Limited Partnership)

                         Statement of Operations
                For the period from January 1, 1997
                        through June 30, 1997


                             Six Months Ended       Three Months Ended
                                  June 30,                June 30,
                            1997           1996     1997           1996
                            ----           ----     ----           ----
Income

  Net gains (losses) on
   trading of commodity
   futures and option
   contracts:
 Realized gain (losses)
   on closed positions      $   352,471   2,294,187   (431,221)   $ 1,859,287
 Change in unrealized
   gain (losses) on
   open positions             (782,424)       1,970    (94,506)        92,681
 Interest                       136,624      79,548      77,126        46,918
                             ----------   ---------   ---------    ----------
   Income (Loss)
     From Operations         $(293,329)  $2,375,705  $(448,601)    $1,998,886
                             ----------  ----------  ----------    ----------
Expenses
  Brokerage commissions,
   exchange, clearing fees
   and NFA charges              536,440     251,388     339,022       160,852
  Management fee
   allocations                  104,363      66,264      57,445        39,630
  Incentive fee
   allocations                      -0-     277,618         -0-       243,321
  Professional and
   administrative
   expenses                      52,403      35,544      27,026        21,329
                             ----------  ----------  ----------    ----------
                               693,206      630,814     423,493    $  465,132
                             ----------  ----------  ----------    ----------
Net Income (Loss)           $ (986,535)  $1,744,891  $(872,094)    $1,533,754
                            ===========  ==========  ==========    ==========
Aggregate Income (Loss)
   Allocated to
   General Partners        $ (  50,360)  $  142,712 $  (46,004)    $  125,924

Aggregate Income (Loss)
   Allocated to
   Limited Partners         $ (936,175)  $1,602,179  $(826,090)    $1,407,830

Net Income (Loss)
 per Limited Partnership
 Unit (Average)          $  (39.28)     $  83.66   $ (30.72)     $   77.68


(a)  Aggregate Income <Loss> Allocated to Limited Partners of
$1,407,830 divided by Average Units Outstanding between March 31,
1996 and June 30, 1996 (18,122.6574 Units).


See accompanying notes to financial statements.

                            CERES FUND, L.P.
                  (A Tennessee Limited Partnership)

                       Statement of Cash Flows


                                                   Six Months Ended
                                         June 30, 1997       June 30, 1996
                                         -------------       -------------
Cash flows from operating
 activities:

Net Income <Loss>                            $ (986,535)         $  1,744,891

Adjustments to reconcile net income
    <loss> to net cash provided by
    operating activities:

    Net unrealized gain <loss>
    on open contracts                          (782,424)                1,970

(Increase) decrease in
    operating assets:

    U. S. Treasury obligation                (2,985,270)            (100,024)
    Investments in commodities fund              862,065          (1,255,067)
    Unrealized gain <loss> on
      open futures and options
      contracts                                1,572,524               19,571
    Market Value of open option
      contracts                                  482,050              104,340
    Other Assets                                   5,106              (4,050)

Increase (decrease) in
  operating liabilities:

    Accrued management fees                        8,019                3,751
    Accrued incentive fees                      (32,849)              145,361
    Other accrued expenses                        27,465                7,299
    Amounts received for future
      subscriptions                                  562                   --
    Redemptions payable                           40,159             (15,443)

        Total Adjustments                      (802,593)          (1,092,292)

Net Cash from <used in>
  operating activities                       (1,789,128)              652,599

Cash Flows from <used in>
  Financing Activities:

    Net proceeds from sale
     of limited partnership units              2,278,063                   --
    Redemption of limited partnership
     units                                     (202,260)            (343,420)
    Distribution to limited partners           (244,228)            (288,507)
    Contributions received from
      general partners                                --                   --

Net increase <decrease> in cash                   42,447               20,672

Cash at the beginning of the year                108,554               15,538

Cash at the end of the quarter                   151,001               36,210

                         CERES FUND, L.P.
                (A Tennessee Limited Partnership)

                  Notes to Financial Statements

                         June 30,1997


(1)  Summary of Significant Accounting Policies

Organization

Ceres Fund, L.P. (the Partnership) is a Tennessee limited partnership organized on September 19, 1990 to engage in the speculative trading of commodities futures contracts and other commodity interests. Randell Commodity Corporation ("Randell") and RanDelta Capital Partners, L.P. ("RanDelta") are the general partners. Randell serves as the managing general partner and RanDelta serves as the financial general partner. Randell will act as commodity trading advisor with respect to the Partnership.

The Partnership solicited subscriptions for a maximum of 100,000 units of limited partnership interest at $105 per unit. ($100 net of commission.) During the initial offering period 13,471.6805 units were sold and the Partnership commenced trading commodity futures contracts on December 1, 1991. The Partnership continues to sell units as of the end of each month at the then average net asset value per unit plus a selling commission of 4% in accordance with the terms of the Limited Partnership Agreement, and can continue selling units until the maximum number of units offered have been sold. At June 30, 1997, a total of 54,912.4320 units have been sold, 1,861.9400 units have been distributed in lieu of a cash distribution, and 27,051.6754 units have been redeemed, leaving an outstanding balance at June 30, 1997, of 29,722.6966 units.

The general partners agreed to make a capital contribution of the lesser of $100,000 or 3% of total partnership capitalization and made an initial capital contribution of $45,000 and has made additional capital contributions during the period of $55,000 to meet its investment commitment in the Partnership. In no event will the general partners' interest in the Partnership be less than 1% of total partnership capitalization.

Income and expenses of the Partnership (excluding the Management Allocation and Incentive Allocation) will be allocated pro rata among the partners based on their respective capital accounts as of the beginning of the month in which the items of income and expense accrue, except that limited partners have no liability for partnership obligations in excess of his or her capital account, including earnings. The Management Allocation and Incentive Allocation are allocated to the Limited Partners only in accordance with the terms of the Limited Partnership Agreement.

The Partnership is not liable for any organizational and offering expenses in connection with the issuance and distribution of the units. Refco, Inc., the Partnership's commodity broker, paid the organizational expenses of the Partnership and the expenses of offering the units to the public. The Partnership will not reimburse Refco, Inc. for any portion of the costs so incurred and will not be liable for any such costs at any time.

Units may not be redeemed during the first six months after they are purchased. Thereafter, limited partners may redeem their units at the redemption net asset value per unit as of the end of any calendar quarter upon ten days written notice to the managing general partner. The redemption charge will be based on the redemption net asset value on all units redeemed as more fully described in the offering prospectus.

Under the terms of the partnership agreement, the Partnership will terminate on the earlier of December 31, 2020, or the occurrence of certain events as more fully described in the Limited Partnership Agreement.

Valuation of Futures Contracts

Open commodity futures contracts are valued at market daily and unrealized gains and losses are reflected in income.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements since, as a partnership, income and losses for tax purposes are allocated to the partners for inclusion in their respective tax returns.

(2)  Management Agreement

The Partnership has entered into a Management Agreement in consideration of and as compensation for the services to be rendered by the General Partners and trading advisors. The Partnership will pay to the general partners a monthly Management Allocation equal to 1/3 of 1% (4% per annum) of the adjusted net asset value of units at month end, plus a quarterly Incentive Allocation of 15% of any net new appreciation in the adjusted net asset value of units for the quarter. During the six months ended June 30, 1997, management fees totaled $104,363 and incentive fees totaled $0.

(3)  Customer Agreement with Refco, Inc.

The Partnership entered into a customer agreement with Refco, Inc. (Refco), pursuant to which the Partnership deposits its assets in a commodity trading account with Refco who executes trades on behalf of the Partnership. The Partnership agrees to pay such brokerage and commission charges and fees as Refco may establish and charge from time to time. During 1996, Refco charged the Partnership commissions on commodity trades at the rate of $32.50 per round-turn. Total commissions charged to the Partnership by Refco during this six month period were $507,830. The Partnership earns interest on 80% of the average daily equity maintained as cash in the Partnership's trading account at a rate equal to the average yield on 13-week United States Treasury Bills. Total interest earned by the Partnership from this source during this six month period amounted to $136,624.

(4)  Related Parties

The sole shareholder of the parent of the managing General
Partner is an active partner in the law firm which is the counsel to the Partnership, the General Partners, the Memphis branch of Refco and the Partnership's commodity broker.

(5)  Distribution to Limited Partners.

On January 16, 1997, the General Partner declared a distribution to the limited partners equal to the difference between the December 31, 1996, net asset value per unit and $210 per unit. This distribution, totaling $244,228 in cash and 1,861.94 in units, resulted in each unit holder having a net asset value of $210 per unit on January 1, 1997.

On January 15, 1996, the General Partner declared a distribution to the limited partners equal to the difference between the December 31, 1995, net asset value per unit and $125 per unit. This distribution, totaling $288,507 resulted in each unit holder having a net asset value of $125 per unit on January 1, 1996.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS for the Quarter Ended June 30, 1997

Results of Operations

The Three and Six Months Ended June 30, 1997 Compared to the
Three and Six Months Ended June 30, 1996.

Trading results were less profitable during the three months ended June 30, 1997 as compared to the same period in 1996. The Partnership had a loss from trading activities of $448,601 for the three months ended June 30, 1997, as compared to income from trading activities of $1,998,886 for the three months ended June 30, 1996. The losses during this period are primarily attributable to losses in connection with the trading of grain contracts. As a result of such losses from trading activities, the Partnership had a net loss of $872,094 for the three months ended June 30, 1997 compared to net income of $1,533,754 for the same period in 1996; and a net loss per limited partnership Unit of $30.72 for the three months ended June 30, 1996, compared to net income per limited partnership Unit of $77.68 for the same period in 1996.

Trading results were also less profitable during the six months ended June 30, 1997 as compared to the same period in 1996. The Partnership had a loss from trading activities of $293,329 for the six months ended June 30, 1997, compared to income from trading activities of $2,375,705 for the six months ended June 30, 1996. The losses during this period were primarily attributable to losses in connection with the trading of grain contracts. As a result of such losses from trading activities, the Partnership had a net loss of $986,535 for the six months ended June 30, 1997, compared to net income of $1,744,891 for the same period in 1996; and a net loss per limited partnership Units of $39.28 for the six months ended June 30, 1997, compared to net income per limited partnership Unit of $83.66 for the same period in 1996.

Liquidity

The Partnership does not engage in sales of goods or services. Its only assets are its capital in its commodity futures trading account, consisting of cash and net unrealized appreciation on open futures contracts, and interest receivable. Because of the low margin deposits normally required in commodity futures trading, relatively small price movements may result in substantial losses to the Partnership. Such substantial losses could lead to a material decrease in liquidity. To minimize this risk the Partnership follows certain policies including:

(1) Partnership funds will be invested only in futures contracts which are traded in sufficient volume to permit, in the opinion of the Advisor, ease of taking and liquidating positions.

(2) The Partnership will diversify its positions among various commodities. The Partnership will not initiate additional positions in a single commodity if such additional positions would result in a net single long or short position in such commodity requiring as margin more than 15% of the net assets of the Partnership.

(3) The Partnership will not establish commodity positions if such positions would result in required margins in excess of 80% of its net asset value for all commodities combined.

(4) The Partnership may occasionally accept delivery of a commodity. Unless such delivery is disposed of promptly by retendering the warehouse receipt representing the delivery to the appropriate clearing house, the Partnership's position in the physical commodity will be fully hedged.

(5) The Partnership will not employ the trading technique commonly known as "pyramiding", in which the speculator uses unrealized profits on existing positions as margin for the purchase or sale of additional positions in the same or related commodities.

(6) The Partnership may from time to time employ trading strategies such as spreads or straddles on behalf of the Partnership. The term "spread" describes a commodity futures trading strategy involving the simultaneous buying and selling of futures contracts on the same commodity but involving different delivery dates or markets and in which the trader expects to earn a profit from a widening or narrowing of the difference between the prices of the two contracts.

Other than the risks inherent in commodity futures trading, the Partnership knows of no trends, demands, commitments, events or uncertainties which will result in or which are reasonably likely to result in the Partnership's liquidity increasing or decreasing in any material way. The Limited Partnership Agreement requires dissolution of the Partnership under certain circumstances as defined in the Limited Partnership Agreement including a decrease in the net asset value of a Unit at the close of business on any business day to less than 50% of the highest average net asset value at which Units have been sold.

In order to limit credit risks, the Partnership does not enter into counterparty transactions such as currency or other swaps and it limits its trading activities to futures and options traded on U.S. commodity exchanges.

Capital Resources

The Partnership does not intend to raise any additional capital through borrowing. Due to the nature of the Partnership's business, it will make no significant capital expenditures, and substantially all its assets are and will be represented by cash, United States Treasury securities and commodity futures investments.

     The Partnership's capital consists of the capital contributions of the partners as increased or decreased by gains or losses on commodity futures trading and by expenses, interest income, redemptions of Units and distributions of profits, if any. Gains or losses on commodity futures trading cannot be predicted. Market moves in commodities are dependent upon fundamental and technical factors which the Partnership may or may not be able to identify. Partnership expenses consist of, among other things, commissions, management fees and incentive fees. The level of these expenses is dependent upon the level of trading and the ability of the Advisors to identify and take advantage of price movements in the commodity markets, in addition to the level of net assets maintained. Furthermore, interest income is dependent upon interest rates over which the Partnership has no control. A forecast cannot be made as to the level of redemptions in any given period.

                      RANDELL COMMODITY CORPORATION
             (A wholly-owned subsidiary of Randell Corporation)

                                Balance Sheets

                         December 31, 1996 and 1995

                  (With Independent Auditors' Report Thereon)

Independent Auditors' Report
------------------------------------

The Board of Directors
Randell Commodity Corporation:

We have audited the accompanying balance sheets of Randell Commodity Corporation (a wholly-owned subsidiary of Randell Corporation) as of December 31, 1996 and 1995. These balance sheets are the responsibility of the Company's management. Our responsibility is to express an opinion on these balance sheets based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audits of the balance sheets provide a reasonable basis for our opinion.

In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of Randell Commodity Corporation as of December 31, 1996 and 1995, in conformity with generally accepted accounting principles.


                                       /s/ KPMG Peat Marwick LLP
March 21, 1997

                               RANDELL COMMODITY CORPORATION
                           (A wholly-owned subsidiary of Randell Corporation)

                                         Balance Sheets

                                  December 31, 1996 and 1995


                              Assets                1996            1995
                             --------              -------         --------
Current assets:
     Cash                                        $ 3,953            --
Accounts receivable - affiliate                   31,366          59,009
Due from related party                           100,000         102,343
     Commodity futures trading account           165,681         160,727
                                                 -------         -------
           Total current assets                  301,000         322,079

Investment in commodity partnerships (note 2)     19,278          14,986
Property and equipment, net  (notes 3 and 4)     432,221         419,803
                                               ---------        --------
           Total assets                         $752,499         756,868
                                               =========       =========

                    Liabilities and Stockholder's Equity
                   -------------------------------------------

Current liabilities:
     Accounts payable and accrued expenses          $  6,091         6,279
     Current installments of long-term debt (note 4)  50,769        40,063
     Due to affiliate                                  4,475         4,475
                                                   ----------     ----------
           Total current liabilities                  61,335        50,817

Long-term debt, excluding current
     installments (note 4)                           150,028       157,892
                                                  ----------      ----------
           Total liabilities                         211,363       208,709
                                                  ----------      ----------

Stockholder's equity:
     Common stock, $1 par value, 100,000 shares
         authorized, 1,033 shares issued and
         outstanding                                   1,033          1,033
     Additional paid-in capital                    1,227,041      1,227,041
     Accumulated deficit                            (686,938)      (679,915)
                                                -------------     -----------
     Total stockholder's equity                      541,136        548,159
                                                -------------     -----------

     Total liabilities and stockholder's equity    $ 752,499        756,868
                                                 =============    ==========


See accompanying notes to balance sheets.

                  RANDELL COMMODITY CORPORATION
            (wholly-owned subsidiary of Randell Corporation)

                       Notes to Balance Sheets

                     December 31, 1996 and 1995



(1)       Summary of Significant Policies
          --------------------------------

          Randell Commodity Corporation (the Company) is a wholly-owned subsidiary of Randell Corporation. The Company is a registered commodity trading adviser and commodity pool operator. The Company also owns and operates a ranch located in Mississippi.

          The following sets forth the Company's significant accounting policies.

          Commodity Futures Trading Account
          ----------------------------------------------

          The Company's commodities futures trading account is reported at fair value. These funds are invested in a customer's segregated account under the Commodities Exchange Act.

          Investment in Partnerships
          -------------------------------

          During 1996, the Company was the general partner in two commodity partnerships. The Company accounts for its interest in these partnerships using the equity method of accounting. In addition to serving as general partner, the Company receives management fees from these partnerships.

          Property and Equipment
          ------------------------------

          Property and equipment are recorded at cost and depreciated over their estimated lives using straight-line and accelerated methods.

          Income Taxes
          ------------------

          Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing
assets and liabilities and their respective tax bases.   Deferred
tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


                                        (Continued)

                               RANDELL COMMODITY CORPORATION
                    (A wholly-owned subsidiary of Randell
Corporation)

                                   Notes to Balance Sheets

          Management Estimates
          ---------------------

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


(2)       Investment in Commodity Partnerships
          -------------------------------------

          The following is a summary of the Company's investment in commodity partnerships:

                                            1996            1995
                                           ------          -------
      The Pyramid Fund, L.P.             $  5,144          5,051
      RanDelta Capital Partners, L.P.      14,134          9,935
                                        -----------       --------
                                         $ 19,278         14,986
                                        ==========        =========


The following summarizes the aggregate assets and liabilities of the partnerships for which the Company serves as a general partner at December 31, 1996 and 1995:


                                       1996            1995
                                       -------        -------
          Assets                     $6,594,240      4,690,108
          Liabilities                   148,480        217,950
                                    -----------      ----------
                                     $6,445,760      4,472,158
                                     ==========      ==========

As a general partner, the Company is contingently liable for liabilities of the partnerships.


                                        (Continued)

                                             3
                             RANDELL COMMODITY CORPORATION
                 (A wholly-owned subsidiary of Randell
                       Corporation)

                                Notes to Balance Sheets


(3)       Property and Equipment
          -----------------------

          The following is a summary of property and equipment at December 31, 1996 and 1995:


                                            1996               1995
                                           -------           --------
          Farmland                        $ 351,972           351,972
          Farm buildings and improvements    88,577            88,577
          Farm machinery and equipment      102,553           101,819
          Trucks and autos                   53,182            53,182
          Computer and office equipment      54,019            54,019
                                           ----------       ----------
                                            650,303            49,569

          Less accumulated depreciation     218,082           229,766
                                        ------------       -----------
                                         $  432,221           419,803
                                        ============       ===========

(4)       Long-term Debt
          --------------------

          The following is a summary of long-term debt at December 31, 1996 and 1995:

                                                         1996          1995
                                                        -------        -----
Mortgage note payable in monthly installments of
      $3,425, including interest at 9%, with a maturity
      date of October 2000, secured by real property    $132,681      160,468
9.75% note payable due in monthly installments of
       $714 through August 1999, secured by an
       automobile                                         17,258       24,313
8.25% note payable due in monthly installments of
       $555 through February 1998, secured by an
       automobile                                          6,880       13,174
10.49% note payable due in monthly installments of
       $11,444 through March 2001, secured by farm
       equipment                                          43,978          --
                                                         -------     -------
                                                         200,797      197,955
Less current installments                                 50,769       40,063

                                                        ---------     -------
                                                        $ 150,028     157,892
                                                         ========    ========

                                     (Continued)

                               RANDELL COMMODITY CORPORATION
                    (A wholly-owned subsidiary of Randell
                              Corporation)

                               Notes to Balance Sheets

          Maturities of long-term debt at December 31,1996 are as follows:


               1997                 $  50,769
               1998                    49,925
               1999                    47,669
               2000                    42,068
               2001                    10,366
                                    ---------
                                   $  200,797
                                   ==========


(5)       Income Taxes
          ------------------

          At December 31, 1996 and 1995, there were no tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities.

          The Company files a consolidated federal income tax return with its sole shareholder, Randell Corporation. At December 31, 1995, Randell Corporation, had available net operating losses of $144,195 available to offset future federal taxable income as follows:

          Year of expiration          Amount
          ----------------------     ---------
                2007                    $ 53,993
                2009                      90,202
                                         -------
                                        $144,195
                                        ========


(6)       Off-Balance-Sheet Risk
          ----------------------

          In the normal course of business, the Company enters into transactions in financial instruments with off-balance-sheet risk. These financial instruments include financial futures contracts and option contracts. Futures contracts provide for the delayed delivery of commodities, which the seller agrees to make delivery at a specified future date, at a specified price. Futures contracts and options on such contracts are held for trading and arbitrage purposes. The notional value of these contracts reflects the extent of involvement the Company has in particular types of contracts. Risk arises from the potential inability of counterparties to meet the terms of their contracts and from movements in commodities' values. At December 31, 1996, the underlying notional value of open contract commitments were long $129,950 and short ($131,100).

                                 (Continued)

                         RANDELL COMMODITY CORPORATION
              (A wholly-owned subsidiary of Randell Corporation)

                          Notes to Balance Sheets


          The Company trades in a variety of futures and options financial instruments, and all open positions are reported at market. The average market value of commodity financial instruments, and the year-end market value of open commodities are as follows:


                           Average market value     Market Value
                            of open positions     of open positions
                               during 1996       at December 31, 1996
                         ----------------------  -----------------------
 Assets (Long Positions)        $  1,768              3,300
 Liabilities  (Short Positions)     (606)            (2,400)


(7)       Related Party Transactions
          ---------------------------------

          At December 31, 1996 and 1995, the Company was due approximately $100,000 and $103,000, respectively, from Randell Corporation. At December 31, 1996 and 1995, the Company, as general partner of Ceres Fund L.P. (the Fund), was due approximately $31,000 and $59,000, respectively, from the Fund.

                             RANDELTA CAPITAL PARTNERS, L.P.

                                       Balance Sheets

                               December 31, 1996 and 1995

                         (With Independent Auditors' Report
                                 Thereon)

                                 Independent Auditors' Report
                                -------------------------------


The Partners
RanDelta Capital Partners, L.P.:


We have audited the accompanying balance sheets of RanDelta
Capital Partners, L.P. as of December 31, 1996 and 1995. These balance sheets are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these balance sheets based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audits of the balance sheets provide a reasonable basis for our opinion.

In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of RanDelta Capital Partners, L.P. as of December 31, 1996 and 1995, in conformity with generally accepted accounting principles.

                                       /s/ KPMG Peat Marwick LLP


March 21, 1997

                               RANDELTA CAPITAL PARTNERS, L.P.

                                         Balance Sheets

                                  December 31, 1996 and 1995




                                 Assets          1996       1995
                                 ------         -------    -------
Current assets:
     Cash                                      $  2,157      6,580
     Fees receivable                             16,425     48,980
     Due from affiliates                         33,975     21,475
                                                --------   -------
          Total current assets                   52,557     77,035

Investment in partnership (note 3)              417,731    187,832
                                                -------   --------
                                               $470,288    264,867
                                               =========  ========

   Liabilities and Partners' Equity
   ------------------------------------

Liabilities - distributions payable           $  16,260         --
                                              ----------  ---------

Partners' equity:
     General partners                        $   14,134       9,935
     Limited partners (note 2)                1,189,894   1,004,932
                                             ------------ ----------
                                             $1,204,028   1,014,867
     Less: note receivable (note 2)            (750,000)   (750,000)

                                             ------------ ----------
Total partners' equity                          454,028     264,867

                                             ------------ ----------
Total liabilities and partners' equity         $  470,288    264,867
                                             ============ ==========

See accompanying notes to balance sheets.

                             RANDELL COMMODITY CORPORATION
                     (A wholly-owned subsidiary of Randell
                                  Corporation)

                                Notes to Balance Sheets

                              December 31, 1996 and 1995


(1)       Summary of Significant Accounting Policies
          ----------------------------------------------------

          Organization
          ------------

          RanDelta Capital Partners, L.P. (RanDelta) is a Tennessee limited partnership organized on September 19, 1990. Randell Commodity Corporation is the general partner of RanDelta. The partnership agreement requires that the net income of the partnership be allocated on a pro rata basis to the limited and general partners based on their capital contributions.

          RanDelta was formed to serve as the financial general partner of CERES Fund, L.P. (CERES), a limited partnership involved in speculative commodities and futures trading, which commenced operations on December 1, 1991.

          Income Taxes
          -----------------

          No provision for income taxes has been made in the accompanying balance sheets since, as a partnership, income and losses for tax purposes are allocated to the partners for inclusion in their respective tax returns.

          Management Estimates
          ---------------------------

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Reclassification
          -------------------

          Certain 1995 amounts have been reclassified to conform to 1996 presentation.
                                (Continued)

                         RANDELL COMMODITY CORPORATION
              (A wholly-owned subsidiary of Randell Corporation)

                           Notes to Balance Sheets

(2)       Note Receivable
          ---------------

          On November 13, 1990, RanDelta entered into an agreement with a limited partner whereby the limited partner exchanged, at par, an undivided 68.1818% interest in a third party note receivable for a limited partnership interest in RanDelta. RanDelta and the limited partner are to share in principal payments on the loan on the basis of their respective interests. The note is payable on demand, bears interest at the prime rate, and is unsecured. RanDelta is not entitled to any portion of interest due under the note. The borrower is a related party to the limited partner. RanDelta's interest in the note receivable is presented in the accompanying balance sheet as a contra to partners' equity. For purposes of determining net worth for other purposes, the note receivable is included in partners' equity.

(3)       Investment in Partnership
          -----------------------------

          RanDelta accounts for its interest in CERES using the equity method of accounting. In addition to serving as general partner, RanDelta receives incentive fees from CERES. Fees receivable from CERES at December 31, 1996 and 1995 totaled $16,425 and $48,980, respectively.

          Aggregate assets and liabilities for CERES were $4,895,087 and $117,998, respectively, at December 31, 1996 and
$3,205,072 and $207,452, respectively, at December 31, 1995.

                           PART II
              INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.  Exhibits and Financial Statement Schedules.

(a)  Exhibits

          (1)      Form of Selling Agreement Among the
                   Partnership, Refco, Inc. and Selling
                   Agents is incorporated by reference
                   to Exhibit (1)to the Post-Effective
                   Amendment No. 4 to the Registration
                   Statement of the Partnership dated
                   June 30, 1994 (SEC File No. 33-37802.)

         (2)(b)    Agreement of Limited Partnership of the
                   Partnership is incorporated by reference to Exhibit (2)(b) to the Post-Effective
                   Amendment No. 1 to the Registration
                   Statement of the Partnership dated April
                   26, 1991 (SEC File No. 33-37802)

         (5)       Opinion of Waring Cox is incorporated
                   by reference to Exhibit 5 to the Post-
                   Effective Amendment No. 1 to the Registration
                   Statement of the Partnership dated April
                   26, 1991 (SEC File No. 33-37802.)

         (10)(a) Amendment No. 1 to the Management Agreement among the Partnership, Randell Commodity Corporation and Delta International, Inc. is incorporated by reference to Exhibit 10(a) to the Post-Effective Amendment No. 4 to the Registration Statement of the Partnership dated June 15, 1994 (SEC File No.
                   33-37802)

         (23)(a)   Consent of accountants for the Partnership.

         (23)(c)   Consent of Waring Cox (See Exhibit 5).


     (b)       Financial Statement Schedules




SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post Effective
Amendment No. 6 of the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee on August 26, 1997.

CERES FUND, L.P.


By:       RANDELL COMMODITY CORPORATION,
          Managing General Partner



By:       /s/ Frank L. Watson, Jr.
          -----------------------------
          Frank L. Watson, Jr., Chairman
          and Sole Director